As filed with the Securities and Exchange Commission on March 7, 2007
Registration No. 333-140044

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Integra Bank Corporation
(Exact name of registrant as specified in its charter)

Indiana	6711	35-1632155
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Telephone: (812) 464-9677
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Martin M. Zorn
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Telephone: (812) 461-5794
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Worrell, Esq.	John E. Freechack, Esq.
Baker & Daniels LLP	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
600 East 96th Street, Suite 600	333 West Wacker Drive, Suite 2700
Indianapolis, Indiana 46204	Chicago, Illinois 60606
(317) 569-9600	(312) 984-3100

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this registration statement and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list of the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

This Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prairie Financial Corporation
7661 S. Harlem Avenue
Bridgeview, Illinois 60455
(708) 599-0100

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Prairie Financial Corporation, to be held on April 6, 2007, at 9:00 a.m. local time, at the address set forth above.

As you may know, Integra Bank Corporation and Prairie Financial Corporation have entered into an agreement and plan of merger. Under the terms of the merger agreement, Integra will acquire Prairie through the merger of Prairie with a wholly owned merger subsidiary of Integra, and Prairie Bank & Trust Company, Prairie’s banking subsidiary, will merge into Integra Bank N.A., Integra’s banking subsidiary. Upon completion of the merger, each share of Prairie common stock you own will be converted into the right to receive either (1) 5.914 shares of Integra common stock and $65.26 in cash, without interest or (2) if the merger is not treated as a taxable sale of assets by Prairie pursuant to Section 338(h)(10) of the Internal Revenue Code, 5.760 shares of Integra common stock and $63.57 in cash, without interest. In addition, if the price of Integra common stock falls below certain thresholds established in the merger agreement, Prairie may terminate the merger agreement unless Integra elects to increase the consideration it would pay for the Prairie common stock.

Integra’s common stock is traded on the Nasdaq Global Market under the symbol “IBNK.” The closing price of Integra’s common stock on March 2, 2007 was $23.75.

At the special meeting, we will ask you to (1) approve the merger agreement among Integra, Prairie and a wholly owned subsidiary of Integra and (2) approve the termination of the Stockholder Agreement, dated as of December 31, 1998, between Prairie and the Prairie stockholders effective upon completion of the merger. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of Prairie’s common stock outstanding and entitled to vote at the special meeting. The termination of the stockholders agreement requires the affirmative vote of the holders of at least 75% of the Prairie’s common stock outstanding.

Concurrently with the execution of the merger agreement, Integra and certain stockholders of Prairie owning in the aggregate approximately 69% of Prairie’s outstanding common stock, entered into a voting agreement pursuant to which those stockholders agreed with Integra to, among other things, vote their respective shares in favor of the approval of the merger agreement.

Prairie’s board of directors has carefully considered the terms of the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Prairie’s stockholders. Accordingly, Prairie’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote “FOR” the approval of the merger agreement and “FOR” the termination of the stockholder agreement.

Your vote is important. Failure to submit a signed proxy or to vote in person at the special meeting will have the same effect as a vote against the approval of the merger agreement and the termination of the stockholder agreement. Only holders of record of Prairie’s common stock at the close business on February 28, 2007 will be entitled to vote at the special meeting.

We urge you to read this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, carefully and in their entirety, in particular, see “Risk Factors” beginning on page 23.

Bradley M. Stevens

Chairman, President and Chief
Executive Officer
Prairie Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated March 8, 2007, and is first being mailed to Prairie stockholders on or about March 8, 2007.

References to Additional Information

This proxy statement/prospectus incorporates by reference important business and financial information about Integra from documents filed with the SEC, which are available without charge from the SEC’s website at www.sec.gov. See “Additional Information” on page 91. Copies of these documents related to Integra may be obtained without charge from Integra on the Internet at http://www.integrabank.com, or by contacting Integra at (812) 461-5794 or by e-mail to: mzorn@integrabank.com. If you wish to obtain any of these documents from Integra, you should, to ensure timely delivery, make your request no later than March 30, 2007.

Prairie Financial Corporation
7661 S. Harlem Avenue
Bridgeview, Illinois 60455

Notice of Special Meeting of Stockholders

To Stockholders of
Prairie Financial Corporation:

A special meeting of stockholders of Prairie Financial Corporation will be held at the address set forth above on April 6, 2007 at 9:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 5, 2006, as amended, among Integra Bank Corporation, Prairie Financial Corporation and PFC Merger Corp., a wholly owned subsidiary of Integra, pursuant to which PFC Merger Corp. and Prairie will merge, as described in the attached proxy statement/prospectus;

2. To consider and vote upon a proposal to terminate the Stockholder Agreement, dated as of December 31, 1998, among Prairie Financial Corporation and the Prairie stockholders party thereto; and

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof, including a motion to adjourn the special meeting to another time or place, if necessary, for the purpose of soliciting additional proxies.

We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

Only holders of record of our common stock at the close of business on February 28, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

This proxy statement/prospectus describes the proposed merger, the termination of the stockholder agreement and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Under Delaware law, if you do not vote in favor of the approval of the merger agreement, you will have the right to seek appraisal of the fair value of your Prairie common stock if the merger is completed, but only if you comply with the Delaware law procedures explained in this proxy statement/prospectus. See “The Merger — Appraisal Rights” on page 62.

Prairie’s board of directors has carefully considered the terms of the merger agreement and the merger and has determined that the merger is advisable and in the best interests of stockholders. Accordingly, Prairie’s board of directors unanimously recommends that Prairie stockholders vote “FOR” the approval of the merger agreement and “FOR” the termination of the stockholder agreement.

We cannot complete the merger unless the merger agreement is approved by our stockholders, and our stockholders agree to terminate the stockholder agreement. Approval of the merger agreement requires the affirmative vote of holders of at least a majority of our common stock outstanding and entitled to vote at the special meeting. The termination of the stockholder agreement requires the affirmative vote of at least 75% of our common stock outstanding.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement/prospectus. If you attend the special meeting, including any adjournments or postponements thereof, you may revoke your proxy and vote personally on the proposal to approve the merger agreement and the proposal to terminate the stockholder agreement. Your vote at the special meeting will supersede any instructions or directions you may have previously made. Executed proxies with no instructions indicated thereon will be voted “FOR” the approval of the merger agreement and “FOR” the termination of the stockholder agreement. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote “AGAINST” the approval of the merger agreement and the termination of the stockholder agreement.

Please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid return envelope. Please do not send any share certificates at this time.

By Order of the Board of Directors,

Mark Rusiewski
Secretary

i

QUESTIONS AND ANSWERS ABOUT THE MERGER,
THE STOCKHOLDER AGREEMENT AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the special meeting and the proposals you are being asked to consider and vote upon. They may not include all the information that is important to you. Integra and Prairie urge you to read carefully this entire proxy statement/prospectus, including the annexes and other documents to which we have referred you. We have included page references in certain parts of this question and answer summary to direct you to a more detailed description of each topic presented elsewhere in this proxy statement/prospectus.

General Questions

Q.	Why am I receiving this proxy statement/prospectus?

A	On October 5, 2006, Integra and Prairie entered into a merger agreement providing for the merger of a wholly owned merger subsidiary of Integra and Prairie and, in connection therewith, Prairie Bank & Trust Company, Prairie’s banking subsidiary, will merge with and into Integra Bank N.A., Integra’s banking subsidiary (which we refer to in this proxy statement/prospectus as the subsidiary merger). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. Pursuant to the terms of the merger agreement and as described in this proxy statement/prospectus, shares of Prairie common stock will be converted into the right to receive a combination of Integra common stock and cash.

Prairie stockholders must vote on proposals to approve the merger agreement and to terminate the stockholder agreement. This proxy statement/prospectus contains important information about the merger, the merger agreement and the proposal to terminate the stockholder agreement which you should read carefully. The enclosed voting materials allow you to vote your shares without attending Prairie’s special meeting in person.

Q.	Should I send in my share certificates now?

A:	No. Please do not send your stock certificates with your proxy card. You will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for the merger consideration.

Questions Regarding The Merger

Q.	Why is the Prairie board of directors recommending the approval of the merger agreement?

A.	The Prairie board of directors believes that the merger is in the best interests of Prairie and its stockholders and is unanimously recommending approval of the merger agreement. The Prairie board of directors received an opinion from Hovde Financial LLC that, as of October 5, 2006, and, based on the matters and subject to the considerations set forth in that opinion, the aggregate consideration to be received by holders of Prairie common stock as a result of the merger is fair, from a financial point of view, to those holders. See “The Merger — Opinion of Financial Advisor to the Prairie Board of Directors” on page 54.

Q.	What will I receive for my Prairie common stock after the merger?

A.	The parties expect to elect to have the merger treated as a taxable sale of assets by Prairie for federal income tax purposes under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Making that election will require, among other things, that every Prairie stockholder execute an appropriate election form prior to the completion of the merger. However, this does not mean that the approval of the merger agreement must be approved by all Prairie stockholders. As discussed below, approval of the merger agreement only requires the affirmative vote of the holders of a majority of the Prairie common stock outstanding and entitled to vote at the special meeting.

Because the tax benefits that can result from a Section 338(h)(10) election have value to Integra, the merger agreement provides for two different levels of merger consideration. If the merger is treated as a taxable sale of assets by Prairie pursuant to Section 338(h)(10) at the Internal Revenue Code, then each outstanding share of Prairie common stock will automatically be converted into the right to receive 5.914 shares of Integra common stock and $65.26 in cash, without interest. However, if the merger is not treated as a taxable sale of assets by Prairie pursuant to Section 338(h)(10) of the Internal Revenue Code, the merger consideration will be reduced, and each issued and outstanding share of Prairie common stock will be converted into the right to receive 5.760 shares of Integra common stock and $63.57 in cash, without interest.

In addition, if the price of Integra common stock falls below certain thresholds established in the merger agreement, Prairie may terminate the merger agreement unless Integra elects to increase the consideration it would pay for the Prairie common stock. Based on the $23.75 closing price of Integra common stock on March 2, 2007 (the most recent practicable date prior to the date of this proxy statement/prospectus), the value of 5.914 shares of Integra common stock was $140.46, and, assuming that the merger is treated as a taxable sale of assets, the total value of the merger consideration per share of Prairie common stock was approximately $205.72. Alternatively, the value of 5.760 shares of Integra common stock was $136.80, and, if the merger is not treated as a taxable sale of assets, the total value of the merger consideration per share of Prairie common stock was approximately $200.37. See “Description of the Merger Agreement — Consideration to be Received in the Merger” on page 71.

Fractional shares will not be issued in the merger. Instead of fractional shares, Prairie stockholders will receive cash in an amount determined as described in this proxy statement/prospectus.

Q.	Will the value of the merger consideration fluctuate?

A.	Yes. Because the number of shares of Integra common stock to be issued in the merger for each share of Prairie common stock is fixed, the value of the stock consideration will fluctuate as the price of Integra common stock changes. You should obtain current market price quotations for Integra common stock to determine the current value of the stock consideration.

Q.	What will happen to Integra’s common stock in the merger?

A.	Each outstanding share of Integra common stock will remain outstanding as a share of Integra common stock.

Q.	What vote of Prairie stockholders is required to approve the merger agreement?

A.	The affirmative vote of holders of at least a majority of the Prairie common stock outstanding and entitled to vote at the special meeting is necessary to approve the merger agreement. All of Prairie’s directors and certain other stockholders have committed to vote their shares of Prairie common stock in favor of the merger agreement. At the record date, this included 16 stockholders who beneficially owned 367,278 shares of Prairie common stock, or approximately 69% of the shares entitled to vote at the special meeting.

As explained below, even if the merger agreement is approved, the merger cannot be completed unless the holders of at least 75% of the outstanding Prairie stockholders approve the proposal to terminate the stockholder agreement.

Finally, as explained below, in order for the merger to be treated as a taxable sale of assets, every Prairie stockholder must execute an appropriate election form prior to the closing of the merger. As of the date of this proxy statement/prospectus, Prairie’s management is not aware of any Prairie stockholder who does not intend to make the Section 338(h)(10) election.

Q.	Am I entitled to appraisal rights?

A.	Yes, if you follow the procedures required by the Delaware General Corporation Laws, or the DGCL. Under Delaware law, if you own Prairie common stock and do not vote in favor of approving the merger agreement, you will have the right to seek appraisal of the fair value of your Prairie common stock under Section 262 of the DGCL if the merger is completed, but only if you submit a written demand for an appraisal before the special meeting and you comply with the Delaware law procedures explained in this proxy statement/prospectus. Except as may be required by law, we will not notify you of any deadlines, filing requirements or any other matters in connection with your right to seek appraisal.

Q.	Will the rights of Prairie stockholders change as result of the merger?

A.	Yes. Prairie stockholders will become Integra shareholders and their rights as Integra shareholders will be governed by Indiana law and Integra’s articles of incorporation and by-laws. See “Comparison of Rights of Stockholders of Integra and Prairie “beginning on page 82 for a description of those rights. For a copy of Integra’s articles of incorporation or by-laws, see “Additional Information” beginning on page 91.

v

Q.	Will Prairie stockholders be able to trade the Integra common stock that they receive in the merger?

A.	The Integra common stock issued in connection with the merger will be freely transferable, unless you are currently an affiliate of Prairie. Generally, persons who are deemed to be affiliates (generally, directors, officers and 10% or greater stockholders) of Prairie must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any Integra common stock they receive in the merger.

Q.	Where does Integra common stock trade?

A.	Integra common stock trades on the Nasdaq Global Market under the symbol “IBNK.”

Q.	Where does Prairie common stock trade?

A.	There is no established public trading market for shares of Prairie common stock. Prairie’s management is not aware of any sales of Prairie common stock during the last year.

Q.	What are the material U.S. federal income tax consequences of the merger to Prairie stockholders?

A.	Integra and Prairie expect to make an election to have the merger treated as a sale of assets pursuant to Section 338(h)(10) of the Internal Revenue Code which will require, among other things, that each Prairie stockholder execute the appropriate election form. Because it is uncertain at this time if the parties will be able to make that election, the merger agreement provides for two different levels of merger consideration, each of which has different tax consequences to Prairie stockholders, as follows:

If treated as a taxable sale: If the merger is treated as a taxable sale of Prairie’s assets, neither Prairie Bank nor Prairie will incur federal income tax on the gain recognized as a result of the deemed sale. However, because Prairie is an S corporation for federal income tax purposes, any gain recognized by Prairie as a result of the deemed sale will generally be allocated to and among Prairie’s stockholders pro rata in accordance with the number of shares of common stock owned immediately prior to the merger. Consequently, holders of Prairie common stock will be required to report their allocable share of Prairie’s gain on their federal income tax returns. The character of any such gain will ultimately depend upon how the merger consideration is allocated among Prairie’s assets for federal income tax purposes. Nevertheless, a portion of the gain allocated to Prairie’s stockholders will be treated as ordinary income and the balance of any such gain will be long-term capital gain.

In addition, a Prairie stockholder may also recognize gain or loss equal to the difference, if any, between the amount of (x) the cash (including cash received for fractional shares) and the fair market value (on the date of completion of the merger) of the shares of Integra stock received in the merger, and (y) such stockholder’s adjusted basis in the shares of Prairie common stock surrendered (as adjusted for such stockholder’s allocable share of Prairie’s taxable income or loss for the taxable period immediately prior to, and including, the merger, and distributions made to such stockholder prior to the merger).

As of the date of this proxy statement/prospectus, Prairie’s management is not aware of any Prairie stockholder who does not intend to make the Section 338(h)(10) election.

If not treated as a taxable sale: In the event the Section 338(h)(10) election is not made by Prairie and the merger is not treated as a taxable sale of assets by Prairie, it is expected that the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. In such event, upon exchanging Prairie common stock for the combination of cash and Integra common stock in the merger, you generally will recognize gain (but not loss) in an amount approximately equal to the lesser of (x) the cash you receive in the merger and (y) the excess, if any, of (i) the sum of the cash and the fair market value of the Integra common stock you receive over (ii) your tax basis in the Prairie common stock you surrender in the merger.

For a more complete discussion of the material U.S. federal income tax consequences of the merger, you should read “Material U.S. Federal Income Tax Consequences” beginning on page 67.

Tax matters can be complicated. You should consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in your particular circumstances.

Q.	When do you expect to complete the merger?

A.	If the merger agreement and the termination of the stockholder agreement are approved at the special meeting, we expect to complete the merger immediately following the special meeting. See “Description of the Merger Agreement — Closing and Effective Time of the Merger” on page 70.

Q.	Is completion of the merger subject to any conditions besides stockholder approval?

A.	The merger and the subsidiary merger have received all required regulatory approvals, however there are other customary closing conditions that must be satisfied.

Q.	Are there risks I should consider in deciding to vote to approve the merger agreement?

A.	Yes, in evaluating the merger agreement, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 23.

Questions Regarding The Stockholder Agreement

Q.	What is the stockholder agreement?

A.	The stockholder agreement is an agreement among Prairie and all of its stockholders. The stockholder agreement restricts the sale, transfer, encumbrance, pledge, assignment or other disposition of Prairie common stock. The purpose of the stockholder agreement is to prevent, among other things, transfers of Prairie common stock that would cause the termination of Prairie’s status as an “S” corporation under the Internal Revenue Code.

Q.	Why is the Prairie board of directors recommending the termination of the stockholder agreement?

A.	Because the stockholder agreement imposes restrictions on the sale, transfer, or other disposition of Prairie common stock, termination of the stockholder agreement is necessary in order to consummate the merger. Accordingly, the Prairie board of directors recommends that Prairie stockholders vote “FOR” the proposal to terminate the stockholder agreement in order to complete the merger.

Q.	What vote of Prairie stockholders is required to approve the termination of the stockholder agreement?

A.	The affirmative vote of holders of at least 75% of Prairie’s outstanding common stock is necessary to terminate the stockholder agreement.

Q:	If approved, when will the stockholder agreement be terminated?

A:	If the stockholders approve the termination of the stockholder agreement, the termination will be effective immediately prior to the effectiveness of the merger. If approved, the stockholder agreement will still restrict the sale, transfer, encumbrance, pledge assignment or other disposition of Prairie common stock from the time of the stockholder meeting to the effectiveness of the merger.

Questions Regarding Voting Procedures

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q.	What happens if I do not submit a proxy or vote in person at the special meeting?

A.	Because the required vote of Prairie stockholders to approve each proposal is based upon the number of outstanding shares of common stock rather than upon the shares actually voted, if you fail to submit a proxy or to vote in person at the special meeting, or abstain from voting, it will have the same effect as a vote “AGAINST” the proposal.

Q.	How do I vote?

A.	You may vote before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

Q.	If I am going to attend the special meeting, should I return my proxy card?

A.	Yes. Returning your signed and dated proxy card ensures that your shares will be represented and voted at the special meeting. See “Prairie Special meeting — Voting Prairie Common Stock” beginning on page 65. You can vote in person at the meeting, even if you previously submitted a proxy.

Q.	How will my proxy be voted?

A.	If you complete, sign and date your proxy card, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card but do not indicate how you want to vote at the special meeting, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the termination of the stockholder agreement. If you vote “FOR” the approval of the merger agreement at the special meeting, you will lose the appraisal right to which you would otherwise be entitled under Delaware law. See “The Merger — Appraisal Rights” beginning on page 62 and “Prairie Special Meeting — Voting Prairie Common Stock” beginning on page 65.

Q.	Can I change my vote after I mail my proxy card?

A.	Yes. If you are a record holder of Prairie common stock, you may change your vote by:

• sending a written notice to the corporate secretary of Prairie that is received prior to the special meeting and states that you revoke your proxy;

• signing and delivering a new proxy card bearing a later date; or

• attending the special meeting and voting in person although your attendance alone will not revoke your proxy.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and date your proxy card but do not indicate how you want to vote, your proxies will be counted as a vote “FOR” the proposals identified in this document and in the discretion of the persons named as proxies in any other matters properly presented at the special meeting.

Q.	Who can answer my questions about the merger, the stockholder agreement and the other matters discussed in this proxy statement/prospectus?

A.	If you have questions about the merger, the termination of the stockholder agreement, the special meeting, need assistance in voting your shares, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Prairie Financial Corporation 7661 S. Harlem Avenue Bridgeview, Illinois 60455 Attention: Secretary Telephone: (708) 599-0100

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. To fully understand the merger agreement, the proposed merger and the proposed termination of the stockholder agreement, you should read carefully this proxy statement/prospectus in its entirety, including the information set forth in the section entitled “Risk Factors” beginning on page 23 and the attached annexes. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Additional Information” beginning on page 91.

Information about the Companies (See page 30)

Integra Bank Corporation

Headquartered in Evansville, Indiana, Integra is the parent of Integra Bank N.A. With assets of $2.7 billion at December 31, 2006, Integra currently operates 74 banking centers and 128 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra was ranked in the top 40 of Indiana’s largest publicly held companies in Indiana Business Magazine in 2006. Moody’s Investors Service has assigned an investment grade rating of Baa2 for Integra Bank’s long-term deposits. Integra’s Corporate Governance Quotient (CGQ) rating as of February 1, 2007, has Integra outperforming 95.7% of the companies in the Russell 3000 Index and 96.5% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra’s address is 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868 and its telephone number is (812) 464-9677.

Prairie Financial Corporation

Prairie is a bank holding company headquartered in Bridgeview, Illinois, and conducts a full service community banking business through its subsidiary bank, Prairie Bank and Trust Company. Prairie Bank, an Illinois state bank, has its main office in Bridgeview and four additional locations in Plainfield, Mokena and Chicago, Illinois. Prairie Bank has been in existence since 1992 and utilizes a highly personalized and responsive approach to provide a broad range of banking and related services to individuals, small and medium sized businesses, professional organizations and governmental and public entities in its market area. Currently, Prairie has total assets over $500 million. Prairie’s principal executive offices are located at 7661 South Harlem Avenue, Bridgeview, Illinois 60455, and its telephone number is (708) 599-0100.

Board Recommendation (See page 53)

Prairie’s board of directors has unanimously approved the merger agreement, unanimously approved the termination of the stockholder agreement and unanimously recommends that Prairie’s stockholders vote “FOR” the approval of the merger agreement and “FOR” the termination of the stockholder agreement.

The Merger (See page 48)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement/prospectus. Therefore, the information in this proxy statement/prospectus regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

Subject to Integra’s ability to change the structure of the merger, it is expected that, at the effective time of the merger, Prairie and a wholly owned subsidiary of Integra will merge, with Prairie as the surviving entity in the merger. It is expected that immediately following completion of the merger, Prairie Bank will merge with Integra Bank.

Merger Consideration (See page 71)

The parties expect to elect to have the merger treated as a taxable sale of assets by Prairie for federal income tax purposes under Section 338(h)(10) of the Internal Revenue Code. Making that election will require, among other things, that every Prairie stockholder execute an appropriate election form prior to the completion of the merger. However, this does not mean that the approval of the merger agreement must be approved by all Prairie stockholders. As discussed later in this proxy statement/prospectus, approval of the merger agreement only requires the affirmative role of the holders of a majority of the Prairie common stock outstanding and entitled to vote at the special meeting.

Integra may recognize tax benefits if a Section 338(h)(10) election is made and such an election may cause Prairie stockholders to incur more tax liability than if such election is not made. Because of this and the uncertainty at this time if the parties will be able to make that election, the merger agreement provides for two different levels of merger consideration, as follows:

If treated as a taxable sale:  If the merger is treated as a taxable sale of assets by Prairie pursuant to Section 338(h)(10), then at the effective time of the merger, each share of Prairie common stock will be converted into the right to receive 5.914 shares of Integra common stock and $65.26 in cash, without interest.

If not treated as a taxable sale:  If at least one stockholder does not execute the proper election form then the parties can not elect to have the transaction treated as a taxable sale and, instead, it will be treated as a reorganization. In this case, the merger consideration will be reduced, and each share of Prairie common stock will be converted into the right to receive 5.760 shares of Integra common stock and $63.57 in cash, without interest.

Because the merger consideration is fixed in both instances, the value of the merger consideration will fluctuate as the price of Integra common stock changes whether or not the transaction will be treated as a taxable sale. In addition, if the price of Integra common stock falls below certain thresholds established in the merger agreement, Prairie may terminate the merger agreement unless Integra elects to increase the consideration it would pay for the Prairie common stock.

No fractional shares of Integra common stock will be issued to Prairie stockholders. Instead of fractional shares, Prairie stockholders will receive cash in an amount equal to the average of the per share closing prices of Integra common stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the closing date of the merger.

The stockholders will incur different tax consequences depending on whether or not the Section 338(h)(10) election is made. This is described more fully in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 67.

Opinion of Prairie Advisor (See page 54)

In considering the merger, Prairie’s board of directors received financial advice from Hovde Financial LLC. Hovde has provided its written opinion dated October 5, 2006 to Prairie’s board of directors that, as of that date and subject to the qualifications and limitations and based on the considerations in its opinion, the merger consideration to be received by the holders of Prairie common stock in the merger was fair, from a financial point of view, to the holders of Prairie common stock.

The full text of the written opinion of Hovde is attached as Annex C to this proxy statement/prospectus. Hovde provided its opinion for the information and assistance of Prairie’s board of directors in connection with its consideration of the merger. The Hovde opinion is not a recommendation as to how any holder of Prairie common shares should vote with respect to the merger agreement or the termination of the stockholder agreement. Under the terms of its engagement with Prairie, Hovde will be entitled to receive a transaction fee, the principal portion of which is payable upon completion of the merger.

Treatment of Options (See page 72)

Prairie has outstanding options to purchase a total of 22,959 shares of Prairie common stock. At the effective time of the merger 3,000 options will be converted into options to purchase shares of Integra common stock and 19,950 options will be converted to the right to receive cash equal to $217.53 per share, minus the exercise price of the outstanding options. The options to be converted into options to purchase Integra stock are held by a current officer of Prairie who will continue to be affiliated with Integra following the completion of the merger. The options to be cashed out are held by a current director of Prairie who will not be affiliated with Integra following the completion of the merger. The $217.64 value is different from the merger consideration which will fluctuate in value based on the value of the Integra common stock at the time the merger is consummated. It also reflects an amendment to the merger agreement approved by the parties on December 15, 2006.

Conditions to the Merger (See page 75)

A number of conditions must be satisfied before the merger will be completed. These include:

•	receipt of the required Prairie stockholder approvals;

•	the absence of any judicial or governmental prohibitions preventing the consummation of the merger;

•	approval of regulatory authorities to complete the merger and the expiration of all related statutory waiting periods;

•	accuracy of each party’s representations and warranties in the merger agreement, except as otherwise permitted by the merger agreement;

•	each party’s compliance with its covenants and agreements under the merger agreement, except generally for any noncompliance that would not result in a material adverse effect on such party; and

•	no material adverse changes with respect to the other party since December 31, 2005.

Except as provided by law, either Integra or Prairie may waive conditions for the benefit of itself and its stockholders and complete the merger even though one or more of these conditions have not been met. Integra and Prairie cannot give any assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Timing of the Merger (See page 70)

The merger is expected to be completed immediately following the special meeting, subject to the satisfaction or waiver of the closing conditions described above.

Termination of the Merger Agreement (See page 76)

The merger agreement may be terminated at any time before the completion of the merger, whether before or after Prairie stockholder approvals have been obtained:

•	by mutual written consent of Integra and Prairie;

•	by either party, if the merger has not been completed by May 15, 2007;

•	by Integra, if the stockholders of Prairie fail to approve the merger agreement at the special meeting;

•	by either party, if in certain circumstances, a condition to the merger has not been satisfied by the other party or has become impossible to satisfy;

•	by Integra, if Prairie (1) fails to call its stockholders’ meeting in accordance with the terms of the merger agreement, (2) does not publicly recommend in the proxy statement that Prairie stockholders approve and adopt the merger agreement, (3) withdraws, modifies or amends such recommendation in any manner adverse to Integra, or (4) authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in any competing transaction; or

•	by Prairie, at any time during the five day period commencing on the tenth calendar day preceding the closing date of the merger (referred to as the “determination date”), if (1) the average closing price per share of Integra common stock for the 20 trading days ending on the last trading date prior to the determination date is less than $21.243, and (2) the percentage decline in value of Integra common stock determined by dividing the average closing price per share referred to in clause (1) by $25.749, is more than 17.5% greater than the percentage decline in the weighted average of the closing sale prices (as determined in the merger agreement) of the Integra peer group identified in the merger agreement measured from October 5, 2006 to the determination date; provided, however, that Integra may prevent Prairie from terminating the merger agreement due to such decline in the price of Integra common stock by increasing the consideration it will pay for the Prairie common stock.

Effect of Termination (See page 77)

Under certain circumstances described in the merger agreement, Integra may be owed a termination fee of up to $4.8 million, plus expenses, from Prairie if the transaction is not consummated.

No Solicitation (See page 75)

Prairie has agreed not to, and will not permit any of its subsidiaries to, directly or indirectly, solicit or initiate any acquisition proposals, or participate in any discussion or negotiation regarding, or furnish to any person any information with respect to, an acquisition, unless the board of directors is required to do so in the exercise of its fiduciary duties. Prairie must promptly notify Integra if any such inquiries or proposals are received by, any such information is requested from, or any such negotiation or discussion are sought to be initiated with Prairie or any of its subsidiaries.

Regulatory Approvals (See page 62)

Integra has filed an application with the Office of the Comptroller, or the OCC, to obtain approval for the subsidiary merger. It has also notified the Board of Governors of the Federal Reserve System, which we refer to herein as the Federal Reserve Board, and the Illinois Department of Financial and Professional Regulation of the transactions. Integra expects the subsidiary merger to be completed as promptly as practicable following the merger. Integra’s application was approved by the OCC effective February 21, 2007.

Material United States Federal Income Tax Consequences (See page 67)

Integra and Prairie expect to make an election to have the merger treated as a sale of assets for federal income tax purposes pursuant to Section 338(h)(10) of the Internal Revenue Code, which will require, among other things, that every Prairie stockholder execute the appropriate election form. Because it is uncertain at this time if the parties will be able to make that election, the merger agreement provides for two different levels of merger consideration, each of which has different tax consequences to Prairie stockholders, as follows:

If treated as a taxable sale:  If the merger is treated as a taxable sale of Prairie’s assets, neither Prairie Bank nor Prairie will incur federal income tax on the gain recognized as a result of the deemed sale. However, because Prairie is an S corporation for federal income tax purposes, any gain recognized by Prairie as a result of the deemed sale will generally be allocated to and among Prairie’s stockholders pro rata in accordance with the number of shares of common stock owned immediately prior to the merger. Consequently, holders of Prairie common stock will be required to report their allocable share of Prairie’s gain on their federal income tax returns. The character of any such gain will ultimately depend upon how the merger consideration is allocated among Prairie’s assets for federal income tax purposes. Nevertheless, a portion of the gain allocated to Prairie’s stockholders will be treated as ordinary income and the balance of any such gain will be long-term capital gain.

In addition, a Prairie stockholder may also recognize gain or loss equal to the difference, if any, between the amount of (x) the cash (including cash received for fractional shares) and the fair market value (on the date of completion of the merger) of the shares of Integra stock received in the merger, and (y) such stockholder’s adjusted basis in the shares of Prairie common stock surrendered (as adjusted for such stockholder’s allocable share of Prairie’s taxable income or loss for the taxable period immediately prior to, and including, the merger, and distributions made to such stockholder prior to the merger).

If not treated as a taxable sale:  If the Section 338(h)(10) election is not made by Prairie in connection with the merger, it is expected that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of Code. In such event, upon exchanging Prairie common stock for the combination of cash and Integra common stock in the merger, you generally will recognize gain (but not loss) in an amount approximately equal to the lesser of (x) the cash you receive in the merger and (y) the excess, if any, of (i) the sum of the cash and the fair market value of the Integra common stock you receive over (ii) your tax basis in the Prairie common stock you surrender in the merger.

Tax matters can be complicated. You should consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in your particular circumstances.

Accounting Treatment (See page 62)

The merger will be accounted for as a “purchase” for financial accounting purposes.

Interests of Prairie Directors and Officers in the Merger (See page 60)

In considering the recommendation of Prairie’s board of directors with respect to the merger, Prairie stockholders should be aware that some Prairie directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of Prairie stockholders generally. These interests include:

•	the entry into an employment agreement with Bradley Stevens, the Chief Executive Officer of Prairie, who will be appointed an Executive Vice President of Integra and President and CEO — Chicago Region of Integra Bank following the merger for a minimum of 3 years at a minimum base salary of $200,000 per year;

•	the retention of Mark Rusiewski, the Chief Financial Officer of Prairie, to serve as an officer of Integra Bank with as yet undetermined responsibilities following the merger at $126,000 per year and the entry into a change in control agreement with Mr. Rusiewski;

•	the receipt of restricted shares of Integra common stock by Bradley Stevens, Mark Rusiewski and certain other senior officers of Prairie with an aggregate fair market value of $273,125, $114,000 and $112,813, respectively (assuming a price of $23.75 per share of Integra’s common stock as of March 2, 2007, the most recent practicable date prior to the date of this proxy statement/prospectus);

•	the conversion of options held by Mark Rusiewski into an option to purchase Integra common stock on the same terms as his Prairie options and the cashing out of options held by a non-employee director for $4,040,583;

•	Integra’s agreement to appoint two directors of Prairie, Bradley Stevens and Arthur D. Pringle III, to the board of Integra and Integra Bank following the merger;

•	Integra’s agreement to provide officers and directors of Prairie with continuing indemnification rights; and

•	Integra’s agreement to provide directors’ and officers’ insurance to the officers and directors of Prairie for four years following the merger.

In addition, Mark Trevor is expected to continue his current role at Prairie Bank and serve as a senior lending officer of Integra Bank. Only Bradley Stevens will be considered an executive officer of Integra. There will be no other changes in the senior management of Integra following the merger.

Voting Agreement (See page 64)

Concurrently with the execution and delivery of the merger agreement, Integra entered into a voting agreement with certain key stockholders of Prairie, including all the directors, pursuant to which such stockholders agreed to vote the Prairie common stock they own in favor of the proposal to approve the merger agreement and not to dispose of their Prairie common stock to any person prior to the special meeting. A total of 16 of Prairie’s 68 stockholders executed the voting agreement. At the record date, these stockholders had beneficial ownership of 367,278 shares of Prairie common stock, constituting approximately 69% of the shares entitled to vote at the special meeting.

Tax Reimbursement Agreement (See page 64)

All of the Prairie directors and certain affiliated stockholders have entered into a tax reimbursement agreement with Integra. Pursuant to this agreement, these stockholders have agreed to reimburse, on an individual basis, Integra for losses incurred by Integra after the merger in the event Prairie’s status as an S corporation for federal income tax purposes is deemed to be invalid for any reason. The maximum aggregate amount for which Integra may be reimbursed from these stockholders is $3.1 million. Each of these stockholders will be obligated to reimburse Integra for the lesser of (A) the tax benefit received by the stockholder as a result of Prairie’s S corporation status being invalidated and (B) the stockholder’s pro rata portion of $3.1 million (based on the aggregate number of shares of Prairie common stock held by the stockholders party to the agreement). None of these stockholders have received or will receive any compensation for their participation in the tax reimbursement agreement.

Material Differences in Rights of Integra Shareholders and Prairie Stockholders (See page 82)

Prairie is a Delaware corporation. Integra is an Indiana corporation. Prairie stockholders will receive Integra common stock in the merger and will have different rights once they become Integra stockholders due to differences in the governing documents of Prairie and Integra and differences in the laws of Delaware and Indiana.

The Special Meeting (See page 65)

Prairie is furnishing this proxy statement/prospectus to Prairie stockholders as part of the solicitation of proxies by the Prairie board of directors for use at the special meeting.

Date, Time and Place

The special meeting of Prairie stockholders will be held at Prairie’s principal offices, 7661 S. Harlem Avenue, Bridgeview, Illinois, at 9:00 a.m., local time, on April 6, 2007.

Purpose

Prairie stockholders will be asked to consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger, dated as of October 5, 2006, as amended, among Integra, Prairie, and PFC Merger Corp., a wholly owned subsidiary of Integra and (ii) a proposal to terminate the Stockholder Agreement, dated December 31, 1998, among Prairie and its stockholders.

Record Date; Stockholders Entitled to Vote

Record holders of Prairie common stock are entitled to vote at the special meeting if the holder owned Prairie common stock as of the close of business on February 28, 2007, the record date for the special meeting. A record holder will have one vote on each matter submitted to a vote at the special meeting for each Prairie common stock that was owned as of the close of business on the record date.

All of Prairie’s directors and certain affiliated stockholders have committed to vote their shares of Prairie common stock in favor of the merger agreement. At the record date, these 16 stockholders beneficially owned 367,278 shares of Prairie common stock, constituting approximately 69% of the shares entitled to vote at the special meeting.

Voting and Revocability of Proxies

You should complete, date and sign the accompanying proxy card and promptly return it in the enclosed postage-paid return envelope. All properly executed proxies that Prairie receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy card returned to Prairie, the underlying shares will be voted “FOR” the approval of the merger agreement and “FOR” the termination of the stockholder agreement.

Prairie does not expect any other business to come before the special meeting. If other business properly comes before the special meeting or any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger agreement or to terminate the stockholder agreement, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the Prairie common stock represented by the card in their discretion.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Prairie’s Corporate Secretary a signed notice of revocation or a later-dated, signed proxy. In addition, you may revoke your proxy by delivering to the chairman of the special meeting, on the day of the special meeting, a signed notice of revocation or a later-dated, signed proxy. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Quorum

A quorum must be present to transact business at the special meeting. A quorum will be present at the special meeting if a majority of all the shares of Prairie common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The approval of the merger agreement requires the affirmative vote of holders of at least a majority of Prairie common stock outstanding and entitled to vote at the special meeting. The termination of the stockholder agreement requires the affirmative vote of the holders of at least 75% of Prairie common stock outstanding. The merger cannot be completed unless both the merger agreement is approved and the stockholder agreement is terminated. Prairie encourages you to vote on the approval of the merger agreement and the termination of the stockholder agreement by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid return envelope.

Effect of Abstentions

Abstentions will be counted in determining whether a quorum is present at the special meeting. Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the proposal to terminate the stockholder agreement. It is very important that all Prairie stockholders vote their shares, so please promptly complete and return the enclosed proxy card.

Solicitation of Proxies and Expenses

Prairie will bear the cost and expense associated with the solicitation of proxies from Prairie stockholders. In addition to solicitation by mail, Prairie directors, officers and employees may solicit proxies from Prairie stockholders by telephone, internet, facsimile, or other electronic means or in person.

Exchange of Stock Certificates

On or shortly after the effective date of the merger, Prairie stockholders will receive a letter and instructions on how to surrender their stock certificates representing Prairie common stock in exchange for stock certificates of Integra and cash. You must carefully review and complete these materials and return them as instructed along with your Prairie common stock certificates. STOCKHOLDERS SHOULD NOT SEND SHARE CERTIFICATES WITH THEIR PROXIES.

Appraisal Rights

Prairie stockholders may seek appraisal of their shares of Prairie common stock by complying with the requirements of the DGCL and receive cash in the amount of the fair value of their shares instead of the merger consideration.

A copy of the relevant portions of the DGCL pertaining to appraisal rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult your legal counsel if you intend to exercise these rights.

Ownership After the Merger

Based on the exchange ratio set forth in the merger agreement and assuming that a valid 338(h)(10) election is made, upon completion of the merger, Integra will issue 3,149,187 shares of its common stock to Prairie stockholders. Based on these numbers, after the merger, former Prairie stockholders would own approximately 15%, of the outstanding shares of common stock of Integra. In addition, two current directors of Prairie will be named to Integra’s board of directors following the merger.

MARKET PRICE AND DIVIDEND INFORMATION

Integra common stock is listed for trading on the Nasdaq Global Market under the symbol “IBNK.” The following table sets forth, for the periods indicated, dividends and the high and low sales prices per Integra common share. For current price information for Integra common stock, you should consult publicly available sources.

	High	Low	Dividend

For the years ended:
2007
First Quarter (through March 2, 2007)	$27.88	$22.51	$—
2006
First Quarter	$22.86	$19.81	$0.160
Second Quarter	23.10	20.80	0.170
Third Quarter	26.50	21.10	0.170
Fourth Quarter	28.30	24.75	0.170
2005
First Quarter	$23.46	$20.42	$0.160
Second Quarter	23.15	19.77	0.160
Third Quarter	23.60	20.70	0.160
Fourth Quarter	22.48	19.47	0.160
2004
First Quarter	$24.40	$21.43	$0.235
Second Quarter	24.50	19.70	0.160
Third Quarter	22.72	19.25	0.160
Fourth Quarter	23.97	21.49	0.160

There is no established public trading market for shares of Prairie common stock and Prairie’s management is not aware of any sales of Prairie common stock during the last year. As of the record date, there were 68 stockholders of Prairie. The following table sets forth for the periods indicated, dividends per share of Prairie common stock. Dividends paid by Prairie include amounts representing an estimated liability for taxes as a result of Prairie’s status as an S corporation.

Dividend

For the years ended:
2007
First Quarter (through March 2, 2007)	$—
2006
First Quarter	$—
Second Quarter	4.13
Third Quarter	2.00
Fourth Quarter	1.67
2005
First Quarter	$—
Second Quarter	3.25
Third Quarter	1.86
Fourth Quarter	2.04
2004
First Quarter	$—
Second Quarter	1.02
Third Quarter	0.84
Fourth Quarter	1.25

Both Integra and Prairie depend on dividends from their banking subsidiaries to pay dividends to their stockholders. The ability of the banking subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

COMPARATIVE PER SHARE DATA

The following table presents selected comparative per share data for Integra common stock and Prairie common stock on a historical and pro forma combined basis, and selected comparative per share data for Prairie on a historical and equivalent pro forma combined basis. The pro forma combined per share data for Integra and the equivalent pro forma combined per share data for Prairie are stated giving effect to the merger using a conversion ratio of 5.914 shares of Integra common stock for each share of Prairie common stock and the purchase method of accounting. You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and Integra’s historical financial statements and related notes that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2006	2005
	(Unaudited)

Integra Historical:
Net income per share — basic	$1.27	$1.57
Net income per share — diluted	1.26	1.56
Cash dividends declared per share	0.50	0.64
Book value per share (at period end)	13.48	12.60
Integra Pro Forma Combined(1)
Net income per share — basic	$1.24	$1.46
Net income per share — diluted	1.23	1.46
Cash dividends declared per share	0.50	0.64
Book value per share (at period end)	15.40	14.68
Prairie Historical:
Net income per share — basic	$15.61	$16.11
Net income per share — diluted	15.08	15.65
Cash dividends declared per share	6.13	7.15
Book value per share (at period end)	76.48	66.45
Prairie Equivalent Pro Forma Combined(1)(2)
Net income per share — basic	$7.33	$8.63
Net income per share — diluted	7.27	8.63
Cash dividends declared per share	2.96	3.78
Book value per share (at period end)	91.08	86.82

(1)	Assumes that a valid 338(h)(10) election is made and that each share of Prairie common stock is converted into the right to receive 5.914 shares of Integra common stock and $65.26 in cash, and an Integra common stock price of $26.18 (the closing price of Integra’s common stock on October 4, 2006). Pro forma amounts are unaudited.

(2)	Prairie equivalent pro-forma combined amounts are computed using a conversion ratio of 5.914 shares of Integra common stock for each share of Prairie common stock.

The following table sets forth the last sales prices as reported by the Nasdaq Global Market for Integra common stock on the dates indicated, and the equivalent per share value of Prairie common stock, giving effect to the merger, as of the same dates:

		Historical Price
	Closing Price Integra	Prairie Common		Prairie Equivalent
	Common Stock	Stock		per Share Value

October 4, 2006(1)	$26.18		(2)	$220.09	(3)
March 2, 2007	$23.75		(2)	$205.72

(1)	Trading date immediately preceding the date of public announcement of the proposed merger.

(2)	There is no established trading market for the shares of Prairie; as a result there is no readily obtainable market price for the shares of Prairie.

(3)	Assuming that a valid 338(h)(10) election is made and each share of Prairie common stock is converted into the right to receive 5.914 shares of Integra common stock and $65.26 in cash. In the event that a valid 338(h)(10) election is not made and the Prairie common stock is converted into the right to receive 5.760 shares of Integra common stock and $63.57 in cash, the Prairie equivalent per share value as of October 4, 2006 and March 2, 2007 would be $214.37 and 200.37, respectively. Because the merger consideration is fixed, the value of the merger consideration will fluctuate as the price of Integra’s common stock changes. You should obtain current price information for Integra common stock prior to making any decision with respect to the merger.

SELECTED HISTORICAL FINANCIAL DATA

Selected Consolidated Historical Financial Data of Integra

The following is Integra’s selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2005 and as of and for the nine-month periods ended September 30, 2006 and 2005. The information with respect to the years ended December 31, 2001 through December 31, 2005 is derived from the audited historical financial statements of Integra contained in its Annual Reports on Form 10-K for the years then ended. The information with respect to the nine-month periods ended September 30, 2006 and 2005 is derived from the unaudited financial statements of Integra contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2006. In Integra’s opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results as of and for the nine-month periods, have been included. This summary should be read in conjunction with the consolidated financial statements and the accompanying notes and management’s discussion and analysis of financial condition and results of operations incorporated by reference into this proxy statement/prospectus from Integra’s Annual Report on Form 10-K for the year ended December 31, 2005, and Integra’s Quarterly Report on Form 10-Q for the period ended September 30, 2006. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire year ended December 31, 2006.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		(In thousands, except for per share data and ratios)

Net interest income	$61,678	$62,185	$82,621	$84,467	$72,242	$73,845	$82,080
Provision for loan losses	2,203	5,249	5,764	1,305	4,945	3,143	31,077
Non-interest income	26,384	27,600	35,878	33,607	32,793	36,281	33,202
Non-interest expense	57,017	58,828	77,557	138,180	82,267	82,877	78,303

Income (loss) before income taxes and cumulative effect of accounting change	28,842	25,708	35,178	(21,411)	17,823	24,106	5,902
Income taxes (benefit)	6,695	5,263	7,879	(14,791)	58	3,778	(1,629)

Income (loss) before cumulative effect of accounting change	22,147	20,445	27,299	(6,620)	17,765	20,328	7,531
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	(273)

Net Income (loss)	$22,147	$20,445	$27,299	$(6,620)	$17,765	$20,328	$7,258

PER COMMON SHARE
Net income (loss):
Basic	$1.27	$1.18	$1.57	$(0.38)	$1.03	$1.18	$0.42
Diluted	1.26	1.17	1.56	(0.38)	1.03	1.18	0.42
Cash dividends declared	0.50	0.48	0.64	0.72	0.94	0.94	0.94
Book value	13.48	12.55	12.60	12.05	13.46	13.45	12.79
Weighted average shares:
Basic	17,496	17,369	17,382	17,318	17,285	17,276	17,200
Diluted	17,644	17,460	17,468	17,318	17,300	17,283	17,221

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		(In thousands, except for per share data and ratios)

AT PERIOD-END
Total assets	$2,711,306	$2,744,858	$2,708,142	$2,757,165	$2,958,294	$2,857,738	$3,035,890
Securities	636,437	729,865	681,030	801,059	974,111	949,500	975,799
Loans, net of unearned income	1,799,015	1,716,239	1,750,192	1,665,324	1,699,688	1,606,155	1,599,732
Deposits	1,991,865	1,823,891	1,808,503	1,896,541	1,812,630	1,781,948	1,928,412
Shareholders’ equity	238,708	219,158	220,098	209,291	232,992	232,600	221,097
Shares outstanding	17,704	17,461	17,465	17,375	17,311	17,291	17,284
AVERAGE BALANCES
Total assets	$2,722,937	$2,753,109	$2,746,425	$2,758,924	$2,949,016	$2,906,846	$3,266,322
Securities, at amortized cost	654,517	774,034	757,694	810,716	967,327	934,586	923,213
Loans, net of unearned income	1,774,591	1,676,732	1,688,547	1,644,471	1,670,938	1,596,462	1,747,882
Interest-bearing deposits	1,713,661	1,626,443	1,618,027	1,613,000	1,606,116	1,614,167	1,894,300
Shareholders’ equity	225,896	215,167	216,278	210,280	234,948	230,298	241,252
FINANCIAL RATIOS
Return on average assets	1.09%	0.99%	0.99%	(0.24)%	0.60%	0.70%	0.22%
Return on average equity	13.11	12.70	12.62	(3.15)	7.56	8.83	3.01
Net interest margin	3.39	3.43	3.44	3.52	2.87	2.96	2.85
Cash dividends payout	38.71	40.84	40.82	N/M *	91.26	79.66	223.81
Average shareholders’ equity to average assets	8.30	7.82	7.87	7.62	7.97	7.92	7.39

*	Number is not meaningful.

Selected Consolidated Historical Financial Data of Prairie

The following is Prairie’s selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2005 and as of and for the nine-month periods ended September 30, 2006 and 2005. The information with respect to the years ended December 31, 2005 and 2004 is derived from the audited historical financial statements of Prairie provided in this proxy statement/prospectus. The information with respect to the nine-month periods ended September 30, 2006 and 2005 is derived from the unaudited financial statements of Prairie provided in this proxy statement/prospectus. In Prairie’s opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results as of and for the nine-month periods, have been included. This summary should be read in conjunction with the consolidated financial statements and the accompanying notes and management’s discussion and analysis of financial condition and results of operations included elsewhere in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire year ended December 31, 2006.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		(In thousands, except for per share data and ratios)

Net interest income	$17,415	$14,230	$19,582	$14,920	$11,834	$9,459	$7,557
Provision for loan losses	1,180	1,054	1,679	955	1,205	1,197	690
Non-interest income	1,717	1,332	1,722	2,191	2,382	2,315	1,707
Non-interest expense	9,507	8,083	10,921	9,133	8,168	6,955	5,957

Income before income taxes	8,445	6,425	8,704	7,023	4,843	3,622	2,617
Income taxes	131	93	132	122	43	64	48

Net income	$8,314	$6,332	$8,572	$6,901	$4,800	$3,558	$2,569

PER COMMON SHARE
Net income
Basic	$15.61	$11.91	$16.11	$13.94	$11.79	$8.94	$6.45
Diluted	15.08	11.56	15.65	13.48	10.08	7.53	5.46
Cash dividends declared	6.13	5.11	7.15	3.11	3.27	2.91	2.29
Book value	76.48	65.65	66.45	59.75	55.61	50.88	38.35
Weighted average shares:
Basic	532	532	532	495	407	398	398
Diluted	551	548	548	512	476	472	470
AT PERIOD-END
Total assets	$550,733	$524,350	$533,044	$437,038	$338,479	$299,305	$248,106
Securities	103,454	64,820	80,164	73,018	49,450	62,818	70,035
Loans, net of deferred loan fees	424,282	394,986	415,570	343,237	264,732	211,239	159,744
Deposits	460,147	471,763	477,865	382,463	289,087	245,775	192,453
Shareholders’ equity	40,725	34,959	35,384	31,607	22,802	20,249	15,714
Shares outstanding	532	532	532	529	410	398	398
AVERAGE BALANCES
Total assets	$562,149	$468,750	$486,050	$383,351	$323,154	$293,061	$215,781
Securities, at amortized cost	95,967	68,399	69,724	53,875	58,807	76,360	57,517
Loans, net of deferred loan fees	430,952	372,949	380,165	298,892	232,484	184,212	138,571
Interest-bearing deposits	453,555	372,554	389,684	299,365	249,057	217,328	151,792
Shareholders’ equity	37,805	33,913	34,416	29,325	21,383	18,584	15,328

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)		(In thousands, except for per share data and ratios)

FINANCIAL RATIOS
Return on average assets	1.97%	1.80%	1.76%	1.80%	1.49%	1.21%	1.19%
Return on average equity	29.32%	24.90%	24.91%	23.53%	22.45%	19.15%	16.95%
Net interest margin	4.46%	4.32%	4.29%	4.20%	4.07%	3.69%	4.05%
Cash dividends payout	39.26%	42.97%	44.42%	23.06%	27.93%	32.55%	36.41%
Average shareholders’ equity to average assets	6.73%	7.23%	7.08%	7.65%	6.62%	6.34%	7.10%
Cash dividends declared	$3,264	$2,721	$3,808	$1,592	$1,340	$1,158	$935

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Unaudited)

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Integra and Prairie and has been prepared to illustrate the effects of Integra’s acquisition of Prairie. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 and the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2006 and for the year ended December 31, 2005 give effect to this merger accounted for under the purchase method of accounting, assuming that the transaction had been consummated at the beginning of the period.

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2006 has been derived from the unaudited interim financial statements of Integra and Prairie included or incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 is based on the audited financial statements of Integra and Prairie included or incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.

The unaudited pro forma condensed combined financial statements should be considered together with the historical financial statements of Integra and Prairie, including the respective notes to those statements, included or incorporated by reference in this proxy statement/prospectus. The pro forma information is based on certain assumptions described in the accompanying Notes to the Pro Forma Condensed Combined Balance Sheet and Income Statement Information and does not necessarily indicate the combined financial position or the results of operations in the future or the combined financial position or the results of operations that would have been realized had the merger transaction been consummated during the periods or as of the date for which the pro forma information is presented.

The pro formas assume that the transaction will be treated as a taxable sale, and each shareholder will receive 5.914 shares of Integra stock and $65.26 in cash. This assumption results in a more dilutive impact and is presented below.

INTEGRA BANK CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2006

	Integra	Prairie	Adjustments		Proforma(m)
	(Unaudited — Dollars in thousands)

ASSETS
Cash and due from banks	$65,402	$6,833	$(4,000	)(a)	$68,235
Federal funds sold and other short-term investments	2,455	—	—		2,455

Total cash and cash equivalents	67,857	6,833	(4,000)		70,690
Loans held for sale (at lower of cost or market value)	1,399	—	—		1,399
Securities available for sale	636,437	103,454	—		739,891
Regulatory stock	26,620	1,621	—		28,241
Loans, net of allowance for loan losses	1,777,612	418,367	(44	)(b)	2,195,935
Premises and equipment	47,310	6,445	—	(c)	53,755
Goodwill	44,491	—	79,597	(d)	124,088
Other intangibles	7,065	—	10,311	(e)	17,376
Other assets	102,515	14,013	—		116,528

TOTAL ASSETS	$2,711,306	$550,733	$85,864		$3,347,903

LIABILITIES
Deposits:
Non-interest-bearing	$250,303	$41,084	$—		$291,387
Interest-bearing	1,741,562	419,063	(881	)(f)	2,159,744

Total deposits	1,991,865	460,147	(881)		2,451,131
Short-term borrowings	315,709	22,109	—		337,818
Long-term borrowings	142,160	20,000	39,469	(g)	201,629
Other liabilities	22,864	7,752	5,555	(h)	36,171

TOTAL LIABILITIES	2,472,598	510,008	44,143		3,026,749

SHAREHOLDERS’ EQUITY
Common stock	17,704	532	2,617	(i)	20,853
Additional paid-in capital	132,714	11,393	67,904	(j)	212,011
Retained earnings	93,980	29,213	(29,213	)(k)	93,980
Accumulated other comprehensive income (loss)	(5,690)	(413)	413	(l)	(5,690)

TOTAL SHAREHOLDERS’ EQUITY	238,708	40,725	41,721		321,154

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,711,306	$550,733	$85,864		$3,347,903

NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

a) Proceeds from additional borrowings by Integra of $39,792, cash paid to holders of Prairie common stock of $34,751, cash paid to Prairie stock option holders of $4,041, acquisition costs of $1,000 and $4,000 expected dividend paid out by Prairie prior to close.

b) Adjustment of Prairie loans held in portfolio to fair value.

c) Fair market value for building and equipment are assumed to approximate cost. Appraisals will be obtained to determine fair value adjustments, if any.

d) The purchase price allocation for the acquisition of Prairie is as follows:

Cash to holders of Prairie common stock	$34,751
Cash paid for stock options	4,041
Integra common stock to holders of Prairie common stock (assumes $26.18 price of Integra on 3,149,187 shares)	82,446
Estimated Integra investment banking and other direct acquisition expenses	1,000

Total purchase price	$122,238
Adjustments to historical book value and allocation of purchase price:
Historical book value of Prairie assets and liabilities	$40,725
Adjustments to historical book value:
Dividend paid by Prairie prior to close	(4,000)
Accrual of estimated built-in gains tax payable by Prairie	(3,000)
Accrual of estimated investment banking fees payable by Prairie	(1,530)
Accrual of estimated contract termination fee	(900)
Accrual of estimated severance expense payable by Prairie	(125)
Adjustments to adjust Prairie assets and liabilities to fair value:
Loans	(44)
Deposits	881
FHLB advances	323
Core deposit intangible	10,311

Goodwill	$79,597

If the merger is not treated as a taxable sale of assets, the total purchase price would be $119,191 (3,067,183 shares at $26.18 and cash of $33,851 plus other items noted above). With this purchase price, goodwill would be $80,565, after a $4,015 deferred tax liability applicable to the purchase accounting adjustments.

e) Core deposit intangible created by transaction, estimated at 3% of transaction accounts and time deposits of less than $100. The pro forma financial statements do not assume non-compete or other possible customer relationship intangibles. A study will be completed to refine the estimate of the core deposit intangible and to more fully analyze potential value associated with non-compete or other possible customer relationship intangibles.

f) Adjustment of Prairie fixed rate certificates of deposit to fair value.

g) Adjustment for Prairie Federal Home Loan Bank advances of $20,000 to fair market value and proceeds from additional borrowings by Integra to fund transaction costs of $39,792.

h) Estimated built-in gains tax payable by Prairie of $3,000, accrual of estimated investment banking fees of $1,530, contract termination fees of $900 and severance of $125.

i) Par value of common stock issued to Prairie stockholders of $3,149, based on conversion ratio of 5.914 shares, less Prairie common stock of $532.

j) Increase to Integra additional paid-in capital for common stock issued, based on $26.18 per share closing price of Integra on October 4, 2006, less Prairie additional paid-in capital.

k) Elimination of Prairie retained earnings.

l) Elimination of Prairie unrealized losses on securities.

m) The pro forma information does not include expenses that will be incurred after the effective date and included in net income in the next twelve months following the transaction. Those expenses include training, travel, data conversion and programming, marketing, supply, customer check and debit card and other related costs, as well as portfolio restructuring costs to improve the interest sensitivity of the combined organization. These expenses are expected to approximate between four and five cents per share of Integra common stock, on an after-tax basis.

INTEGRA BANK CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2006

	Integra	Prairie	Adjustments		Consolidation
	(Unaudited — dollars in thousands,
	except per share data)

INTEREST INCOME
Interest and fees on loans	$92,644	$29,095	$26	(a)	$121,765
Interest and dividends on securities	23,416	3,169	—		26,585
Dividends on regulatory stock	1,151	—	—		1,151
Interest on loans held for sale	109	—	—		109
Interest on federal funds sold and other short-term investments	271	480	—		751

Total interest income	117,591	32,744	26		150,361
INTEREST EXPENSE
Interest on deposits	39,283	14,356	881	(b)	54,520
Interest on short-term borrowings	9,724	348	—		10,072
Interest on long-term borrowings	6,906	625	2,077	(c)	9,608

Total interest expense	55,913	15,329	2,958		74,200
NET INTEREST INCOME	61,678	17,415	(2,932)		76,161
Provision for loan losses	2,203	1,180	—		3,383

Net interest income after provision for loan losses	59,475	16,235	(2,932)		72,778

NON-INTEREST INCOME
Service charges on deposit accounts	14,037	971	—		15,008
Other service charges and fees	3,050	101	—		3,151
Debit card income-interchange	2,347	120	—		2,467
Mortgage banking	166	—	—		166
Trust income	1,766	112	—		1,878
Net securities gains (losses)	(12)	36	—		24
Gain on mortgage loans sold	444	17	—		461
Gain on sale of other assets	87	—	—		87
Cash surrender value life insurance	1,744	275	—		2,019
Other	2,755	85	—		2,840

Total non-interest income	26,384	1,717	—		28,101
NON-INTEREST EXPENSE
Salaries and employee benefits	30,426	4,844	—		35,270
Occupancy	5,844	890	—	*	6,734
Equipment	2,599	395	—	*	2,994
Professional fees	2,291	292	—		2,583
Communication and transportation	3,715	212	—		3,927
Processing	1,564	345	—		1,909
Software	1,238	21	—		1,259
Marketing	1,559	210	—		1,769
Low income housing project losses	1,812	—	—		1,812
Amortization of intangible assets	699	—	928	(d)	1,627
Other	5,270	2,298	—		7,568

Total non-interest expense	57,017	9,507	928		67,452

Income before income taxes	28,842	8,445	(3,860)		33,427
Income tax expense	6,695	131	1,068	(f)	7,894

NET INCOME	$22,147	$8,314	$(4,928)		$25,533

Earnings per share:
Basic	$1.27	$15.61			$1.24
Diluted	1.26	15.08			1.23
Weighted average shares outstanding:
Basic	17,496	532	3,149	(g)	20,645
Diluted	17,644	551	3,149	(g)	20,793

INTEGRA BANK CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2005

	Integra	Prairie	Adjustments		Consolidation
	(Unaudited — dollars in thousands,
	except per share data)

INTEREST INCOME
Interest and fees on loans	$104,226	$29,680	$35	(a)	$133,941
Interest and dividends on securities	33,946	3,032	—		36,978
Dividends on regulatory stock	1,528	—	—		1,528
Interest on loans held for sale	355	—	—		355
Interest on federal funds sold and other short-term investments	124	505	—		629

Total interest income	140,179	33,217	35		173,431
INTEREST EXPENSE
Interest on deposits	35,024	12,789	881	(b)	48,694
Interest on short-term borrowings	10,430	117	—		10,547
Interest on long-term borrowings	12,104	729	2,776	(c)	15,609

Total interest expense	57,558	13,635	3,657		74,850
NET INTEREST INCOME	82,621	19,582	(3,622)		98,581
Provision for loan losses	5,764	1,679	—		7,443

Net interest income after provision for loan losses	76,857	17,903	(3,622)		91,138

NON-INTEREST INCOME
Service charges on deposit accounts	15,355	1,259	—		16,614
Other service charges and fees	3,412	128	—		3,540
Debit card income-interchange	2,438	143	—		2,581
Mortgage banking	550	—	—		550
Trust income	1,979	163	—		2,142
Net securities gains (losses)	(1,532)	94	—		(1,438)
Gain on mortgage loans sold	417	54	—		471
Gain on sale of other assets	6,786	—	—		6,786
Cash surrender value life insurance	2,348	336	—		2,684
Other	4,125	(455)	—		3,670

Total non-interest income	35,878	1,722	—		37,600
NON-INTEREST EXPENSE
Salaries and employee benefits	39,870	5,778	—		45,648
Occupancy	7,606	1,144	—	*	8,750
Equipment	3,584	534	—	*	4,118
Professional fees	4,586	497	—		5,083
Communication and transportation	4,742	285	—		5,027
Processing	2,616	476	—		3,092
Software	1,609	63	—		1,672
Marketing	2,075	160	—		2,235
Low income housing project losses	2,210	—	—		2,210
Amortization of intangible assets	933	—	1,237	(d)	2,170
Other	7,726	1,984	—		9,710

Total non-interest expense	77,557	10,921	1,237		89,715

Income before income taxes	35,178	8,704	(4,859)		39,023
Income tax expense	7,879	132	965	(e)	8,976

NET INCOME	$27,299	$8,572	$(5,824)		$30,047

Earnings per share:
Basic	$1.57	$16.11			$1.46
Diluted	1.56	$15.65			1.46
Weighted average shares outstanding:
Basic	17,382	532	3,149	(g)	20,531
Diluted	17,468	548	3,149	(g)	20,617

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For purposes of determining the pro forma effect of the merger on the statement of income, the following pro forma adjustments have been made as if the acquisition occurred at the beginning of the period:

(a) Amortization of the $(44) fair value adjustment for loans over 15 months on a straight-line basis.

(b) Amortization of the $881 fair value adjustment for deposits over 7 months on a straight-line basis.

(c) Amortization of $323 fair value adjustment for Federal Home Loan Bank advances over 39 months on a straight-line basis. Interest expense on estimated $20,000 trust preferred securities issued by Integra at 7.02%, and on $19,792 of other borrowings by Integra at 6.245%

(d) Core deposit intangible amortization estimated at 3% of core deposits amortized over 10 years using a method that approximates the level-yield method. Year 1 amortization of $1,237, Year 2 is $1,186, Year 3 is $1,134, Year 4 is $1,083 and Year 5 is $1,031. Adjustment for income statement for nine months ended September 30, 2006 reflects the income statement impact for nine months.

(e) Tax effect of: (1) pro forma adjustments totaling $(4,859) estimated at the federal rate of 35% (tax benefit of $1,701), plus (2) estimated C-corp adjusted federal income tax on Prairie earnings calculated as net income before income taxes of $8,704 less securities income exempt from federal tax of $750 and cash surrender value of life insurance of $336, or $7,618 estimated at the federal rate of 35% (tax expense of $2,666).

(f) Tax effect of: (1) pro forma adjustments totaling $(3,860) estimated at the federal rate of 35% (tax benefit of $1,351), plus (2) estimated C-corp adjusted federal income tax on Prairie earnings calculated as net income before income taxes of $8,445 less securities income exempt from federal tax of $1,259 and cash surrender value of life insurance of $275, or $6,911, estimated at the federal rate of 35% (tax expense of $2,419).

(g) Assumes 532,497 shares of Prairie convert at 5.914 shares of Integra stock. If the merger is not treated as a taxable sale of assets, Prairie shares will convert at a ratio of 5.760, resulting in the issuance of 3,067,183 shares. Earnings per share for the nine months ended September 30, 2006 is unchanged. Earnings per share for the twelve months ended December 31, 2005 would be $1.47 and $1.46, respectively.

* Fair value of real estate and equipment is assumed to approximate cost.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statements Regarding Forward-Looking Statements” on page 25, you should consider the following risk factors carefully in deciding whether to vote for the adoption of the merger agreement. There may be additional risks and uncertainties not presently known to Integra and Prairie or that are not currently believed to be important to you. If they materialize, those risks and uncertainties also may adversely affect the merger and Integra and Prairie as a combined company.

In addition, Integra’s and Prairie’s respective businesses are subject to numerous risks and uncertainties, including those described, in the case of Integra, in its Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this proxy statement/prospectus. These risks and uncertainties will continue to apply to Integra and Prairie as independent companies if the merger is not consummated.

The merger consideration is fixed and will not be adjusted to reflect changes in Integra’s stock value prior to the effective time of the merger.

The merger agreement provides that each share of Prairie common stock will be converted into the right to a fixed number of shares of Integra common stock and cash per share of Prairie common stock. The merger consideration will not be adjusted to reflect any changes in the value of Integra common stock between the date of the merger agreement and the effective time of the merger. As a result, the value of the merger consideration to be paid to Prairie’s stockholders will not be known at the time of the Prairie special meeting, and you will not know when you vote the exact value of the shares of Integra common stock that you will receive. You are urged to obtain current market price quotations for Integra common stock prior to voting on the merger.

Moreover, the value of Integra’s common stock may also rise or fall after the merger. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond Integra’s control, and it is possible that the market value of Integra’s common stock at the time of the merger and afterward may be substantially higher or lower than current market value.

Prairie will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Prairie, and, consequently, the combined company. Although Prairie intends to take steps to reduce any adverse effects, these uncertainties may impair Prairie’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with Prairie to seek to change their existing business relationships with Prairie. Employee retention at Prairie may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the combined company following the merger.

Some of the directors and executive officers of Prairie have interests and arrangements that could have affected their respective decision to support or approve the merger.

The interests of some of the directors and executive officers of Prairie in the merger are different from, and may be in addition to, those of Prairie stockholders generally, and could have affected their decision to support or approve the merger. These interests include:

•	the entry into an employment agreement with Bradley Stevens, the Chief Executive Officer of Prairie;

•	the entry into a change in control agreement with Mark Rusiewski, the Chief Financial Officer of Prairie;

•	the receipt of restricted shares of Integra common stock by Messrs. Stevens and Rusiewski and certain other senior officers of Prairie;

•	Integra’s agreement to provide officers and directors of Prairie with continuing indemnification rights; and

•	Integra’s agreement to provide directors’ and officers’ insurance to the officers and directors of Prairie for four years following the merger.

As a result, the directors and executive officers of Prairie may be more likely to recommend to Prairie’s stockholders the approval of the merger agreement than if they did not have these interests.

Prairie’s stockholders will not control Integra’s future operations.

Currently, Prairie’s stockholders own 100% of Prairie and have the power to approve or reject any matters requiring stockholder approval under Delaware law and Prairie’s certificate of incorporation and by-laws. After the merger, Prairie stockholders will own approximately 15% of the outstanding shares of Integra common stock. Even if all former Prairie stockholders vote together on all matters presented to Integra’s shareholders, from time to time, the former Prairie stockholders will not have a significant impact on the approval or rejection of future Integra proposals submitted to a shareholder vote.

Integra may not be able to successfully integrate Prairie Bank.

Realization of the anticipated benefits in the merger will depend on Integra’s ability to successfully integrate the operations of Prairie Bank into Integra Bank’s operations. The resulting bank will be required to devote significant management attention and resources to integrating its banking networks and other financial services, as well as its business practices, operations and support functions. The challenges that may be encountered include the following:

•	integrating Integra Bank’s and Prairie Bank’s existing banking and ATM networks and developing banking and financial related products and services that operate seamlessly on both technology platforms;

•	combining diverse product and service offerings, client bases, and sales and marketing approaches;

•	preserving client, supplier and other important relationships;

•	consolidating and integrating duplicative facilities and operations, including back-office systems;

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting operational and financial goals; and

•	adequately addressing other business integration issues.

The process of integrating Integra Bank’s and Prairie Bank’s operations could cause an interruption of or loss of momentum in business or financial performance of Integra after the merger. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of these operations could have an adverse effect on the business, results of operations, financial condition or price of Integra common stock. The integration process may also result in additional and unforeseen expenses. The contemplated expense savings and synergies anticipated from the merger may not be realized.

Failure to complete the merger could negatively impact share prices, future business and financial results.

If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, Integra and Prairie may terminate the merger agreement in certain circumstances. Integra and Prairie will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed. In addition, Integra and Prairie have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, each of Integra and Prairie will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit.

CAUTIONARY STATEMENTS REGARDING
FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements. These forward-looking statements relate to Integra’s or Prairie’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on Integra’s or Prairie’s business, results of operations, financial condition or prospects. Specifically, forward-looking statements may include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to future business prospects, revenue, income and financial condition of Integra and Prairie; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “anticipate,” “hope,” or similar expressions.

These statements reflect Integra and Prairie management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, each of Integra’s and Prairie’s management has made assumptions regarding, among other things, client growth and retention, pricing, operating costs and the economic environment. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the following:

•	expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	revenues following the merger may be lower than expected;

•	the effects of vigorous competition in the markets in which Integra and Prairie operate;

•	the costs and business risks associated with providing new services and entering new markets;

•	an adverse change in rating or a lower rating afforded to Integra’s debt securities by rating agencies;

•	the effects of other mergers and consolidations in the financial services and banking industries and unexpected announcements or developments from others in the same industries;

•	the uncertainties related to Integra Bank’s or Prairie Bank’s investments in networks, systems, and other businesses;

•	the impact of new, emerging and competing technologies on Integra’s and Prairie’s business;

•	the possibility of one or more of the markets in which Integra and Prairie compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which they have no control;

•	acts of war or terrorist activities;

•	changes in the banking and capital markets;

•	changes in the general economic conditions both domestically and abroad, including, without limitation, the levels of interest rates and foreign currency exchange rates;

•	the timely development and availability of new products and services with expanded applications and features; and

•	other risks referenced from time to time in Integra’s filings with the SEC and those factors listed in this proxy statement/prospectus under “Risk Factors” beginning on page 23.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Integra nor Prairie undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required in Integra’s subsequent filings with the SEC.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Integra. See “Additional Information” beginning on page 91 for a list of the documents incorporated by reference into this proxy statement/prospectus.

RECENT DEVELOPMENTS

Unaudited Consolidated Financial Results for 2006 and the Fourth Quarter of 2006 of Integra

On January 22, 2007, Integra announced its unaudited consolidated financial results for 2006 and the fourth quarter of 2006. Net income for 2006 was $19.5 million, a decrease of $7.8 million, or 28.4%, from 2005. Diluted earnings per share were $1.11 for 2006, compared to $1.56 for 2005, a decrease of 28.8%. Returns on assets and equity were 0.72% and 8.50%, respectively, for 2006, as compared to 0.99% and 12.62%, respectively, for 2005.

The results of the fourth quarter and year were significantly affected by the write-off of four loans with a single lending relationship with an aggregate outstanding balance of $17.7 million and the increase in the provision for loan loss for the fourth quarter of 2006 to $18.1 million.

Due to the higher provision for loan losses, fourth quarter 2006 earnings resulted in a net loss of $2.6 million, compared to net income of $6.9 million in the fourth quarter of 2005. Earnings (loss) per diluted share for the fourth quarter of 2006 were $(0.15), compared to $0.39 for the prior year quarter. Fourth quarter 2006 results included increases as compared to the prior year quarter in net interest income of $0.2 million, non-interest income of $1.2 million, and lower income taxes of $6.9 million, offset by increases in the provision for loan losses of $17.6 million and non-interest expense of $0.1 million.

The following tables contain selected consolidated financial and other data of Integra at the dates and for the periods indicated. You should read this information in conjunction with the other Integra financial information included in or incorporated by reference into this proxy statement/prospectus. The information at and for the three months and year ended December 31, 2006 and the information for the three months ended December 31, 2005 is unaudited. However, in the opinion of Integra management, all adjustments (consisting only of normal recurring adjustments) which are necessary to fairly present the results for the periods included have been made.

	Year Ended
	December 31,
	2006	2005
	(In thousands, except for per share data and ratios)

Selected Balance Sheet Data:
Total assets	$2,684,479	$2,708,142
Securities available for sale	614,718	681,030
Net loans	1,769,821	1,725,800
Deposits	1,953,852	1,808,503
Shareholders’ equity	235,474	220,098

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
		(In thousands, except for per share data and ratios)

Selected Income Statement Data:
Net interest income	$20,628	$20,436	$82,306	$82,621
Provision for loan losses	18,091	515	20,294	5,764
Non-interest income	9,443	8,278	35,827	35,878
Non-interest expense	18,860	18,729	75,877	77,557

Income (loss) before income taxes	(6,880)	9,470	21,962	35,178
Income taxes (benefit)	(4,280)	2,616	2,415	7,879

Net Income (loss)	$(2,600)	$6,854	$19,547	$27,299

Common Share Data:
Net income (loss):
Basic	$(0.15)	$0.39	$1.11	$1.57
Diluted	(0.15)	0.39	1.11	1.56
Cash dividends declared	0.17	0.16	0.67	0.64
Book value at period end			13.23	12.60
Weighted average shares:
Basic	17,697	17,418	17,546	17,382
Diluted	17,864	17,480	17,658	17,468
Selected Financial Ratios:
Return on average assets	(0.38)%	1.00%	0.72%	0.99%
Return on average equity	(4.26)%	12.38%	8.50%	12.62%
Net interest margin (tax-equivalent))	3.41%	3.39%	3.43%	3.44%
Tangible equity to tangible assets			6.99%	6.32%

Unaudited Consolidated Financial Results for 2006 (Compared to 2005) of Prairie

Net income was $10.9 million in 2006 compared to $8.6 million in 2005. Net interest income increased $3.5 million to $23.1 million in 2006 from $19.6 million in 2005. The net interest margin was 4.45% in 2006, a 16 bps increase from 4.29% in 2005. Total assets increased $25.6 million, or 4.81%, to $558.7 million in 2006 from $533.0 million in 2005. Loans increased $21.4 million, or 5.15%, to $437.0 million from $415.6 million in 2005.

The following tables contain selected consolidated financial and other data of Prairie at the dates and for the periods indicated. You should read this in conjunction with the other Prairie financial information included in this proxy statement/prospectus. The information at and for the year ended December 31, 2006 is unaudited.

However, in the opinion of Prairie management, all adjustments (consisting only of normal recurring adjustments) which are necessary to fairly present the results for the periods included have been made.

	Year Ended
	December 31,
	2006	2005
	(In thousands, except for per share data and ratios)

Selected Balance Sheet Data:
Total assets	$558,675	$533,044
Securities	92,038	80,164
Loans, net of deferred loan fees	436,980	415,570
Deposits	478,586	477,865
Shareholders’ equity	42,654	35,384

	Year Ended
	December 31,
	2006	2005
	(In thousands, except for per share data and ratios)

Selected Income Statement Data:
Net interest income	$23,069	$19,582
Provision for loan losses	1,475	1,679
Non-interest income	2,223	1,722
Non-interest expense	12,765	10,921

Income before income taxes	11,052	8,704
Income taxes	175	132

Net income	$10,877	$8,572

Common Share Data:
Net income Basic	$20.43	$16.11
Diluted	19.70	15.65
Cash dividends declared	7.80	7.15
Book value	80.10	66.45
Weighted average shares:
Basic	532	532
Diluted	552	548
Selected Financial Ratios:
Return on average assets	1.94%	1.76%
Return on average equity	27.87%	24.91%
Net interest margin (tax equivalent)	4.45%	4.29%
Average shareholders’ equity to average assets	6.96%	7.08%

INFORMATION ABOUT THE COMPANIES

Integra Bank Corporation

Integra is a bank holding company that is based in Evansville, Indiana, whose principal subsidiary is Integra Bank N.A., a national banking association. At December 31, 2006, Integra had total consolidated assets of $2.7 billion. Integra provides services and assistance to its wholly-owned subsidiaries and Integra Bank’s subsidiaries in the areas of strategic planning, administration, and general corporate activities. In return, Integra receives income and/or dividends from Integra Bank, where most of Integra’s business activities take place.

Integra Bank provides a wide range of financial services to the communities it serves in Indiana, Kentucky, Illinois and Ohio. These services include commercial, consumer and mortgage loans, lines of credit, credit cards, transaction accounts, time deposits, repurchase agreements, letters of credit, corporate cash management services, correspondent banking services, mortgage servicing, brokerage and annuity products and services, credit life and other selected insurance products, safe deposit boxes, online banking, and complete personal and corporate trust services.

Integra Bank’s products and services are delivered through its customers’ channel of preference. At December 31, 2006, Integra Bank had 74 banking centers, 128 automatic teller machines, and three loan production offices. Integra Bank also provides telephone banking services, and a suite of Internet-based products and services.

At December 31, 2006, Integra and its subsidiaries had 802 full-time equivalent employees. Integra is an Indiana corporation and was formed in 1985. Integra’s address is 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868 and its telephone number is (812) 464-9677.

Prairie Financial Corporation

Prairie is a bank holding company headquartered in Bridgeview, Illinois, and conducts a full service community banking business through its subsidiary bank, Prairie Bank and Trust Company. Prairie Bank, an Illinois state bank, has its main office in Bridgeview and four additional locations in Joliet, Plainfield, Mokena and Chicago, Illinois. Prairie Bank has been in existence since 1992 and utilizes a highly personalized and responsive approach to provide a broad range of banking and related services to individuals, small and medium sized businesses, professional organizations and governmental and public entities in its market area. Currently, Prairie has total assets over $500 million. Prairie’s principal executive offices are located at 7661 South Harlem Avenue, Bridgeview, Illinois 60455, and its telephone number is (708) 599-0100.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This section presents Prairie management’s analysis of the consolidated financial condition of Prairie and its wholly owned subsidiary, Prairie Bank, at September 30, 2006 and 2005, and December 31, 2005 and 2004, and the consolidated results of operations for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004. Prairie operates on a fiscal year that ends on December 31 of each year. Effective January 1, 1999, Prairie became a Subchapter “S” corporation, as defined under the Internal Revenue Code. As a result of this election, federal and state income taxes on the Prairie’s taxable income are paid by Prairie’s individual stockholders. Accordingly, the financial results shown below do not reflect federal income taxes. However, an Illinois Replacement Tax of 1.5% is reflected in the results shown below. In addition, certain tax exempt interest data are shown on a tax equivalent basis utilizing the maximum individual federal tax rate of 35%.

Comparison for the Nine Months Ended September 30, 2006 and September 30, 2005

General

Prairie derives substantially all its revenues and income from the operations of Prairie Bank. Prairie Bank provides a full range of banking services to customers, primarily in Bridgeview, Joliet, Plainfield, Mokena, and Chicago, Illinois and surrounding communities. At September 30, 2006, Prairie had total assets of $550,733,000, net loans of $418,367,000, total deposits of $460,147,000, and shareholders’ equity of $40,725,000. Prairie reported net income of $8,314,000 for the nine months ended September 30, 2006, compared with net income of $6,332,000 for the nine months ended September 30, 2005.

Results of Operations

Net Income.  Net income and earnings per share were $8,314,000 and $15.61 for the nine months ended September 30, 2006, compared with $6,332,000 and $11.91 for the nine months ended September 30, 2005.

The following table sets forth the net income for the nine month periods:

NET INCOME

	Nine Months Ended
	September 30,	September 30,
	2006	2005
	(In thousands, except per share data)

Interest income	$32,744	$23,539
Interest expense	15,329	9,309

Net interest income	17,415	14,230
Provision for loan losses	1,180	1,054

Net interest income after provision	16,235	13,176
Non-interest income	1,717	1,332
Non-interest expense	9,507	8,083

Income before income taxes	8,445	6,425
Income taxes	131	93

Net Income	$8,314	$6,332

Earnings per share:
Basic	$15.61	$11.91
Diluted	15.08	11.56
Average shares:
Basic	532	532
Diluted	551	548

Net Interest Income.  Net interest income is the principal source of Prairie’s earnings and represents the difference between income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. A number of factors, such as the volume and mix of earning assets and funding sources and the interest rate environment affect the net interest margin. Prairie’s primary interest-earning assets are loans, securities and federal funds sold. Prairie’s principal funding sources include interest bearing deposits, such as time deposits, non-interest bearing demand deposits, other borrowings and equity capital.

AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

	Nine Months Ended			Nine Months Ended
	September 30, 2006			September 30, 2005
	Average		Annualized	Average		Annualized
	Balances	Interest	Yield/Cost	Balances	Interest	Yield/Cost
	(In thousands)

EARNING ASSETS:
Interest-bearing deposits in banks	$570	$23	5.31%	$176	$5	3.57%
Federal funds sold & other short-term investments	12,565	450	4.78%	6,153	144	3.12%
Securities:
Taxable	55,116	1,866	4.52%	50,837	1,600	4.20%
Tax-exempt	40,954	1,989	6.47%	17,717	877	6.60%

Total securities	96,070	3,855	5.35%	68,554	2,477	4.82%
Restricted stock	1,834	51	3.70%	1,827	73	5.36%
Loans	430,952	29,098	9.00%	371,559	21,171	7.60%

Total earning assets	541,991	$33,477	8.24%	448,269	$23,870	7.10%

Fair value adjustment on securities available for sale	(1,286)			(167)
Allowance for loan losses	(5,378)			(4,072)
Other non-earning assets	26,822			24,720

TOTAL ASSETS	$562,149			$468,750

INTEREST-BEARING LIABILITIES:
Deposits
Savings and interest-bearing demand	$48,024	$716	1.99%	$65,922	$926	1.87%
Money market accounts	64,264	2,114	4.39%	14,515	342	3.15%
Certificates of deposit and other time	341,267	11,526	4.50%	292,117	7,395	3.38%

Total interest-bearing deposits	453,555	14,356	4.22%	372,554	8,663	3.10%
Short-term borrowings	8,154	348	5.70%	5,889	141	3.20%
Long-term borrowings	14,580	625	5.71%	11,792	504	5.69%

Total interest-bearing liabilities	476,289	$15,329	4.29%	390,235	$9,308	3.18%

Non-interest bearing deposits	41,854			41,214
Other noninterest-bearing liabilities and shareholders’ equity	44,006			37,301

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$562,149			$468,750

Interest income/earning assets		$33,477	8.24%		$23,870	7.10%
Interest expense/earning assets		15,329	3.77%		9,308	2.77%

Net interest income/earning assets		$18,148	4.47%		$14,562	4.33%

Note:	Tax exempt income presented on a tax equivalent basis based on a 35% federal tax rate.
Interest on loans include loan fees of $2,099 and $2,136, for 2006 and 2005, respectively.
Loans include nonaccrual loans. Securities yields are calculated on an amortized cost basis.
Federal tax equivalent adjustments on securities are $678 and $296 for 2006 and 2005, respectively.
State tax equivalent adjustments on securities are $52 and $30 for 2006 and 2005, respectively.
Federal tax equivalent adjustments on loans are $4 and $5 for 2006 and 2005, respectively.

CHANGES IN NET INTEREST INCOME (INTEREST ON A FEDERAL-TAX-EQUIVALENT BASIS)

	Nine Months Ended September 30, 2006
	Compared to
	September 30, 2005
			Total
	Volume	Rate	Change
	(In thousands)

Interest income
Loans	$3,683	$4,244	$7,927
Securities	1,080	298	1,378
Restricted stock	—	(22)	(22)
Federal funds sold & other short-term investments	217	107	324

Total interest income	4,980	4,627	9,607
Interest expense
Deposits	2,141	3,552	5,693
Short-term borrowings	68	139	207
Long-term borrowings	119	2	121

Total interest expense	2,328	3,693	6,021

Net interest income	$2,652	$934	$3,586

Net interest income for the nine months ended September 30, 2006 was $18,148,000 compared to $14,562,000 for the nine months ended September 30, 2005. The net interest margin increased 14 basis points to 4.47% for the nine months ended September 30, 2006, from 4.33% for the nine months ended September 30, 2005. The increase in net interest margin was attributed to rates on earning assets rising more than rates paid on interest bearing liabilities. Interest income from loans increased $7,927,000, from $21,171,000 to $29,098,000. This increase was attributable to both the continued rise in interest rates in 2006 as well as the increase in average loans. The average rate earned on loans increased 140 basis points while average loans increased $59,393,000, from $371,559,000 for the nine months ended September 30, 2005 to average loans of $430,952,000 for the nine months ended September 30, 2006. Interest on securities increased $1,378,000 primarily due to an increase in the securities portfolio. The increase in interest income was partially offset by an increase in interest expense. Interest expense on deposits increased $5,693,000 for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005. This increase was due to both increases in deposit rates as well as deposit volume.

Provision for Loan Losses.  The provision for loan losses was established based on factors such as the amount and status of impaired loans, the level of charge-offs, management’s overall view on the credit quality of the portfolio as well as the local and national economy. There was a provision for loan losses of $1,180,000 made during the first nine months of 2006 compared to a provision of $1,054,000 made during the same period in 2005. This increase was primarily because of continued loan growth.

Non-Interest Income.  Non-interest income is comprised of net gains in our derivative portfolio, deposit fees, the increase in cash surrender value of bank owned life insurance policies, gain on sale of mortgage loans and net gains on the sale of securities available for sale. Non-interest income for the nine months ended September 30, 2006 was $1,717,000 compared to $1,332,000 for the nine months ended September 30, 2005, an increase of $385,000. This increase was primarily attributable to an increase in net derivative income of $350,000, an increase in overdraft fees of $120,000 due to the introduction of an overdraft protection product and an increase in the cash surrender value of bank owned life insurance policies of $31,000, partially offset by a decrease in service charges on deposit accounts of $37,000, a decrease in mortgage loan origination fees of $26,000 and a decrease in the gain on securities sold of $58,000.

Non-Interest Expense.  Non-interest expense includes salaries and employee benefits, occupancy and equipment expenses, advertising, directors’ fees and data processing expenses. Non-interest expense for the nine months ended September 30, 2006, was $9,507,000 compared to $8,083,000 for the same period in 2005. This represents an increase to non-interest expense of $1,424,000. This increase was primarily attributable to $464,000 in remaining amortization expense and early redemption premium expense paid to redeem Prairie’s trust preferred securities, a $658,000 increase to salary and employee benefits expense and a $139,000 increase to director fees and deferred director fees.

Financial Condition

Total assets were $550,733,000 at September 30, 2006 compared to $533,044,000 at December 31, 2005. This represents an increase of $17,689,000, or 3.32%. This increase was primarily the result of an increase in loans, which made up 77.04% of Prairie’s total assets at September 30, 2006.

Cash and Cash Equivalents.  Total cash and cash equivalents decreased by $14,005,000, or 67.2%, to $6,833,000 at September 30, 2006 from $20,838,000 at December 31, 2005. This decrease was primarily due to net increases in loans and securities.

Securities.  Total securities available-for-sale increased by $23,290,000, or 29.1%, to $103,454,000 at September 30, 2006 from $80,164,000 at December 31, 2005. The increase was primarily the result of an effort to reduce Prairie’s interest rate risk by purchasing 15 — 20 year municipal bonds, partially offset by a decrease in the fair market value of the securities.

Restricted stock, defined as Federal Reserve Bank and Federal Home Loan Bank Stock, does not have a readily determinable fair value and are therefore carried at cost on the balance sheet. From time to time Prairie, purchases additional stock according to requirements set by the regulatory agency. During the nine months ended September 30, 2006, Prairie sold $315,000 in Federal Home Loan Bank stock in excess of the amount required.

Loans.  Interest earned on the loan portfolio is the primary source of income for Prairie. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. Net loans increased $7,825,000, or 1.9%, to $418,367,000 at September 30, 2006 from $410,542,000 at December 31, 2005. Prairie focuses on traditional banking business with an emphasis on construction and development lending. The breakdown of Prairie’s loan portfolio is as follows:

	September 30,	December 31,
	2006	2005
	(In thousands)

Real estate loans
Construction	$244,734	$246,448
Commercial	76,405	79,093
Home Equity	19,244	18,954
1-4 Family residential	26,607	20,743
Multi-Family residential	4,512	2,970

Total real estate loans	371,502	368,208
Commercial loans	50,812	45,621
Consumer loans	3,105	3,229

Total loans	425,419	417,058
Less: deferred loan fees	1,137	1,488

Loans, net of deferred loan fees	$424,282	$415,570

Allowance for loan losses	$5,915	$5,028

Loans, net	$418,367	$410,542

LOAN MATURITIES AND RATE SENSITIVITIES AT SEPTEMBER 30, 2006

Closed-end loans secured by first liens on 1-4 family residential property and all other loans and leases

		After 1 Year
	Within	but Within	Over
	1 Year	5 Years	5 Years	Total
	(In thousands)

Closed-end 1-4 family residential properties	$19,425	$4,641	$555	$24,621
All Other Loans	324,720	67,269	7,023	399,012

Total	$344,145	$71,910	$7,578	$423,633

Percent of total	81.24%	16.97%	1.79%
Nonaccrual loans				1,786

Total				$425,419

Prairie strives to mitigate the risks inherent in lending by following written loan policies and procedures. These policies and procedures are designed to help ensure prudent loan underwriting standards. An analysis of the loan portfolio is conducted quarterly by management and, in turn, is reviewed by the full board of directors. The loan portfolio review includes a review of the loan loss allowance, the concentration of Prairie’s total loan portfolio (including, by type of loan as well as by borrower relationships), progress reports on residential construction sales and project status, reports on the overall housing market, the rating codes and a loan to value analysis. Additionally, Prairie utilizes two full time staff members to perform loan reviews on all of the larger credits. The purpose of this loan review is to identify problem credits and to help ensure that the loan officers are complying with Prairie’s loan policies and procedures.

Management and the board review the loan policy on an annual basis. Our loan policy includes a concentration limit for residential construction and development lending. In 2005, we adopted the Federal Reserve Board’s construction and real estate review format and management established a ceiling on construction and land development loans at 600% of Tier 1 capital. At March 31, 2005, prior to the adoption of this ceiling, the ratio was 563%. It declined to 532% at December 31, 2005, after the change in the policy, and it was 488% at September 30, 2006.

Our loan policy also includes procedures for monitoring changes in risk ratings of individual loans. These procedures ensure that risk ratings are changed to reflect changes in the underlying risk of individual loans in a timely manner. They include a monthly review of non-accrual and past due loans, a monthly review of overdraft reports, a prompt review of a loan upon receipt of a lien, judgment, or bankruptcy notice relating to that credit, as well as a semi-monthly presentation by the loan review to the senior loan committee of all loans reviewed as a result of the preceding procedures. At this time, loan review recommends a risk rating for each individual loan presented. These procedures have resulted in a more proactive approach to risk rating downgrades. Our management believes that the procedures have helped ensure more accurate risk ratings. In addition, the loan review officer presents her findings to the Audit Committee on a monthly basis.

Prairie’s loan policy also includes loan-to-value limits for each loan type. In order to bring Prairie’s loan policy into compliance with supervisory limits, the loan to value limit for residential lot loans was reduced from 80% to 75%. The implementation of this change resulted in a reduction in the amount of loans exceeding supervisory limits from $35,600,000 at March 31, 2005 to $25,100,000 at December 31, 2005. At September 30, 2006, the amount of loans exceeding supervisory limits was $11,890,000.

Lastly, our loan policy includes an “in house” lending limit at 80% of legal lending limit for aggregate borrowings for a single borrower and 70% of legal lending limit for a single project. The purpose of this “in house” limit is to reduce the risk associated with large concentrations to a single borrower or a single project.

Asset Quality.  Prairie’s overall asset quality has remained in-line with its peers as reported in the Uniform Bank Performance Report, although impaired loans increased from $1,043,000 at December 31, 2005 to $2,525,000 at September 30, 2006. Total impaired loans at September 30, 2006 consisted primarily of three borrowing relationships, all of which management believes are well secured by real estate and other assets. A loan is considered impaired when management does not expect to receive full payment under the terms of the loan. Loans are evaluated for impairment when placed on non-accrual status and payments are delayed, typically 90 days or more, or when there is an event that makes management aware that all principal and interest amounts may not be collected according to the original terms of the loan. Impairment is evaluated in total for smaller-balance loans of a similar nature such as residential mortgage and other consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate, or at the fair value of collateral if repayment is expected solely from the collateral.

Non-performing loans at September 30, 2006 were $1,854,000, or 0.44% of total loans, compared with non-performing loans of $1,040,000, or 0.25% of total loans at December 31, 2005. Non-performing loans consist of loans in non-accrual status plus other loans 90 days or more past due. The following table sets forth the nonperforming assets:

NON-PERFORMING ASSETS

	September 30,	December 31,
	2006	2005
	(In thousands)

Non-performing loans:
Nonaccrual	$1,786	$32
90 days past due and still accruing interest	68	1,008

Total non-performing loans	1,854	1,040
Other real estate owned	146	—

Total non-performing assets	$2,000	$1,040

The allowance for loan losses was $5,915,000 at September 30, 2006, representing 1.39% of total loans, compared to $5,028,000, or 1.21% of total loans at December 31, 2005. Prairie’s management believes the allowance for loan losses at September 30, 2006, was adequate to absorb probable incurred credit losses in the loan portfolio; however, there can be no assurances that the allowance for loan losses will be adequate to cover all loan losses. Because Prairie has a high concentration of residential construction loans, Prairie’s management and board determined to maintain a higher allowance for loan losses and Prairie has been establishing its allowance with this risk in mind. While Prairie has experienced average charge-offs and non-performing loans compared to its peer group, management recognizes the risks of losses inherent in granting credit and continually reviews the adequacy of reserves, accepting the fact that credit losses may increase in the future from their current level as credit volume increases. The following table summarizes Prairie’s loan loss experience and the allowance for loan losses:

SUMMARY OF LOAN LOSS EXPERIENCE
(ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES)

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2006	2005
	(In thousands)

Allowance for loan losses, January 1	$5,028	$3,667
Loans charged off:
Commercial	230	288
Installment	33	21
Real Estate	—	32
Overdrafts	50	22

Total	313	363
Recoveries on charged off loans:
Commercial	—	26
Installment	13	13
Real Estate	2	6
Overdrafts	5	—

Total	20	45

Net charge-offs	293	318
Provision for loan losses	1,180	1,679

Allowance for loan losses	$5,915	$5,028

Total loans at period-end, net of deferred loan fees	424,282	415,570
Average loans, net of deferred loan fees	430,952	380,165
Total non-performing loans	1,854	1,040
Net charge-offs to average loans	0.07%	0.08%
Provision for loan losses to average loans	0.27%	0.44%
Allowance for loan losses to loans	1.39%	1.21%
Allowance for loan losses to non-performing loans	319.04%	483.46%

Deposits.  Total deposits decreased by $17,718,000, or 3.71%, to $460,147,000 at September 30, 2006 from $477,865,000 at December 31, 2005. This decrease was planned as Prairie Bank did not aggressively raise retail certificate of deposit rates and instead chose to reduce federal funds sold and borrow from the Federal Home Loan Bank for a lower interest rate.

Short-Term Borrowings.  Short-term borrowings, which include federal funds purchased, FHLB advances maturing within one year and Prairie’s line of credit with its main correspondent bank, increased by

$19,109,000 or 637.1%, to $22,109,000 at September 30, 2006 from $3,000,000 at December 31, 2005. Part of the increase was to fund the decrease in deposits noted above, as well as to pay off $5,000,000 in trust preferred securities.

Long-Term Borrowings.  Long-term borrowings, which include FHLB advances maturing after one year and trust preferred securities, increased by $9,000,000, or 81.8%, to $20,000,000 at September 30, 2006 from $11,000,000 at December 31, 2005. The increase was to fund the decrease in deposits noted above.

Stockholders’ Equity.  Total stockholders’ equity increased by $5,341,000, or 15.1%, to $40,725,000 at September 30, 2006 from $35,384,000 at December 31, 2005. This increase was due to total comprehensive income of $8,605,000 for the nine months ended September 30, 2006, less distributions to stockholders of $3,264,000. Distributions were paid to reimburse the stockholders’ tax liability incurred as a result of Prairie’s status as a subchapter S corporation.

Liquidity.  Liquidity reflects the ability to provide funds to meet loan requests and to accommodate possible outflows in deposits and other borrowings. Prairie regularly monitors its current and prospective business activity to be aware of how loan and investment maturities match with deposit and other borrowing maturities. Prairie’s primary sources of short-term liquidity are cash on hand, federal funds sold and securities available for sale. In addition, liquidity is also provided by scheduled principal paydowns and maturities of loans and securities. The balance between these sources and the need to fund loan demand and deposit withdrawals is monitored by the Asset/Liability Committee.

Comparison for the Years Ended December 31, 2005 and 2004

General

As of December 31, 2005, Prairie had total assets of $533,044,000, net loans of $410,542,000, total deposits of $477,865,000 and stockholders’ equity of $35,384,000. Prairie reported net income of $8,572,000 for the year ended December 31, 2005, compared with net income of $6,901,000 for the year ended December 31, 2004.

Results of Operations

Net Income.  Total net income for 2005 was $8,572,000, or $16.11 per basic share, compared to net income of $6,901,000, or $13.94 per basic share, for 2004. This was an increase of $1,671,000, or 24.21%, over 2004.

Net Interest Income.  Net interest income for 2005 was $20,038,000, an increase of $4,731,000 over net interest income of $15,307,000 in 2004. Prairie’s net interest margin increased 8 basis points to 4.30% for 2005, from 4.22% for 2004. The increase in net interest margin was due to interest rates on earning assets increasing substantially during 2005 as the Federal Reserve Board raised short term interest rates eight times during 2005 for a total of 200 basis points. In addition, Prairie’s increased net interest income was the result of higher volumes of earning assets. Average earning assets increased from $364,101,000 in 2004 to $465,476,000 in 2005. The increase in interest income was partially offset by an increase in interest expense. Total interest expense increased by $5,692,000 to $13,635,000 for 2005 as compared to $7,943,000 for 2004, as average interest bearing liabilities increased from $314,878,000 in 2004 to $406,280,000 in 2005.

AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

	2005			2004
	Average		Yield/	Average		Yield/
Year Ended December 31,	Balances	Interest	Cost	Balances	Interest	Cost
	(In thousands)

EARNING ASSETS:
Interest-bearing deposits in banks	$220	$8	3.64%	$113	$1	1.24%
Federal funds sold & other short-term investments	13,359	$486	3.64%	$6,076	$77	1.27%
Securities:
Taxable	51,900	2,203	4.24%	37,235	1,544	4.15%
Tax-exempt	17,979	1,200	6.67%	16,795	1,054	6.27%

Total securities	69,879	3,403	4.87%	54,030	2,598	4.81%
Restricted stock	1,853	90	4.86%	4,990	320	6.40%
Loans	380,165	29,686	7.81%	298,892	20,254	6.78%

Total earning assets	465,476	$33,673	7.23%	364,101	$23,250	6.40%

Fair value adjustment on securities available for sale	41			973
Allowance for loan loss	(4,226)			(3,270)
Other non-earning assets	24,759			21,547

TOTAL ASSETS	$486,050			$383,351

INTEREST-BEARING LIABILITIES:
Savings and interest-bearing demand	$63,184	$1,218	1.93%	$59,726	$701	1.17%
Money market accounts	28,980	1,079	3.72%	8,524	113	1.32%
Certificates of deposit and other time	297,520	10,492	3.53%	231,115	6,364	2.76%

Total interest-bearing deposits	389,684	12,789	3.28%	299,365	7,178	2.40%
Short-term borrowings	4,964	169	3.40%	1,358	25	1.81%
Long-term borrowings	11,632	677	5.82%	14,155	740	5.23%

Total interest-bearing liabilities	406,280	$13,635	3.36%	314,878	$7,943	2.52%

Non-interest bearing deposits	41,712			36,973
Other noninterest-bearing liabilities and stockholders’ equity	38,058			31,500

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$486,050			$383,351

Interest income/earning assets		$33,673	7.23%		$23,250	6.40%
Interest expense/earning assets		13,635	2.93%		7,943	2.18%

Net interest income/earning assets		$20,038	4.30%		$15,307	4.22%

Note:	Tax exempt income presented on a tax equivalent basis based on a 35% federal tax rate.
Interest on loans include loan fees of $2,824 and $2,297 for 2005 and 2004, respectively.
Loans include nonaccrual loans.
Securities yields are calculated on an amortized cost basis.
Federal tax equivalent adjustments on securities are $404 and $362 for 2005 and 2004, respectively.
State tax equivalent adjustments on securities are $46 and $19, for 2005 and 2004, respectively.
Federal tax equivalent adjustments on loans are $6 and $6, for 2005 and 2004, respectively.

CHANGES IN NET INTEREST INCOME (INTEREST ON A FEDERAL-TAX-EQUIVALENT BASIS)

	2005 Compared to 2004
	Change Due to
	a Change in		Total
	Volume	Rate	Change
	(In thousands)

Loans	$6,051	$3,381	$9,432
Securities	772	32	804
Restricted stock	(166)	(63)	(229)
Federal funds sold and other short-term investments	162	254	416

Total interest income	6,819	3,604	10,423
Deposits	2,533	3,078	5,611
Short-term borrowings	108	36	144
Long-term borrowings	(141)	78	(63)

Total interest expense	2,500	3,192	5,692

Net interest income	$4,319	$412	$4,731

Provision for Loan Losses.  The provision for loan losses was established based on factors such as the amount and status of impaired loans, the level of charge-offs, management’s overall view on the credit quality of the portfolio as well as the local and national economy. The provision for loan losses was $1,679,000 for the year ended December 31, 2005 compared to $955,000 for the year ended December 31, 2004. The increase in the provision for 2005 was due to management and the board’s determination to increase the allowance ratio because of Prairie’s concentration in commercial real estate loans, as well as higher loan growth.

Non-Interest Income.  Non-interest income is generated primarily from net gains in our derivative portfolio, service charges on deposit accounts, net gains on securities available for sale and increase in the cash surrender value of bank owned life insurance. During 2005, non-interest income decreased by $469,000 over the results for 2004 to $1,722,000. This decrease was primarily attributable to net losses on our derivative portfolio and a decrease in security gains. Non-interest income for the year ended December 31, 2004 was $2,191,000.

Non-Interest Expense.  Total non-interest expense for 2005 was $10,921,000, an increase of $1,788,000 compared to $9,133,000 for 2004. The following table details non-interest expense by category for the years ended December 31, 2005 and 2004.

	Non-Interest Expense
	2005	2004
	(In thousands)

Salaries and employee benefits	$5,778	$4,789
Occupancy/equipment expenses	1,678	1,339
Other expenses	3,465	3,005

Total non-interest expense	$10,921	$9,133

Salaries and employee benefits for 2005 were $5,778,000, which was an increase of $989,000 compared to salaries and employee benefits for 2004. This increase resulted primarily from the addition of 13 full time equivalent employees, merit salary increases and the increased costs of employee health insurance.

Total occupancy and equipment expenses for 2005 were $1,678,000, which was an increase of $339,000 over 2004. This increase is attributable to the opening of the Chicago branch in December, 2004 as well as increased depreciation expense for the leasehold improvements at Prairie’s Chicago and Bridgeview branches. Total occupancy and equipment expenses for 2004 were $1,339,000.

Other expenses for 2005 were $3,465,000, which was an increase of $460,000 over 2004. Deferred director fees increased $184,000; ATM expense increased $48,000; audit and examination expense increased $55,000; legal expenses increased $175,000; telephone expense increased $37,000; education expense increased $62,000 and data processing expense increased $45,000. Partially offsetting these were a $77,000 decrease in OREO expense, and a $95,000 decrease in advertising expense.

Financial Condition

Total assets were $533,044,000 at December 31, 2005 compared to $437,038,000 at December 31, 2004. This increase was primarily the result of an increase in loans, which made up approximately 76.9% of Prairie’s assets at December 31, 2005.

Cash and Cash Equivalents.  Total cash and cash equivalents increased by $15,048,000 or 259.9%, to $20,838,000 at December 31, 2005 from $5,790,000 at December 31, 2004. This increase was primarily in federal funds sold, that provided higher yields in 2005.

Securities.  Total securities, which are all classified as available-for-sale, comprised 15.0% of total assets at December 31, 2005, compared to 16.7% at December 31, 2004, representing a $7,146,000 increase.

SECURITIES PORTFOLIO

	December 31,
(At Fair Value)	2005	2004
	(In thousands)

U.S. Government sponsored entities	$46,630	$36,248
Mortgage-backed securities	12,271	16,247
State & political subdivisions	21,263	20,523

Total	$80,164	$73,018

Restricted stock is defined as Federal Reserve Bank and Federal Home Loan Bank Stock, includes mandatory equity securities, which do not have readily determinable fair value and are therefore carried at cost on the balance sheet. From time to time Prairie, purchases additional stock according to requirements set by the regulatory agency. During 2005, Prairie purchased $105,000 of additional Federal Reserve Bank stock.

Loans.  Loans net of deferred loan fees at December 31, 2005, were $415,570,000, which was an increase of $72,333,000 from December 31, 2004.

Growth in the loan portfolio during 2005 continued among most segments of the portfolio. During 2005, construction loans increased by approximately $36,370,000. Prairie focuses on construction and development lending. The breakdown of Prairie’s loan portfolio at year-end is as follows:

LOAN PORTFOLIO AT YEAR END

	2005	2004	2003	2002	2001
		(In thousands)

Real estate loans
Construction	$246,448	$210,078	$155,510	$105,728	$64,219
Commercial	79,093	66,159	50,766	51,882	45,432
Home Equity	18,954	17,563	15,173	10,827	8,420
1-4 Family residential	20,743	5,527	3,856	4,587	3,411
Multi-Family residential	2,970	269	574	2,215	1,427

Total real estate loans	368,208	299,596	225,879	175,239	122,909
Commercial loans	45,621	41,325	36,201	32,627	32,018
Consumer loans	3,229	3,759	3,646	4,141	5,305

Total loans	417,058	344,680	265,726	212,007	160,232
Less: deferred loan fees	1,488	1,443	994	768	488

Loans, net of deferred loan fees	$415,570	$343,237	$264,732	$211,239	$159,744

Allowance for loan losses	$5,028	$3,667	$2,864	$2,264	$1,723
Loans, net	$410,542	$339,570	$261,868	$208,975	$158,021

LOAN MATURITIES AND RATE SENSITIVITIES AT DECEMBER 31, 2005

Closed-end Loans secured by first liens on 1-4 family residential property and all other loans and leases

		After 1 Year
	Within	but Within	Over
	1 Year	5 Years	5 Years	Total

Closed-end 1-4 family residential properties	$18,644	$2,731	$1,038	$22,413
All Other Loans	313,983	73,445	7,185	394,613

Total	$332,627	$76,176	$8,223	$417,026

Percent of total	79.76%	18.27%	1.97%
Nonaccrual loans				32

Total				$417,058

Asset Quality.  Impaired loans as of December 31, 2005 were $1,043,000 compared with $1,132,000 as of December 31, 2004. The number of impaired loans declined in 2005 as Prairie worked out impaired loans with two borrowers in 2005. At the end of 2005, all of Prairie’s impaired loans were with two borrowers, and Prairie’s management believed that it was adequately secured to minimize any loss with those credits. A more detailed analysis of Prairie’s policies regarding impaired loans is set forth in the nine month analysis above.

Non-performing loans at December 31, 2005 were $1,040,000, or 0.3% of total loans, compared with non-performing loans of $1,438,000, or 0.4%, of total loans as of December 31, 2004. Non-performing loans consist of loans in non-accrual status plus other loans 90 days or more past due, including impaired loans. The following table sets forth the nonperforming assets:

NON-PERFORMING ASSETS

	December 31,
	2005	2004	2003	2002	2001
	(In thousands)

Non-performing loans:
Nonaccrual	$32	$1,132	$536	$1,552	$139
90 days past due and still accruing interest	1,008	306	906	758	966

Total non-performing loans	1,040	1,438	1,442	2,310	1,105
Repossessions	—	—	—	2	55
Other real estate owned	—	—	923	1,626	609

Total non-performing assets	$1,040	$1,438	$2,365	$3,939	$1,769

The allowance for loan losses was $5,028,000 at December 31, 2005, representing 1.21% of total loans, compared to $3,667,000, or 1.07% of total loans, at December 31, 2004. Management believed the allowance for loan losses at December 31, 2005, was adequate to absorb probable incurred credit losses in the loan portfolio; however, there can be no assurances that the allowance for loan losses will be adequate to cover all loan losses. While Prairie has experienced average charge-offs and non-performing loans to its peers, management recognized the risks of losses inherent in granting credit and continually reviews the adequacy of reserves. The following table summarizes Prairie’s loan loss experience and the allowance for loan losses:

SUMMARY OF LOAN LOSS EXPERIENCE
(ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES)

	December 31,
	2005	2004	2003	2002	2001
	(In thousands)

Allowance for loan losses, January 1	3,667	2,864	2,264	1,723	1,373
Loans charged off:
Commercial	288	185	268	631	206
Installment	21	17	108	30	60
Real Estate	32	—	240	—	92
Overdrafts	22	22	20	23	—

Total	363	224	636	684	358
Recoveries on charged off loans:
Commercial	26	23	18	25	—
Installment	13	9	6	2	18
Real Estate	6	35	—	1	—
Overdrafts	—	5	7	—	—

Total	45	72	31	28	18

Net charge-offs	318	152	605	656	340
Provision for loan losses	1,679	955	1,205	1,197	690

Allowance for loan losses	$5,028	$3,667	$2,864	$2,264	$1,723

Total loans at year-end, net of deferred loan fees	$415,570	$343,237	$264,732	$211,239	$159,744
Average loans, net of deferred loan fees	380,165	298,892	232,484	184,212	138,571
Total non-performing loans	1,040	1,438	1,442	2,310	1,105
Net charge-offs to average loans	0.08%	0.05%	0.26%	0.36%	0.25%
Provision for loan losses to average loans	0.44%	0.32%	0.52%	0.65%	0.50%
Allowance for loan losses to loans	1.21%	1.07%	1.09%	1.07%	1.08%
Allowance for loan losses to non-performing loans	483.46%	255.01%	198.61%	98.01%	155.93%

Deposits.  Total deposits increased by $95,402,000, or 24.9%, to $477,865,000 at December 30, 2005 from $382,463,000 at December 30, 2004. The increase in total deposits, which was used to fund loan growth, was primarily in the NOW and money market segments, which generally have a lower interest cost than certificates of deposit.

Short-Term Borrowings.  Short-term borrowings, which include federal funds purchased, FHLB advances maturing within one year and Prairie’s line of credit with its main correspondent bank, decreased by $5,020,000 or 62.6% to $3,000,000 at December 31, 2005 from $8,020,000 at December 31, 2004. Part of the decrease was the maturity of a $3,000,000 FHLB advance.

Long-Term Borrowings.  Long-term borrowings, which include FHLB advances maturing greater than one year and trust preferred securities, was $11,000,000 at December 31, 2005 and 2004.

Stockholders’ Equity.  Total stockholders’ equity increased by $3,777,000 or 12.0%, to $35,384,000 at December 31, 2005 from $31,607,000 at December 31, 2004. This increase was due to comprehensive income of $7,409,000 for the twelve months ended December 31, 2005, plus $176,000 from the exercise (and tax benefit from the exercise) of stock options, less distributions to stockholders of $3,808,000. Distributions were paid to reimburse the stockholders’ tax liability incurred as a result of Prairie’s status as a subchapter S corporation.

Liquidity.  Liquidity reflects the ability to provide funds to meet loan requests and to accommodate possible outflows in deposits and other borrowings. Prairie regularly monitors its current and prospective business activity to be aware of how loan and investment maturities match with deposit and other borrowing maturities. Prairie’s primary sources of short-term liquidity are cash on hand, federal funds sold and securities available for sale. In addition, liquidity is also provided by scheduled principal paydowns and maturities of loans and securities. The balance between these sources and the need to fund loan demand and deposit withdrawals is monitored by the Asset/Liability Committee.

Capital Management.  Management and the board of directors have taken a conservative approach to capital management. Capital adequacy in the banking industry is evaluated primarily by three ratios that measure capital against assets that are weighted based on their risk characteristics. The risk-based capital ratios of Prairie’s subsidiary bank are presented in the table below. Tier 1 capital consists of shareholders’ equity, excluding accumulated other comprehensive income. Total capital consists of Tier 1 capital plus the allowance for loan losses. The leverage capital ratio is Tier 1 capital divided by average assets. The Tier 1 risk-based capital ratio is defined as Tier 1 capital divided by risk-weighted assets. The total risk based capital ratio is total capital divided by risk-weighted assets. Because of Prairie’s concentration in construction loans, Prairie’s board has determined to maintain capital ratios higher than the minimums needed to be well capitalized.

REGULATORY CAPITAL RATIOS-BANK

	Minimum Well	December 31,
	Capitalized	2005	2004
	Ratios	Ratio	Ratio

Leverage capital ratio	5.00%	8.17%	8.33%
Tier 1 risk-based ratio	6.00%	9.67%	9.32%
Total risk-based ratio	10.00%	10.78%	10.29%

Total risk-based ratio as outlined in capital plan		10.75%	10.25%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF PRAIRIE

The following table sets forth certain information regarding Prairie’s common stock beneficially owned on February 28, 2007 with respect to each director and 5% stockholder and all directors and executive officers of Prairie as a group.

Name of Stockholder and	Amount and Nature of		Percent
Number of Persons in Group	Beneficial Ownership(1)		of Class

John A. Oremus Trust	88,372	(2)	16.6%
Bradley M. Stevens	84,215	(3)	15.8%
Dorothy A. Oremus	110,960	(4)	20.1%
J. Alan Oremus	2,803		*
Edward Paliatka	28,596		5.4%
Arthur D. Pringle, III	45,569		8.6%
Anthony V. Rizza	52,896	(5)	9.9%
All directors and executive officers as a group (9 persons)	335,437	(6)	60.4%

*	Less than 1.0%

(1)	The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership over included shares.

(2)	Dorothy A. Oremus is the trustee of this trust and the shares held in the trust are included in Ms. Oremus’s total. See footnote 4.

(3)	Includes 84,215 shares held in a voting trust over which Mr. Stevens is trustee and has sole voting power and Mr. Stevens disclaims any beneficial ownership over 42,108 of those shares.

(4)	Includes 88,372 shares held in a trust over which Ms. Oremus is trustee and has sole voting power and Ms. Oremus disclaims any beneficial ownership over these shares. Also includes 19,950 shares obtainable under options granted to Ms. Oremus which are presently exercisable or which become exercisable within 60 days of the date of this table.

(5)	Includes 6,439 shares held in the Anthony V. Rizza Defined Benefit Pension Plan and Trust over which Mr. Rizza has shared voting and investment power.

(6)	Includes 3,000 shares obtainable under options granted to Mr. Rusiewski, Prairie’s Chief Financial Officer, which are presently exercisable or which become exercisable within 60 days of the date of this table.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement among Integra, Prairie and PFC Merger Corp. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are also urged to read the opinion of Prairie’s financial advisor, which is attached as Annex C to this proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

As part of Prairie’s ongoing effort to improve its community banking franchise and enhance stockholder value, Prairie’s board of directors and management have periodically reviewed various strategic options available to them, including, among other things, continued independence and a strategic merger with, or acquisition by, another financial institution. In the course of these periodic reviews, Prairie’s board of directors and management have considered the possible effects of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of Prairie’s performance with those of other financial institutions and monitored trends in the local, regional and national financial institutions mergers and acquisitions environment.

In the summer of 2005, Prairie engaged a financial advisor to advise Prairie and its directors regarding a possible business combination with another financial institution. The financial advisor and Prairie identified several financial institutions that they believed may have had an interest in pursuing a strategic transaction with Prairie and the financial advisor contacted those institutions to discuss their level of interest. During that process, a financial institution expressed an interest in acquiring Prairie and presented an initial proposal to Prairie. Consistent with Prairie’s directors’ fiduciary obligations to Prairie’s stockholders, the board considered the initial proposal from the third party, evaluated it for the level and form of consideration proposed, the seriousness of the proposal, Prairie’s expected future operation and other considerations and factors deemed relevant by Prairie’s board of directors and management. Prairie’s board determined that it was appropriate to continue with the process and to negotiate a possible transaction with that third party. Further discussions and negotiations ensued for several weeks between Prairie, the third party and their respective advisors until the parties agreed to terminate their discussions.

During the remainder of 2005, Prairie’s management and board of directors continued to evaluate the costs of remaining independent and adding new financial products and alternative delivery methods in an effort to remain competitive in the marketplace, while implementing Prairie’s growth strategy and continuing to deliver its current array of services to its customers and provide competitive returns to the stockholders. Prairie’s board of directors invited representatives from another financial advisor, Hovde Financial LLC, to attend its January, 2006 board meeting. At that meeting, Hovde presented its evaluation of the current banking environment, financial services industry trends, merger and acquisition activity within the industry, and Prairie’s strategic alternatives, including, but not limited to, a possible merger with a larger institution. Additionally, Prairie’s board of directors and Hovde discussed several financial institutions that may have an interest in a possible business combination with Prairie. At that meeting, the board of directors and Hovde determined that none of the financial institutions discussed would be an appropriate candidate to approach for a possible strategic transaction. The board instructed Hovde to continue its process of evaluating the market and identifying possible transaction partners.

Over the next several months, Prairie’s management and representatives from Hovde had discussions regarding possible transactions and Prairie’s ability to remain as an independent organization. Prairie’s board invited representatives from Hovde to attend its June, 2006 board meeting and make a presentation to the board regarding its strategic alternatives. At that meeting, the board and Hovde discussed several additional financial institutions, including Integra, and their possible interest in a business combination with Prairie. The board authorized Hovde to approach these financial institutions, including Integra, on a confidential basis to gauge their interest in discussing a possible transaction.

In June 2006, Hovde contacted these financial institutions, including Integra, and had preliminary discussions to determine if the parties had any interest in pursuing a possible strategic transaction with Prairie.

As a result of those initial conversations, Hovde and representatives from Prairie’s board believed that Integra was the strongest potential partner for a strategic transaction. Hovde recommended to Integra’s senior executives that they meet with Bradley M. Stevens, the President and Chief Executive Officer of Prairie. Integra has set as goals for itself to become a high performing midwest regional financial services company and expand into higher growth metropolitan markets. On July 7, 2006, Michael T. Vea, Chairman, President and Chief Executive Officer of Integra, and Martin M. Zorn, Executive Vice President-Chief Financial Officer of Integra, met with Mr. Stevens and a representative of Hovde in Chicago. The parties discussed business strategy and toured some real estate projects that Prairie had recently financed. As a result of that meeting, the parties agreed to continue their discussions regarding a possible strategic transaction.

On August 3, 2006, Integra entered into a confidentiality agreement with Hovde and was provided with confidential financial information concerning Prairie.

From August 7 to August 10, 2006, a team of Integra representatives visited Prairie’s offices in Bridgeview and performed an on-site due diligence investigation of Prairie’s business.

On August 14, 2006, Prairie’s management met with representatives of Barack Ferrazzano Kirschbaum Perlman and Nagelberg LLP, Prairie’s legal counsel, to discuss various corporate and fiduciary matters related to a possible acquisition by Integra.

On August 16, 2006, Integra’s board of directors authorized management to propose a business combination with Prairie with an aggregate price of $115-120 million, not including the cost to cash out options. The proposed price range was not communicated outside the Integra board, except to Integra’s senior management and advisors who were involved in the negotiations with Prairie.

On August 17, 2006, Integra informed Prairie that it was interested in discussing a proposed business combination in which the stockholders of Prairie would receive Integra common stock and cash with a total value of approximately $120.3 million, assuming that the transaction would qualify as an asset purchase under Section 338(h)(10) of the Internal Revenue Code. In the absence of a valid Section 338(h)(10) election, the aggregate consideration initially offered would be approximately $117.2 million. In either scenario, Integra proposed paying approximately $4.4 million in cash to holders of Prairie options.

Other key terms of the Integra proposal included:

•	the transaction would be structured as a merger of Prairie with a subsidiary of Integra, immediately followed by a merger of Prairie Bank into Integra Bank;

•	approximately 25% of the total merger consideration would consist of cash;

•	the stock component of the merger consideration would be valued using a fixed conversion ratio;

•	key Prairie stockholders would be required to indemnify Integra for losses resulting from a breach of Prairie’s representations and warranties as to tax matters or any invalidity of Prairie’s status as an S corporation; and

•	one or more of Prairie’s current directors to be selected by agreement of the parties would be appointed as Integra directors following consummation.

On August 17, 2006, Prairie’s management and certain members of its board met with representatives from Hovde and Barack Ferrazzano to discuss the terms set forth in Integra’s proposal.

At the August 22, 2006 Prairie board meeting, the board met with representatives from Hovde and Barack Ferrazzano and discussed Integra’s initial proposal. During that meeting, the board had a lengthy discussion on the aggregate value of a possible transaction, the tax treatment and effects of a possible transaction, employment and employee benefit issues, Integra’s request for indemnifications for tax matters as well as other possible conditions that may be involved in a transaction. The board authorized management to proceed with negotiations with Integra toward a possible business combination. Prairie’s board did not seek additional offers at that time because of the favorable terms of Integra’s proposal, Prairie’s confidence in

Integra’s management team as well as Prairie’s prior discussions with other possible transaction partners over the past year.

On August 31, 2006, Prairie and Integra entered into an agreement by which Prairie agreed to negotiate with Integra on an exclusive basis for a 30 day period.

On September 6, 2006, Mr. Stevens and Mark Rusiewski, Chief Financial Officer of Prairie, visited Integra’s principal offices in Evansville, Indiana. The parties discussed various due diligence items, their expectations regarding the revenue of a combined entity, expenses that could be reduced or eliminated, and the roles that Prairie personnel would have following a merger. In those discussions, Mr. Vea advised Mr. Stevens that Integra was willing to:

•	appoint two Prairie directors as Integra directors, subject to approval of the nominees from Integra’s nominating committee;

•	permit Prairie to pay a special dividend of $2 million prior to closing; and

•	pay approximately 30% of the merger consideration in cash.

He also explained that Integra believed that any tax risks arising from Prairie’s status as an S corporation should be shared by the key Prairie stockholders.

On September 8, 2006, Baker & Daniels LLP, legal counsel for Integra, provided Prairie and its counsel with drafts of definitive agreements, including a merger agreement and a voting and tax indemnification agreement.

During the week of September 11, 2006, Prairie’s management met with representatives from Hovde, Barack Ferrazzano and Prairie’s tax advisor and discussed Integra’s proposed drafts of the agreements.

On September 15, 2006, Barack Ferrazzano provided Prairie’s comments to the definitive documentation. Prairie’s comments included the following proposals:

•	converting certain Prairie stock options into Integra common stock instead of cash;

•	that Messrs. Stevens and Pringle be appointed as Integra directors following the closing;

•	that Prairie could commit an unspecified dollar amount to pay “stay bonuses” to unidentified key employees;

•	that Messrs. Stevens and Rusiewski enter into employment agreements with Integra on terms similar to Integra’s existing employment agreements for its executive vice presidents and other senior Prairie officers enter into termination benefits agreements with Integra on terms similar to such agreements Integra had with certain officers;

•	a form of price protection that would permit Prairie to terminate the merger agreement if the closing price of Integra common stock over a 20 day period fell below an unspecified value or was less than a value determined by reference to an unspecified group of other banking companies;

•	alternative amounts for and conditions under which Prairie would be required to pay a termination fee to Integra; and

•	an indication that Prairie was not willing to accept Integra’s conditions relating to indemnification for tax matters.

Between September 15, 2006, and September 20, 2006, the parties continued to discuss outstanding issues. The parties agreed that Prairie would have the right to terminate the merger agreement if the average closing price of the Integra common stock prior to closing was less than (1) $21.243 and (2) a number determined by reference to the weighted average prices of a group of 18 other banking companies. The parties also discussed whether it was feasible to limit the exposure of the stockholders who might agree to provide Integra with indemnification arising out of Prairie’s status as an S corporation. Integra agreed that it would not require indemnification for a breach of any other tax-related representations and warranties made by Prairie in the merger agreement.

The parties also considered the treatment of then-outstanding Prairie stock options. The parties agreed that the options to purchase shares of Prairie common stock with an exercise price equal to the fair market value on the exercise date would be cancelled, as those options would have no economic value at the time of the merger because the exercise price would be equal to the per share merger price. Those options expired on their terms on February 20, 2007. Further, it was proposed that the stock options held by a Prairie officer who would continue to be affiliated with Integra following the completion of the merger would be converted into options to purchase Integra common stock. The parties believed that this treatment was consistent with Integra’s use of stock options to provide its employees with incentives. Finally, Prairie proposed that the options held by a director of Prairie be converted into the right to receive cash for the outstanding options. Prairie requested this treatment in order to reduce the risk to the director that the value of the merger consideration on the date of consummation would be less than the value on the date the merger agreement was signed due to changes in the value of the Integra common stock. The parties believed that this treatment was appropriate because the director would not be affiliated with Integra following the completion of the merger.

On September 20, 2006, the Integra board of directors considered a potential business combination with Prairie. The proposed transaction was approved with the Integra board of directors delegating certain matters to the executive officers of Integra.

On September 21, 2006, Prairie’s board met with representatives from Hovde and Barack Ferrazzano and discussed the current draft of the merger agreement and the terms that had been negotiated with Integra. At the conclusion of the meeting, the board instructed Prairie’s management to continue with its negotiation toward a possible transaction.

Between September 22, 2006, and October 5, 2006, the parties continued to discuss and negotiate outstanding issues, including the tax indemnification from key Prairie stockholders arising from Prairie’s status as an S corporation.

On September 28, 2006, Prairie held an additional board meeting where representatives from Hovde and Barack Ferrazzano discussed the proposed transaction and the current draft of the merger agreement.

On October 5, 2006, Prairie’s board held a meeting that was attended by representatives of Hovde and Barack Ferrazzano. The meeting included a detailed discussion of the proposed transaction with Integra, a presentation of certain materials provided by Hovde and a description by Barack Ferrazzano of the terms of the proposed final draft of the merger agreement. Hovde provided a financial analysis of the proposed transaction and told Prairie’s board that, upon execution of the merger agreement, it was prepared to deliver a written opinion as to the fairness of the proposed merger consideration to Prairie’s stockholders from a financial point of view. Barack Ferrazzano reviewed the legal aspects of the proposed transaction and answered directors’ questions. A lengthy discussion then ensued regarding the appropriateness of having stockholders reimburse Integra for certain contingent liabilities regarding Prairie’s S corporation status. After the conclusion of the presentation and discussion, Prairie’s board unanimously approved the merger agreement and authorized Prairie’s management to execute the merger agreement.

Later, on October 5, 2006, Mr. Stevens requested that the provisions concerning the stay bonus pool and employment agreements be revised, which Mr. Vea agreed to. Mr. Stevens also requested that the provision regarding the treatment of certain outstanding Prairie options that would be converted into a right to receive cash be revised to value the options using $217.83 per share of Prairie common stock (which reflected a current value for the Integra common stock) rather than the value of the per share merger consideration. Mr. Vea advised Mr. Stevens that Integra would consider amending the agreement at a later time. Integra and Prairie agreed to a transaction, which (based on the closing price of Integra common stock on October 4, 2006) provided for a merger consideration of $220.99 per share of Prairie common stock or approximately $117.2 million in total and entered into the merger agreement. Integra Bank and Prairie Bank entered into the bank merger agreement and each of the key stockholders of Prairie entered into the voting agreement and a tax reimbursement agreement. The parties issued a joint press release announcing the merger.

On December 15, 2006, the parties entered into an amendment to the merger agreement which incorporated the change that Prairie had requested on October 5, 2006 regarding the value of the merger consideration for purposes of converting certain options to purchase Prairie common stock.

On March 2, 2007, the parties entered into a second amendment extending the date on which either party may terminate the merger agreement if the merger has not closed from March 31, 2007 to May 15, 2007.

Prairie’s Reasons for the Merger

The Prairie board believes that the merger is fair to, and in the best interests of, Prairie and the Prairie stockholders. Accordingly, the Prairie board has unanimously approved the merger agreement and unanimously recommends that the Prairie stockholders vote “FOR” the approval of the merger agreement.

In reaching its decision to approve the merger agreement, the Prairie board consulted with Prairie’s management, as well as with its financial and legal advisors, and considered a variety of factors that supported its decision, including the following:

•	the financial terms of the merger, including the relationship of the merger consideration to be received by the stockholders of Prairie to the current book value of Prairie common stock;

•	the fact that stockholders of Prairie will receive a substantial portion of the merger consideration in shares of Integra common stock, which is publicly traded on the Nasdaq Global Market and would provide greater liquidity to its stockholders;

•	the merits of other strategic options available to Prairie, including continuing as an independent entity;

•	the information regarding Integra’s financial condition, operations, culture and business philosophy obtained as a result of Prairie’s due diligence review of Integra;

•	the benefit and convenience to Prairie’s existing customers resulting from having additional products and services available to them as a result of the combined company’s larger size and more diverse product offerings;

•	the employee benefits that current employees of Prairie would receive as employees of Integra and Integra’s willingness to give such employees credit for past service with Prairie;

•	Integra’s community banking philosophy, and stated commitment to local decision-making, and involvement by its leaders in the communities that it serves;

•	the competence, experience, and integrity of Integra’s senior officers;

•	the tax consequences of the transaction;

•	the proposed employment arrangements with Bradley Stevens and certain other senior officers, the appointment of two of Prairie’s current directors to serve on Integra’s board of directors following the merger and the fact that some of Prairie’s directors and executive officers have other interests in the merger that are in addition to their interests as Prairie stockholders (see “— Interests of Prairie Directors and Officers in the Merger” on page 60);

•	the ability to terminate the agreement if the market price of Integra’s common stock decreases below an agreed-upon collar, and such decreases are not consistent with Integra’s peer group;

•	that the affiliation with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations, improve opportunities to attract and retain new employees, and enhance the development of new products and services;

•	the opinion of Hovde that, as of October 5, 2006, the consideration to be received in the merger was fair from a financial point of view to Prairie stockholders (see “The Merger — Opinion of Financial Advisor to the Prairie Board of Directors” beginning on page 54 ); and

•	the likelihood that the merger will be approved by the appropriate regulatory authorities in a timely manner (see “— Regulatory Approvals” beginning on page 62 ).

In addition, the Prairie board considered the following factors that potentially created risks if the board decided to approve the merger agreement:

•	the possibility that the merger and the related integration process could result in the loss of key customers;

•	the agreement of the directors and other key stockholders to reimburse Integra for certain liabilities relating to Prairie’s status as an S corporation for purposes of federal income tax;

•	the challenges of integrating the businesses, assets and workforces of the two companies; and

•	the potential risks of receiving stock in another entity whose future success may depend on different factors than Prairie’s.

The foregoing discussion of the information and factors considered by the Prairie board is not intended to be exhaustive, but includes all material factors considered by the Prairie board. In reaching its determination to approve and recommend the merger, the Prairie board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Integra’s Reasons for the Merger

The Integra board of directors believes that the merger is fair to, and in the best interests of, Integra and its stockholders. Integra’s board believes that the proposed merger offers an attractive opportunity to help achieve the board’s strategic business objectives. In deciding to approve the merger agreement and the transactions it contemplates, Integra’s board consulted with management, as well as its legal counsel and financial advisors, and considered numerous factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Integra and Prairie, both individually and as a combined company; in particular, the Integra board focused on how the proposed merger was consistent with Integra’s strategic plan to enter into higher growth metropolitan markets;

•	the experience and motivation of Prairie’s management team and the attractiveness of its existing and potential client base;

•	a review of the demographic, economic and financial characteristics of the markets in which Prairie operates, including the existing and potential competition and history of the market areas with respect to financial institutions;

•	the overall merger consideration relative to Integra’s valuation of Prairie, and the total mix of cash and Integra common stock to be paid in the merger; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities in a timely manner (see “— Regulatory Approvals” beginning on page 62).

The above discussion of the information and factors considered by the Integra board is not intended to be exhaustive, but includes the material factors they considered. In arriving at its determination to approve the merger agreement and the transactions it contemplates, the Integra board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Recommendations of Prairie’s Board of Directors

Prairie’s board of directors has unanimously adopted the merger agreement and unanimously recommends that Prairie’s stockholders vote “FOR” the approval of the merger agreement and “FOR” the termination of the stockholder agreement.

Some directors and executive officers of Prairie have interests in the merger that are in addition to or differ from those of stockholders of Prairie generally. See “— Interests of Prairie Directors and Executive Officers In The Merger” on page 60.

Opinion of Financial Advisor to the Prairie Board of Directors

On August 17, 2006, Prairie formalized its retention of Hovde to provide its financial services to Prairie including a potential sale of Prairie. Hovde has delivered to the Board of Directors of Prairie its opinion that, based upon and subject to the various considerations set forth in its written opinion dated October 5, 2006, the merger consideration to be paid to the stockholders of Prairie is fair from a financial point of view as of such date. In requesting Hovde’s advice and opinion, no limitations were imposed by Prairie upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated October 5, 2006, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C. Prairie stockholders should read this opinion in its entirety.

Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The Board of Directors of Prairie selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde received a fee from Prairie for performing a financial analysis of the merger and rendering a written opinion to the Board of Directors of Prairie as to the fairness, from a financial point of view, of the merger to the stockholders of Prairie. Prairie has agreed to pay Hovde fees upon the consummation of the merger equal to one and one-quarter percent of the final value of the transaction with certain adjustments for its services as financial advisor in connection with the merger. Based upon a transaction value of $122.4 million, if the merger is consummated Prairie will pay Hovde approximately $1,530,000 for its services. In addition to its fees and regardless of whether the merger is consummated, Prairie has agreed to reimburse Hovde for its reasonable out-of-pocket expenses. Prairie has also agreed to indemnify Hovde against any claims, losses and expenses arising out of the merger or Hovde’s engagement that did not arise from Hovde’s gross negligence or willful misconduct. Hovde has not received any other fees or compensation from Prairie in the two year period prior to this engagement.

Hovde’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and, as such, does not constitute a recommendation to any stockholder of Prairie as to how the stockholder should vote at the Special Meeting. The summary of the opinion of Hovde set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were discussed in a presentation to the Board of Directors of Prairie by Hovde. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the Board of Directors of Prairie, but it does summarize all of the material analyses performed and presented by Hovde. None of the analyses performed by Hovde failed to support Hovde’s opinion that the merger consideration was fair from a financial point of view to the stockholders of Prairie.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Board of Directors of Prairie and its fairness opinion.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Prairie and Integra. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness of the merger consideration, from a financial point of view, to the stockholders of Prairie. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Prairie might engage. In addition, as described above, Hovde’s opinion to the Board of Directors of Prairie was one of many factors taken into consideration by the Board of Directors of Prairie in making its determination to approve the merger agreement.

The opinion expressed by Hovde was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including changes affecting the securities markets, the results of operations or material changes in the financial condition of either Prairie or Integra could materially affect the assumptions used in preparing this opinion.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Prairie and Integra and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement and all attachments thereto;

•	certain historical publicly available information concerning Prairie and Integra;

•	certain internal financial statements and other financial and operating data concerning Prairie and Integra;

•	certain other information provided to Hovde by members of the senior management of Prairie and Integra for the purpose of reviewing the future prospects of Prairie and Integra;

•	the historical market prices and trading volumes of Integra common stock;

•	the nature and terms of recent merger and acquisition transactions to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that Hovde considered relevant; and

•	the pro forma ownership of Integra common stock by the holders of Prairie common stock relative to the pro forma contribution of Prairie’s assets, liabilities, equity and earnings.

In addition, Hovde:

•	analyzed the pro forma impact of the merger on the combined company’s earnings, consolidated equity capitalization and financial ratios;

•	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations; and

•	performed such other analyses and considered other factors as it deemed appropriate.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed such financial information furnished to or discussed with Hovde by Prairie and Integra was reasonably prepared and reflected the best currently available estimates and judgments of senior management of Prairie and Integra as to the prospects of Prairie, Integra or the combined company, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Prairie.

Contribution Analysis.  Hovde prepared a contribution analysis showing percentages of assets, net loans, deposits and equity at June 30, 2006 for Prairie and Integra, and the trailing twelve months and estimated calendar-year 2006 net income on a C corporation adjusted basis that would be contributed to the combined company on a pro-forma basis. These contribution percentages were compared to the approximately 20.67% (hypothetically assuming all Prairie common stock was to be converted entirely into Integra common stock) of the pro forma shares of Integra common stock that holders of Prairie common stock would own.

	Prairie	Integra
	(%)	(%)

Assets	17.33	81.50
Net Loans	19.46	80.54
Deposits	19.99	80.01
Equity	14.41	85.59
LTM Net Income	20.06	79.94
2006 Estimated Net Income	21.18	78.82

Trading Price Analysis.  Hovde reviewed the average trading prices for Integra at different intervals during the period commencing September 19, 2006, using the 5-day, 10-day, 20-day, 30-day, 45-day, 60-day and 90-day average closing price of Integra common stock during such period.

Integra
Average
Closing Price

Last trading day	$25.94
Last 5 Trading Days	$26.00
Last 10 Trading Days	$26.19
Last 20 Trading Days	$25.74
Last 30 Trading Days	$25.59
Last 45 Trading Days	$24.83
Last 60 Trading Days	$24.06
Last 90 Trading Days	$23.89

Stock Trading History Analysis.  Hovde reviewed the relationship between the movements in the prices of Integra’s common stock to movements in certain stock indices, including the SNL Bank Index, the Standard & Poor’s 500 Index and the Russell 2000 Index. Hovde noted that during the one year period ended September 19, 2006, Integra’s common stock outperformed each of the indices.

	Beginning Index	Ending Index
	Value on	Value on
	September 19,	September 19,
	2005	2006

Integra	100.00%	123.76%
SNL Bank Index	100.00%	114.72%
S&P 500 Index	100.00%	108.50%
Russell 2000 Index	100.00%	109.81%

Hovde also noted that during the three year period ended September 19, 2006, Integra’s common stock outperformed the SNL Bank Index and the Standard & Poor’s 500 Index, but underperformed the Russell 2000 Index.

	Beginning Index	Ending Index
	Value on	Value on
	September 19,	September 19,
	2003	2006

Integra	100.00%	134.25%
SNL Bank Index	100.00%	125.35%
S&P 500 Index	100.00%	127.88%
Russell 2000 Index	100.00%	139.46%

Analysis of Selected Transactions.  As part of its analysis, Hovde reviewed two groups of comparable transactions. The first peer group included transactions, which have occurred since January 1, 2001, that involved target banks headquartered in the Chicago metropolitan area, in which the total assets of the seller were between $250 million and $2.5 billion (the “Chicago Merger Group”). This Chicago Merger Group consisted of the following 24 transactions:

Buyer	Seller

Inland Bancorp Holding Company	Cambank Inc.
Castle Creek Capital	BB&T Bancshares Corp.
MB Financial, Inc.	First Oak Brook Bancshares
Midwest Banc Holdings, Inc.	Royal American Corporation
First Midwest Bancorp, Inc.	Bank Calumet Inc.
Wintrust Financial Corp.	Hinsbrook Bancshares Inc.
Castle Creek Capital	LDF Inc.
BMO Financial Group	Edville Bancorp Inc.
Wintrust Financial Corp.	Antioch Holding Company
BMO Financial Group	Mercantile Bancorp Inc.
First Banks Inc.	Hillside Investors
Wintrust Financial Corp.	Northview Financial Corp.
BMO Financial Group	New Lenox Holding Co.
First Midwest Bancorp Inc.	CoVest Bancshares Inc.
Bridgeview Bancorp, Inc.	Upbancorp Inc.
Charter One Financial	Advance Bancorp Inc.
Standard Bancshares Inc.	East Side Bancorporation Inc.
MB Financial, Inc.	South Holland Bancorp Inc.
MB Financial, Inc.	First Lincolnwood Corp.
First National of Nebraska	Castle BancGroup Inc.
First Banks Inc.	Plains Financial Corp.
MAF Bancorp Inc.	Mid Town Bancorp Inc.
Financial Federal MHC, Inc.	Success Bancshares Inc.
Bank of Montreal	First National Bancorp Inc.

Hovde then reviewed comparable transactions involving banks headquartered in the metropolitan areas of the Midwestern United States (IA, IL, IN, KS, MI, MN, MO, ND, NE, OH, KY, SD and WI) announced since January 1, 2003, in which the total assets of the seller were between $250 million and $2.5 billion and the sellers’ ROA was greater than 1.00% (the “Midwest Merger Group”). This Midwest Merger Group consisted of the following 13 transactions:

Buyer	Seller

Inland Bancorp Holding Company	Cambank Inc.
Midwest Banc Holdings, Inc.	Royal American Corporation
Marshall & Ilsley Corp.	Trustcorp Financial Inc.
First Midwest Bancorp, Inc.	Bank Calumet Inc.
Wintrust Financial Corp.	Hinsbrook Bancshares Inc.
BMO Financial Group	Edville Bancorp Inc.
PrivateBancorp Inc.	Bloomfield Hills Bancorp Inc.
National City Corp.	Wayne Bancorp Inc.
BMO Financial Group	New Lenox Holding Co.
First Midwest Bancorp Inc.	CoVest Bancshares Inc.
First Federal Capital Corp.	Liberty Bancshares, Inc.
Bridgeview Bancorp, Inc.	Upbancorp Inc.
Charter One Financial	Advance Bancorp Inc.

Hovde calculated the medians of the following relevant transaction ratios in the Chicago Merger Group and the Midwest Merger Group: the multiple of the offer value to the acquired company’s book value; the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; and the tangible book value premium to core deposits. Hovde compared these multiples with the corresponding multiples for the merger, valuing the per share consideration including the special dividend that would be received pursuant to the merger agreement at $221.13 per diluted share of Prairie. In calculating the multiples for the merger, Hovde used Prairie’s C corporation adjusted earnings for the twelve months ended June 30, 2006 and Prairie’s book value, tangible book value and core deposits as of June 30, 2006. The results of this analysis are as follows:

	Offer Value to:
				Ratio of Tangible
			12 Months	Book Value
		Tangible	Preceding	Premium to Core
	Book Value	Book Value	Earnings	Deposits
	(x)	(x)	(x)	(%)

Integra	3.25	3.25	17.8	21.3
Chicago Merger Group median	2.12	2.12	19.4	16.9
Midwest Merger Group median	2.79	2.79	18.2	18.5

Discounted Cash Flow Analysis.  Hovde estimated the present value of all shares of Prairie’s common stock by utilizing Prairie’s estimated future earnings stream. Reflecting Prairie’s internal projections and historical averages, we assumed a 10.0% annual asset growth and certain increases in the 2006-2010 C corporation adjusted net income. The dividends were projected to remain at the current S-Corp. distribution levels in 2006 and 2007 and additional distributions, increasing annually. In all cases, the present value of these cash flows was calculated based on a range of discount rates of 15.0%, 16.0%, and 17.0%. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Prairie’s common stock.

Hovde derived the take-out value of Prairie’s common stock using both the terminal value earnings multiple and book value approaches. In arriving at the terminal value of Prairie’s earnings stream in 2010, Hovde assumed a terminal earnings value multiple at a range of 19.0x, 20.0x and 21.0x. Similarly, in arriving at the terminal value of Prairie’s book value in 2010, Hovde assumed a terminal book value multiple at a range of 225.0%, 250.0% and 275.0%. The terminal values were then discounted, along with annual cash flows, to arrive at the present value for Prairie’s common stock. These analyses and their underlying assumptions yielded a per share range of value for Prairie’s common stock of approximately $164.39 to $197.18 with a midpoint of $180.21 based on the earnings approach and $179.48 to $237.46 with a midpoint of $207.37 based on the book value approach.

Comparable Company Analysis.  Using publicly available information, Hovde compared the stock market valuation and operating characteristics of Integra on a standalone basis with other Midwestern banks with assets between $2.0 billion and $10.0 billion (the “Comparable Group”). The Comparable Group consisted of the following 25 publicly traded institutions:

Company Name	Headquarters	Ticker

1st Source Corp.	South Bend, IN	SRCE
AMCORE Financial, Inc.	Rockford, IL	AMFI
Capital Bancorp Ltd.	Lansing, MI	CBC
Chemical Financial Corp.	Midland, MI	CHFC
Citizens Banking Corp.	Flint, MI	CBCF
Community Trust Bancorp, Inc.	Pikeville, KY	CTBI
Corus Bankshares, Inc.	Chicago, IL	CORS
First Busey Corp.	Urbana, IL	BUSE
First Financial Bancorp	Hamilton, OH	FFBC
First Financial Corp.	Terre Haute, IN	THFF
First Indiana Corp.	Indianapolis, IN	FINB
First Merchants Corp.	Muncie, IN	FRME
First Midwest Bancorp, Inc.	Itasca, IL	FMBI
Great Southern Bancorp, Inc.	Springfield, MO	GSBC
Heartland Financial USA, Inc.	Dubuque, IA	HTLF
Independent Bank Corp.	Ionia, MI	IBCP
MainSource Financial Group, Inc.	Greensburg, IN	MSFG
UMB Financial Corp.	Kansas City, MO	OMBF
Wintrust Financial Corp.	Lake Forest, IL	WTFC
MB Financial, Inc.	Chicago, IL	MBFI
Midwest Banc Holdings, Inc.	Melrose Park, IL	MBHI
Old National Bancorp	Evansville, IN	ONB
Old Second Bancorp, Inc.	Aurora, IL	OSBC
Park National Corp.	Newark, OH	PRK
PrivateBancorp, Inc.	Chicago, IL	PVTB
Republic Bancorp, Inc.	Louisville, KY	RBCAA
Taylor Capital Group, Inc.	Rosemont, IL	TAYC

Indications of such financial performance and stock market valuation included the following calculations of price-to-book value, price-to-tangible book value, price-to-2006 estimated GAAP earnings and price-to-2007 estimated GAAP earnings.

	Price to:
			2006	2007
		Tangible	Estimated	Estimated
	Book Value	Book Value	Earnings	Earnings
	(x)	(x)	(x)	(%)

Integra	2.04	2.65	15.4	14.2
Comparable Group median	2.07	2.60	16.0	14.4

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration was fair from a financial point of view to the stockholders of Prairie.

Interests of Prairie Directors and Officers in the Merger

Agreements with Executive Officers. The executive officers of Prairie are Bradley Stevens, Mark Rusiewski and Mark Trevor. In connection with the merger, Bradley Stevens, the President and Chief Executive Officer of Prairie, has agreed to terminate his existing employment agreement with Prairie and enter into a new employment agreement with Integra, which will commence immediately following the effective date of the merger. Pursuant to the terms of the agreement, Mr. Stevens will serve as an Executive Vice President of Integra and President and CEO — Chicago Region of Integra Bank for a term of three years. The agreement is subject to automatic renewal for successive one-year terms unless either of the parties gives notice of its intention not to renew at least 60 days before the expiration of the then current term.

The agreement provides for a base salary of $200,000 per year, subject to review annually, provided that the amount of the salary may not be reduced below the base salary. During the term of the agreement, Mr. Stevens will be eligible to participate in the incentive bonus and equity compensation plans of Integra and will receive other fringe benefits available to similarly situated employees of Integra. In addition, Integra will reimburse Mr. Stevens for country club expenses, lease payments on his current automobile until the lease expires and reasonable business expenses.

The agreement provides for a lump sum severance payment equal to one times the base salary then in effect if Integra terminates Mr. Stevens’ employment without cause and in the absence of “change in control” or if Mr. Stevens terminates employment because of a material breach by the Company. If Mr. Stevens employment is terminated within six months before or two years after a “change in control” for any reason other than death, disability or cause, or if Mr. Stevens terminates his employment for “good reason” six months before or within two years after a change in control, then Mr. Stevens is entitled to receive a lump sum severance payment equal to the greater of (1) an amount that when added to all other accelerated payments or benefits would be equal to 2.9 times the “base amount” as defined in Section 280G of the Internal Revenue Code or (2) 2.9 times the base amount minus any excise taxes payable by the executive as an “excess parachute payment.”

The agreement contains restrictive covenants for the benefit of Integra that prohibit Mr. Stevens from: (1) working in a similar capacity for a competitive enterprise for two years from the date of termination of employment within Will and Cook Counties, Illinois, any county in which Integra or its subsidiaries have an office or a branch and any counties contiguous to any of those counties; (2) soliciting or interfering with Integra’s customers; (3) interfering with Integra’s contractors and vendors and (4) soliciting or hiring Integra’s employees.

In connection with the merger, Mark Rusiewski, the Chief Financial Officer of Prairie has agreed to enter into a change in control benefits agreement with Integra. The agreement has a term ending December 31, 2008; however, the term is automatically extended for successive terms of one year unless either party elects not to further extend the term by providing written notice prior to November 30 of the year for which notice is given. If Mr. Rusiewski’s employment is terminated within twelve months following a “change in control” for any reason other than death, disability, retirement or cause, or if the employee terminates his employment for good reason within twelve months following a “change in control,” then the employee is entitled to a lump sum severance payment equal to 1.5 times the “base amount” as defined in Section 280G of the Internal Revenue Code. The payment to Mr. Rusiewski’ would be reduced by the full amount that such payment, when added to all other payments or benefits of any kind by reason of the “change in control” constitutes an “excess parachute payment”. In the event Mr. Rusiewski’s employment is terminated for any reason other than death, disability, retirement or cause prior to a “change in control”, Mr. Rusiewski is entitled to receive a monthly severance benefit payable for nine months equal to his salary for the preceding year divided by twelve.

The agreement contains restrictive covenants for the benefit of Integra that prohibit Mr. Rusiewski from: (1) soliciting or interfering with Integra’s customers; (2) interfering with Integra’s contractors and vendors; and (3) soliciting or hiring Integra’s employees.

Mr. Rusiewski will also receive an annual salary of $126,000, and will receive restricted shares of Integra common stock, as more fully described below under “Options and Restricted Stock.”

Mark Trevor is expected to continue his current role with Prairie Bank and serve as a senior lending officer of Integra Bank following the merger.

Options and Restricted Stock.  Prairie has outstanding options to purchase a total of 22,959 shares of Prairie common stock, of which 19,950 are held by Dorothy Oremus, a non-employee director of Prairie and 3,000 are held by Mark Rusiewski. At the effective time of the merger:

•	all of the options held by Ms. Oremus will be converted into the right to receive cash in an amount (less applicable withholding taxes) equal to (1) the number of shares of Prairie common stock subject to the option, multiplied by (2) $217.53 minus the applicable exercise price of the option (which represents an aggregate cash payment of $4,040,583); and

•	all of the options held by Mark Rusiewski will be converted into an option to purchase Integra common stock with the same duration and other terms as the original option.

Upon the effective time of the merger, Integra has agreed to award 11,500 restricted shares of Integra common stock to Bradley Stevens, 4,800 restricted shares to Mark Rusiewski and an aggregate of 4,750 restricted shares to certain other senior officers. The restricted shares will vest 50% on the third anniversary of the date of grant and the remaining 50% will vest on the fourth anniversary; provided, such officers have been continuously employed by Integra or its subsidiaries during such restricted period. Assuming a price of $23.75 per share of Integra’s common stock (as of March 2, 2007, the most recent practicable date prior to the date of this proxy statement/prospectus), the aggregate fair market value of the restricted shares held by Bradley Stevens, Mark Rusiewski, and the other senior officers of Prairie would be $273,125, $114,000 and $112,813, respectively.

Indemnification and Directors’ and Officers’ Insurance.  Following the effective time of the merger, Integra has agreed to indemnify and hold harmless the current and former directors and officers of Prairie for all actions taken by them prior to the effective time of the merger, to the same extent as Prairie currently provide for indemnification of their officers and directors. Pursuant to the terms of the merger agreement, Integra has agreed to provide to each of the directors and officers of Prairie, following the effective time for at least a period of four years, as much comparable directors’ and officers’ liability insurance as is available at a cost of 200% of Prairie’s current premiums as of October 5, 2006. See “Description of the Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” on page 78.

Director Appointments.  Immediately following the effective time of the merger, Integra’s board of directors will take all action necessary to elect two directors of Prairie, Bradley Stevens and Arthur D. Pringle, III, to the board. They will also be elected as directors of Integra Bank.

Regulatory Approvals

It is a condition to the completion of the merger that the parties receive all necessary regulatory approvals of the merger and subsidiary merger. Neither Integra nor Prairie is aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, Integra will also seek this approval or action.

Integra intends to merge Prairie Bank with and into Integra Bank immediately after the merger between Integra and Prairie. Although the merger of Prairie with Integra’s wholly-owned merger subsidiary is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, the Federal Reserve Board waived that requirement on November 17, 2006, because of the need to obtain regulatory approval of the subsidiary merger of Prairie Bank into Integra Bank. Under the Bank Merger Act, as amended, the bank merger must be approved by the OCC.

Integra filed an application with the OCC with respect to the bank merger. This application was approved effective February 21, 2007. In addition, Integra has notified the Illinois Department of Financial and Professional Regulation of the proposed transactions, but its approval is not required to consummate the proposed transactions.

The merger may not be consummated until 30 days following OCC approval, during which time the Department of Justice may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. The commencement of an antitrust action by the DOJ would stay the effectiveness of OCC approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the effect of the merger on competition differently than the OCC and, thus, it is possible that the DOJ could reach a different conclusion than the OCC regarding the competitive effects of the merger.

We are not aware of any other regulatory approvals required for completion of the merger, and there can be no assurance that any approvals will be obtained. The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Prairie stockholders.

Listing of Integra Common Stock

Before the completion of the merger, Integra has agreed to use its best efforts to cause the Integra common stock to be issued in the merger to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance. Integra common stock trades on the Nasdaq Global Market under the symbol “IBNK.”

Accounting Treatment

Integra will account for the merger under the purchase method of accounting for business combinations under generally accepted accounting principles in the United States of America, which means that the assets and liabilities of Prairie will be recorded, as of the completion of the merger, at their fair values and added to those of Integra.

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law, or DGCL, you may dissent from the merger and elect to have the fair value of your Prairie common stock judicially determined and paid in cash, but only if you comply with the provisions of Section 262.

The following is a brief summary of the statutory procedures that you must follow in order to perfect your appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS INCLUDED AS ANNEX B TO THIS DOCUMENT.

To dissent from the merger and demand appraisal, you must satisfy the following conditions:

•	deliver a written demand for appraisal of your Prairie common stock to Prairie before the vote on the adoption of the merger agreement at the special meeting;

•	not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement will be voted in favor of the merger agreement and constitute a waiver of your right of appraisal); and

•	continuously hold your Prairie common stock from the date of making the demand through the time the merger is completed.

If you fail to comply with any of these conditions and the merger becomes effective, you will be entitled to receive only the consideration provided in the merger agreement. Failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not satisfy the requirement of a written demand for appraisal.

All written demands for appraisal should be addressed to: Prairie Financial Corporation, 7661 S. Harlem Avenue, Bridgeview, Illinois 60455 Attention: Secretary. A demand must be received before the vote concerning the merger agreement at the special meeting occurs, and should be executed by, or on behalf of, the holder of record. If shares of Prairie common stock are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If shares of Prairie common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker or trustee, who holds Prairie common stock as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the written demand should set forth the number of shares of Prairie common stock as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Prairie common stock in the name of that record owner.

Within 10 days after the merger, Integra must give written notice that the merger has become effective to each holder of Prairie common stock who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from Integra the appraisal of his or her Prairie common stock. Within 120 days after the completion of the merger, either Integra, or any Prairie stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Prairie common stock held by all stockholders entitled to appraisal of their shares. Integra does not presently intend to file such a petition. Because Integra has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy is delivered to Integra, Integra will then be obligated within 20 days of receipt of the copy to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their common stock and with whom agreement as to the value of their shares has not been reached. After notice to these stockholders, the Delaware Court of Chancery is empowered to conduct a hearing to determine which stockholders are entitled to appraisal rights.

The Delaware Court of Chancery will then appraise the Prairie common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by Integra of this value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive this money.

Stockholders of Prairie who are considering seeking an appraisal should bear in mind that the fair value of their Prairie common stock as determined under Section 262 could be more than, the same as or less than the merger consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

Costs of the appraisal proceeding may be assessed against the stockholder by the Court as the Court deems equitable in the circumstances.

Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights you are urged to consult a legal advisor before attempting to exercise these rights.

Voting Agreement

A total of 16 Prairie stockholders, including all the directors, have entered into a voting agreement with Integra. Under this agreement, these stockholders have each agreed to vote their respective shares of Prairie common stock in favor of the merger agreement. Furthermore, each of these stockholders has also agree not to sell, assign, transfer, dispose or otherwise convey any of their shares of Prairie common stock prior to the special meeting. Nothing in the voting agreement limits the ability of any stockholder who is a director of Prairie from exercising his or her fiduciary duties as a director pursuant to the terms of the merger agreement. The shares subject to the voting agreement represent approximately 69% of Prairie’s outstanding common stock on the record date. The voting agreement will terminate upon the termination of the merger agreement.

Tax Reimbursement Agreement

Certain stockholders of Prairie, including all the directors, have entered into a tax reimbursement agreement with Integra. Pursuant to this agreement, these stockholders have agreed to reimburse, on an individual basis, Integra for any losses incurred by Integra after the merger in the event Prairie’s status as an S corporation for federal income tax purposes is deemed to be invalid for any reason. The maximum aggregate amount for which Integra may be reimbursed from these stockholders is $3.1 million. Each stockholder will be obligated to reimburse Integra for the lesser of (i) the tax benefit received by the stockholder as a result of Prairie’s S corporation status being invalidated and (ii) the stockholders pro rata portion of $3.1 million (based on the aggregate number of shares of Prairie common stock held by the stockholders party to the agreement). The Prairie stockholders who have entered into this agreement will not receive any additional compensation for entering into the tax reimbursement agreement.

Restrictions on Resale of Integra Common Stock

All of the shares of Integra common stock issued to Prairie stockholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be “affiliates” of Prairie under the Securities Act at the time of the special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover any resales of the shares of Integra common stock to be received by Prairie’s stockholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale. Based on the number of shares of Integra common stock anticipated to be received in the merger, it is expected that Rule 145 will not limit the amount of shares that former Prairie stockholders will be able to sell into the market. Persons who may be deemed affiliates of Prairie for this purpose generally include directors, executive officers, and the holders of 10% or more of the outstanding shares of Prairie’s common stock.

PRAIRIE SPECIAL MEETING

Date, Time And Place

Prairie will hold a special meeting of its stockholders on April 6, 2007, at 9:00 a.m. local time, at Prairie’s principal office, 7661 S. Harlem Avenue, Bridgeview, Illinois.

Purpose of The Special Meeting

At the special meeting, Prairie stockholders will be asked to consider and vote upon proposals:

•	to approve the merger agreement among Integra, Prairie and a wholly owned subsidiary of Integra; and

•	to terminate the stockholder agreement.

Record Date; Stockholders Entitled To Vote

Prairie’s board of directors has established the close of business on February 28, 2007 as the record date for determining Prairie stockholders entitled to receive notice of and to vote on proposals at the special meeting or any adjournments or postponements of the special meeting. Only holders of record of Prairie common stock on the record date are entitled to vote at the special meeting. Holders of common shares on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting. As of the record date, there were 532,497 shares of Prairie common stock outstanding.

Voting Prairie Common Stock

Prairie stockholders are requested to complete, date and sign the enclosed proxy card and promptly return the proxy card in the accompanying envelope. You may vote your Prairie common stock by:

•	signing and returning the enclosed proxy card. Giving a proxy means that a Prairie stockholder authorizes the persons indicated on the Prairie proxy card to vote his or her or its shares at the special meeting in the manner directed. If the proxy card does not give instructions on how to the vote the shares, the shares will be voted as recommended by the Prairie board of directors and “FOR” approval of the merger agreement and “FOR” termination of the stockholder agreement; or

•	attending the special meeting and voting in person.

Revoking Proxies

A Prairie stockholder may revoke his or her proxy at any time before it is voted at the special meeting by:

•	sending a written notice to the corporate secretary of Prairie that is received prior to the special meeting and states that you revoke your proxy;

•	signing and delivering a new proxy card bearing a later date; or

•	attending the special meeting and voting in person although your attendance alone will not revoke your proxy.

Before the special meeting, any written notice of revocation should be sent to Prairie, 7661 S. Harlem Avenue, Bridgeview, Illinois 60455 Attention: Secretary. Any notice of revocation that is delivered at the special meeting should be hand delivered to the Corporate Secretary before a vote is taken. A Prairie stockholder may be asked to present documents for the purpose of establishing his or her identity as a Prairie stockholder.

Quorum

A quorum is necessary for the transaction of business at the Prairie special meeting. A quorum exists when holders of a majority of the total number of outstanding shares of Prairie common stock that are entitled to vote at the special meeting are present in person or by proxy. At the special meeting, valid proxies marked “abstain” are treated as present for purposes of determining whether there is a quorum at the special meeting. Abstentions with respect to any proposal will have the same effect as a vote “AGAINST” that proposal.

Stockholder Vote Required

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding Prairie common shares. The termination of the stockholder agreement requires the affirmative vote of the holders of at least 75% of the outstanding shares of Prairie common stock. Except as may be required by applicable law or Prairie’s organizational documents, all other matters, if any, that may be voted on at the meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Prairie common stock represented at such meeting. The merger cannot be completed unless both the merger agreement is approved and the stockholder agreement is terminated.

Solicitation Costs

Each of Integra and Prairie will pay its own costs and expenses incurred in connection with the printing and mailing of this proxy statement/prospectus and the registration of the Integra common stock to be registered in connection with the merger.

Exchange of Share Certificates

Holders of Prairie common stock should not send share certificates with their proxies. A separate transmittal document for the surrender of Prairie common stock certificates in exchange for the merger consideration will be mailed to holders of Prairie common stock following the consummation of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Prairie common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, which we refer to in this section of the proxy statement/prospectus as the Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect and available on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “holder” means a beneficial owner of Prairie common stock who is a United States individual or an estate or trust that is a permitted S corporation stockholder. This discussion assumes you hold your Prairie common stock as a capital asset within the meaning of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a holder of Prairie common stock who is subject to the alternative minimum tax provisions of the Code, a holder of Prairie common stock who received his or her Prairie common stock through the exercise of employee stock options or otherwise as compensation, a holder of options granted under any Prairie benefit plan, or a holder of Prairie common stock who holds Prairie common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

Crowe Chizek and Company LLC has delivered an opinion with respect to the material tax matters and consequences to Prairie’s stockholders of the proposed merger. Such opinion covers the treatment of the merger as a taxable sale as well as a reorganization and was issued in connection with the filing of this proxy statement/prospectus with the Securities Exchange Commission. As described below, if the parties do not make a Section 338(h)(10) election, then it is a condition to the closing of the merger that Crowe Chizek and Company LLC deliver a second tax opinion upon the consummation of the transaction stating that the merger is treated as a reorganization under Section 368. If the parties make a Section 338(h)(10) election, no additional tax opinion will be issued.

Merger as a Taxable Sale

If each of the holders of Prairie common stock returns a duly executed Form 8023 — Election Under Section 338 for Corporations Making Qualified Stock Purchases — then Prairie and Integra will jointly file a Section 338(h)(10) election with the Internal Revenue Service and, in the opinion of Crowe Chizek and Company LLC, the merger will be treated as if Prairie Bank had sold all of its assets to Integra’s wholly-owned subsidiary and Prairie Bank and Prairie had liquidated immediately following the sale. A Form 8023 will be provided to you. The following discussion applies only if a valid Section 338(h)(10) election is filed.

If the merger is treated as a taxable sale of Prairie’s assets, neither Prairie Bank nor Prairie will incur federal income tax on the gain recognized as a result of the deemed sale, except to the extent of any “built-in gains” tax liability under Section 1374 of the Code. However, because Prairie is an S corporation for federal income tax purposes, any gain recognized by Prairie as a result of the deemed sale will generally be allocated to and among Prairie’s stockholders pro rata in accordance with the number of shares of common stock owned immediately prior to the merger. Consequently, holders of Prairie common stock will be required to report their allocable share of Prairie’s gain on their federal income tax returns. The character of any such gain will ultimately depend upon how the merger consideration is allocated among Prairie’s assets for federal income tax purposes. Nevertheless, a portion of the gain allocated to Prairie’s stockholders will be treated as ordinary income subject to tax up to a maximum federal rate of 35%. The balance of any such gain, generally, will be long-term capital gain, subject to federal income tax at applicable long-term capital gains rates.

In addition, a Prairie stockholder may also recognize gain or loss equal to the difference, if any, between the amount of (x) the cash (including cash received for fractional shares) and the fair market value (on the date of completion of the merger) of the shares of Integra stock received in the merger, and (y) such stockholder’s adjusted basis in the shares of Prairie common stock surrendered (as adjusted for such stockholder’s allocable share of Prairie’s taxable income or loss for the taxable period immediately prior to, and including, the merger (including any gain or loss allocated to such stockholder as a result of the merger) and distributions made to such stockholder prior to the merger). Provided that a stockholder holds his or her shares of Prairie common stock as a capital asset, any such additional gain or loss will be either:

•	long-term capital gain or loss if the stockholder held the common stock for more than one year as of the effective time of the merger; or

•	short-term capital gain or loss if the common stock was held for one year or less.

Short-term capital gains are taxed at rates applicable to ordinary income. Because capital losses are deductible in any taxable year only to the extent of $3,000 plus net capital gains recognized in such year, a Prairie stockholder may be taxed on the ordinary income allocated to him or her as a result of the merger, but be unable to deduct the full amount of a capital loss (if any) resulting from the merger. Any capital loss that could not be deducted by a Prairie stockholder may be carried forward to subsequent taxable years, and the deductibility of such loss in such subsequent years will be subject to the same limitations.

A Prairie stockholder will have a basis in the shares of Integra common stock received in the merger equal to the fair market value of the Integra common stock received on the date of the completion of the merger, and will have a new holding period in such Integra common stock beginning on the date of completion of the merger.

Merger as a Reorganization

If every holder of Prairie common stock does not return a duly completed Form 8023 or Prairie and Integra do not make the appropriate election, then the merger will not be treated as a taxable sale of Prairie’s assets. In such case, in the opinion of Crowe Chizek and Company LLC for U.S. federal income tax purposes, the merger, when consummated in accordance with the terms of the merger agreement, and provided Prairie is immediately thereafter merged with and into Integra, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. This opinion is based on tax representation letters provided by Prairie and Integra to be delivered at the time this registration statement is declared effective, and on assumptions, representations, warranties and covenants, including those contained in the merger agreement.

Prairie and Integra have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions in the opinion or as described herein or that a court will not sustain such a challenge.

If the merger is not treated as a taxable sale of Prairie’s assets, it is the opinion of Crowe Chizek and Company LLC that the merger, followed by the immediate merger of Prairie with and into Integra, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that the material U.S. federal income tax consequences of the merger to holders of Prairie common stock are as follows:

•	upon exchanging Prairie common stock for a combination of cash and Integra common stock in the merger, you will recognize gain (but not loss) in an amount equal to the lesser of (x) the cash (excluding any cash received in lieu of a fractional share of Integra common stock) you receive in the merger and (y) the excess, if any, of (i) the sum of the cash (excluding any cash received in lieu of a fractional share of Integra common stock) and the fair market value (on the date of the completion of the merger) of the Integra common shares you receive in the merger (including any fractional share of Integra common stock you are deemed to receive and exchange for cash) over (ii) your tax basis in the Prairie common stock you surrender in the merger (as adjusted for your allocable share of Prairie’s taxable income or loss from its operations and activities through the date of the merger and any distributions made to you prior to the merger);

•	you generally will recognize capital gain or loss on any cash received in lieu of a fractional share of Integra common stock equal to the difference between the amount of cash received in lieu of a fractional share and the portion of your basis in your Integra common stock allocated to such fractional share; any such capital gain or loss will be long-term capital gain or loss if you have held (or are treated as having held) your Prairie common stock for more than one year at the time of the merger;

•	your aggregate tax basis in the Integra common stock you receive in the merger (before reduction for the basis in any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the Prairie common stock you surrender in the merger (as adjusted as described above), increased by the amount of taxable gain, if any, you recognize on the exchange (not including any gain recognized as a result of cash received in lieu of a fractional share of Integra common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Integra common stock); and

•	your holding period for the Integra common stock you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will include your holding period for the Prairie common stock you surrender in the merger.

If you acquired different blocks of Prairie common stock at different times or at different prices, any gain or loss and holding period will be determined separately with respect to each block of Prairie common stock.

Taxation of Capital Gain.  Gain you recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if you have held (or are treated as having held) your Prairie common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders generally is taxed at a maximum U.S. federal income tax rate of 15%.

Dissenting Stockholders.  Holders of Prairie common shares who assert dissenters’ rights with respect to the merger, as discussed in “Summary — Appraisal Rights” beginning on page 8, and who receive cash in respect of their Prairie common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate adjusted tax basis in their shares.

Backup Withholding

Holders of Prairie common stock may be subject to backup withholding on any proceeds received in connection with the merger. You will not be subject to backup withholding, however, if you furnish a correct taxpayer identification number and certify that you are a U.S. person not subject to backup withholding on the substitute Form W-9 you will receive, or otherwise establish that you are exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding tax rate currently is 28%.

Reporting Requirements

If you receive Integra common stock as a result of the merger and the merger is treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, you will be required to retain records pertaining to the merger and you may be required to attach to your U.S. federal income tax return for the year in which the merger takes place a statement setting forth all relevant facts relating to the merger. In such case, at a minimum, the statement must include (i) your tax basis in the Prairie common stock surrendered and (ii) the fair market value, as of the effective date of the merger, of the Integra common stock received in exchange therefor.

Tax matters can be complicated. You should consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in your particular circumstances.

DESCRIPTION OF THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

The description of the merger agreement in this proxy statement/prospectus has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Prairie or Integra. The merger agreement contains representations and warranties made by and to Prairie, Integra and PFC Merger Corp. as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract among the parties and are subject to important limitations and qualifications agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of facts. Furthermore, the assertions embodied in the representations and warranties from Prairie are qualified by information in the confidential disclosure letter provided by Prairie in connection with signing the merger agreement. For the foregoing reasons, stockholders should not rely on the representations and warranties as statements of factual information.

The Merger

Subject to the terms and conditions of the merger agreement, PFC Merger Corp., a wholly owned merger subsidiary formed by Integra, will be merged with and into Prairie, with Prairie continuing as the surviving corporation. Following the Merger, Prairie will become a wholly owned subsidiary of Integra. The merger subsidiary was created solely for the purpose of the merger and has no material assets or operations of its own.

Notwithstanding the anticipated structure of the merger described above, the merger agreement provides that Integra may at any time change the structure of the merger, including, without limitation, to provide for PFC Merger Corp. to become the surviving corporation or to have Prairie merge into PFC Merger Corp. However, no such change may (1) alter the merger consideration to be received in the merger, (2) materially impede or delay the consummation of the merger, or (3) result in a material adverse tax consequence to the Prairie stockholders not expressly contemplated by the merger agreement.

Subsidiary Merger

Immediately after the effective time of the merger, Prairie Bank will be merged with and into Integra Bank with Integra Bank continuing as a national banking association and a wholly owned subsidiary of Integra. The main office and branches of Prairie Bank will thereafter be operated as branches of Integra Bank. The bank merger agreement with respect to the subsidiaries has been approved by the boards of directors of each bank and by their respective holding companies. The subsidiary merger cannot be completed unless regulatory approval is obtained.

Closing and Effective Time of The Merger

The closing of the merger will take place on the last business day of the month in which all of the conditions listed under the section “— Conditions To The Merger” have been satisfied in all material respects or waived or such other date as the parties may agree to.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and as specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Consideration To Be Received In The Merger

The merger agreement provides that at the effective time of the merger, each issued and outstanding share of Prairie common stock not owned by Integra or a subsidiary of Integra, except for any such shares of Prairie common stock (1) held in the treasury of Prairie or (2) owned by Prairie stockholders who properly demand appraisal rights, will be converted into the right to receive either (A) if and only if the merger is treated as a taxable sale of assets by Prairie under Section 338(h)(10) of the Code, 5.914 shares of Integra common stock and $65.26 in cash, without interest, or (B) if the merger is not treated as a taxable sale of assets by Prairie under Section 338(h)(10) of the Code, 5.760 shares of Integra common stock and $63.57 in cash, without interest. Whether the transaction is treated as a taxable sale of assets depends, among other things, on whether Prairie’s stockholders make a proper election under Section 338(h)(10) of the Code. If the merger is treated as a taxable sale of assets by Prairie under Section 338(h)(l0) of the Code, Integra will obtain a higher tax basis in the acquired assets, which will generate future tax benefits for Integra. This is why Integra has agreed to pay additional consideration if the merger is treated as a taxable sale of assets by Prairie pursuant to Section 338(h)(10) of the Code.

In addition, if the price of Integra common stock falls below certain thresholds established in the merger agreement, Prairie may terminate the merger agreement unless Integra elects to increase its consideration for the Prairie common stock. This is described in more detail under the section “— Termination” on page 76.

Prairie stockholders will not receive fractional shares of Integra common stock. Instead, they will receive a cash payment for any fractional shares determined by multiplying the fractional share by the average of the per share closing prices on the Nasdaq Global Market of Integra common stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the closing date of the merger. No interest will be paid or accrued on cash payable to holders of Prairie common stock in lieu of fractional shares.

Because the merger consideration is fixed, the value of the merger consideration will fluctuate as the price of Integra common stock changes. Share prices cannot be accurately predicted. The following table illustrates the effective value of the merger consideration to be received on a per share basis under varying prices of Integra common stock, assuming the merger is treated as a taxable sale of assets and the merger is treated as a reorganization.

	Merger as a Taxable Sale		Merger as a Reorganization
	Value of Stock	Value of Total	Value of Stock	Value of Total
	Consideration	Consideration	Consideration	Consideration
Price of Integra Common Stock	to be Received	to be Received	to be Received	to be Received

$20.00	$62,983,745	$97,734,499	$61,343,654	$95,194,489
$21.00	66,132,932	100,883,687	64,410,837	98,261,671
$22.00	69,282,120	104,032,874	67,478,020	101,328,854
$23.00	72,431,307	107,182,061	70,545,203	104,396,037
$24.00	75,580,494	110,331,248	73,612,385	107,463,220
$25.00	78,729,681	113,480,436	76,679,568	110,530,402
$26.00	81,878,869	116,629,623	79,746,751	113,597,585
$27.00	85,028,056	119,778,810	82,813,933	116,664,768
$28.00	88,177,243	122,927,997	85,881,116	119,731,950
$29.00	91,326,430	126,077,185	88,948,299	122,799,133
$30.00	94,475,618	129,226,372	92,015,482	125,866,316

You should obtain current market price quotations for Integra common stock to determine the current value of the merger consideration. Based on the $23.75 closing price of Integra common stock on March 2, 2007, the total value of the merger consideration to Prairie, assuming the merger is treated as a taxable sale, is approximately $109.5 million (532,497 shares multiplied by $205.72).

Cancellation and Conversion Of Shares

At the effective time, each share of Prairie common stock held as treasury shares or held by Prairie or any of its subsidiaries immediately prior to the effective time shall be canceled and retired at the effective time. No consideration will be issued in exchange for the cancelled shares.

Each share of common stock of PFC Merger Corp. issued and outstanding immediately prior to the effective time shall be converted into and become one share of common stock of the surviving corporation from and after the effective time.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of PFC Merger Corp. as in effect immediately prior to the effective date of the merger, will be the certificate of incorporation and bylaws of the surviving corporation.

Directors and Officers

The directors and officers of PFC Merger Corp. on the effective date of the merger will be the initial directors and officers of the surviving corporation.

Treatment of Options

All of Mr. Rusiewski’s outstanding and unexercised options to purchase Prairie common stock immediately prior to the effective time will be converted into options to purchase Integra common stock. These substitute options will have the same duration as the original options and other terms so that (a) the fair market value of the substitute options will not exceed the fair market value of the original options, and (b) the holders of the substitute options will not have greater rights than they had under the original options. The original options will be cancelled, and the option holders will have no rights under those options.

The outstanding and unexercised options held by Dorothy Oremus, a non-employee director of Prairie, will be converted into the right to receive cash in an amount (less applicable withholding taxes) equal to (1) the number of shares of Prairie common stock subject to the option, multiplied by (2) $217.53, minus the applicable exercise price of the original option.

Procedures for Exchange of Certificates

The conversion of each share of Prairie common stock into Integra common stock and cash, as described above under “— Consideration To Be Received In The Merger,” will occur automatically at the completion of the merger. Integra Bank will act as the exchange agent to handle the exchange of Prairie stock certificates for Integra stock certificates and the payment of the cash portion of the merger consideration. Promptly after the effective time of the merger, the exchange agent will send a transmittal letter to each record holder of Prairie common stock. The transmittal letter will contain instructions with respect to obtaining the merger consideration in exchange for Prairie common stock.

After completion of the merger, each certificate that previously represented a share of Prairie common stock will represent only the right to receive the merger consideration as described above under “— Consideration To Be Received In The Merger,” including the per share cash amount, cash for any fractional Integra common stock, or the right to receive cash for the fair value of those shares for which appraisal rights have been perfected. Prairie stockholders have the right to dissent from the merger and seek appraisal of their shares. In order to assert appraisal rights, Prairie stockholders must comply with the requirements of Delaware law as described under “The Merger — Appraisal Rights” beginning on page 62.

Neither Integra, Prairie, the exchange agent, nor any other person will be liable to holders of Prairie common stock for any amount delivered in good faith to a public official under applicable abandoned property, escheat or similar laws.

Integra will not issue fractional shares in the merger. Instead, each holder of a share of Prairie common stock will receive from Integra an amount in cash equal to the product obtained by multiplying the fractional share interest to which that holder would otherwise be entitled by the average closing price of Integra common stock on the Nasdaq Global Market for the twenty trading days ending at the end of the third trading day immediately preceeding the closing date of the merger.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by Integra and Prairie with respect to themselves and their respective subsidiaries. These generally reciprocal representations and warranties relate to, among other things:

•	valid corporate organization and existence;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	capitalization;

•	subsidiaries;

•	accuracy and completeness of the information provided for inclusion in this prospectus/proxy statement and the related registration statement;

•	financial statements;

•	the absence of any conflict with, breach of, or default under organizational documents, or contracts as a result of entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	compliance with laws;

•	absence of legal proceedings;

•	payment of fees of brokers, investment bankers, finders and financial advisors; and

•	absence of material adverse changes or material adverse effects since December 31, 2005.

Prairie also made representations and warranties to Integra regarding:

•	affiliate transactions;

•	vote required for approval of the merger agreement and the termination of the stockholder agreement;

•	filing of tax returns, payment of taxes and other tax matters, including matters related to Prairie’s status as a subchapter S corporation;

•	matters related to employees, employment agreements and employee benefit plans;

•	environmental matters;

•	certain material contracts;

•	loan portfolios, asset quality and adequacy of allowance for loan losses.

•	non-banking activities;

•	filing of necessary reports with bank regulatory authorities;

•	interest rate risk management; and

•	investment securities.

Integra also made representations and warranties to Prairie regarding:

•	compliance with SEC filing requirements;

•	disclosure controls and procedures and internal controls;

•	compliance with Sarbanes-Oxley;

•	compliance with the listing an corporate governance requirements of the Nasdaq Global Market; and

•	the sufficiency of its financial resources to perform its obligations under the merger agreement.

Material Adverse Effect

Many of the representations and warranties made by Integra and Prairie will be deemed breached only to the extent the breach would reasonably be expected to result in a material adverse effect. For purposes of the merger agreement, a material adverse effect means, an event, change or occurrence which has a material negative impact on the financial condition, business or results of operations of such party and its subsidiaries, taken as a whole, or the ability to consummate the transactions contemplated by the merger agreement, other than any effects resulting from a material adverse change in general economic, political or financial condition, including, without limitation, as a result of terrorist activities, the date of the merger agreement (or the effect of international conditions on the financial markets in the United States) that affect the banking industry generally.

Covenants

The merger agreement contains covenants the parties made to each other relating to the conduct of business and other matters. Until the completion of the merger, Prairie has agreed that, it and its subsidiaries will:

•	conduct its business in the ordinary course consistent with past practice;

•	use reasonable efforts to preserve intact its business organization;

•	keep available the services of key officers and employees;

•	preserve the good will of those having business relationships with Prairie and its subsidiaries; and

•	notify Integra of any development that relates to Prairie’s ability to comply with internal control requirements of FDICIA.

In addition, Prairie has agreed that, from the date of the merger agreement until the completion of the merger, subject to certain exceptions, neither it nor any of its subsidiaries will without the prior written consent of Integra:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guaranty, endorse or otherwise become responsible for the obligations of any other person or make any loan or advance, except in connection with the issuance of $10 million in trust preferred securities;

•	make any change to the certificate of incorporation or bylaws (or comparable governing instruments) in a manner that would materially and adversely effect the ability to consummate the merger or the economic benefits of the merger to Integra;

•	except with respect to the exercise of outstanding options and the issuance of the trust preferred securities, effect any change in the capitalization or the number of issued and outstanding shares of capital stock of Prairie or its subsidiaries;

•	enter into any arrangement with respect to the purchase or voting of shares of capital stock of Prairie or its subsidiaries;

•	modify the terms of any outstanding options;

•	declare, set aside, pay or make any dividend or other distribution or payment on any shares of capital stock, other than (1) a special cash dividend to Prairie stockholders of $2 million, (2) dividends paid in the ordinary course to cover tax obligations of Prairie stockholders, (3) dividends from a subsidiary to Prairie or any other subsidiary and (4) dividends with respect to outstanding trust preferred securities;

•	except as required by law or other contractual obligations, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee; and

•	except in the ordinary course of business consistent with past practice (not to exceed 5% for any individual), increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation

In the merger agreement, Prairie, and each of its subsidiaries, has agreed that it will not directly or indirectly:

•	solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Prairie or any of its subsidiaries (such transactions are referred to herein as “Acquisition Transactions”), or

•	participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to an Acquisition Transaction, unless the board of directors is required to do so, upon the advice of counsel, in the exercise of its fiduciary duties.

Prairie and each of its subsidiaries was also required to terminate any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any of the foregoing. Prairie must promptly notify Integra if any such inquiries or proposals are received by, any such information is requested from, or any such negotiation or discussion are sought to be initiated or continued with Prairie or any of its subsidiaries with respect to a proposed Acquisition Transaction.

Access to Information; Confidentiality

During the period of time between the date of the merger agreement and prior to the effective time of the merger, Prairie will afford to Integra and its representatives reasonable access during normal business hours to all of Prairie’s properties and records. Prairie upon request will also promptly provide Integra with copies of all monthly financial statements and certain other related reports and materials. The information will be held in confidence to the extent required by the provisions of the merger agreement.

Conditions to the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	receipt of the required Prairie stockholder approvals;

•	the listing of the Integra common stock to be issued to holders of Prairie common stock on the Nasdaq Global Market;

•	receipt of all consents and the expiration of regulatory waiting periods;

•	the continued effectiveness of the registration statement, of which this proxy statement/prospectus is a part, and the registration statement not being the subject of any stop order or threatened stop order;

•	the absence of any legal restraints or prohibitions preventing the consummation of the merger or the bank merger;

•	accuracy of each party’s representations and warranties in the merger agreement, except generally for any inaccuracies that result in, or are reasonably likely to result in, a material adverse effect on such party;

•	each party’s performance in all respects with its covenants under the merger agreement, except where any non-performance would not reasonably be expected to have a material adverse effect on the other party’s rights under the merger agreement;

•	if an election under Section 338(h)(10) of the Code to treat the merger as a taxable sale of assets by Prairie is to be made by the parties, then Integra shall have received the appropriate documents to make such election executed by each stockholder of Prairie;

•	if an election under Section 338(h)(10) of the Code to treat the merger as a taxable sale of assets by Prairie is not be made by the parties, then Prairie shall have received an opinion of Crowe Chizek and Company LLC to the effect that the merger will be treated as a tax-free reorganization;

•	the termination of the existing employment agreement between Prairie and Bradley Stevens and the existing change in control agreement between Prairie and Mark Rusiewski; and

•	all indebtedness outstanding under loan agreement with LaSalle Bank National Association shall have been repaid in full by Prairie with the proceeds from the issuance of trust preferred securities.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after Prairie stockholder approvals have been obtained:

•	by mutual written consent of the board of directors of Integra and Prairie;

•	by either party, if the merger has not been completed on or before May 15, 2007.

•	by Integra, if the stockholders of Prairie fail to approve the merger agreement at the Prairie special meeting;

•	by Prairie, if any of the conditions to its obligations to consummate the merger (other than the failure by the Prairie stockholders to approve the merger agreement or the termination of the stockholder agreement) has not been met or waived by Prairie; provided, that with respect to any breach by Integra or PFC Merger Corp. of any of their representations, warranties or covenants, only if such breach cannot be or is not cured within 15 days of notice;

•	by Integra, if any of the conditions to its obligations to consummate the merger (other than the failure by the Prairie stockholders to approve the merger agreement or the termination of the stockholder agreement) has not been met or waived by Integra; provided, that with respect to any breach by Prairie of any of its representations, warranties or covenants, only if such breach cannot be or is not cured within 15 days of notice; and

•	by Integra, if Prairie (1) fails to call and hold its stockholders’ meeting in accordance with the terms of the merger agreement, (2) does not publicly recommend in the proxy statement that Prairie stockholders approve and adopt the merger agreement, (3) withdraws, modifies or amends such recommendation in any manner adverse to Integra, or (4) authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in any competing transaction.

Additionally, Prairie has the opportunity to terminate the merger agreement if, at any time during the five day period commencing on the tenth calendar day preceding the closing date of the merger (referred to as the “determination date”), if (1) the average closing price per share of Integra common stock for the 20 trading days ending on the last trading date prior to the determination date is less than $21.243, and (2) the number obtained by dividing the average closing price per share referred to in clause (1) by $25.749, which was the average of the per share closing prices of Integra common stock for the 20 trading days ending at the end of the day on October 2, 2006, is less than the quotient obtained by dividing (A) the weighted average of the closing sale prices of the peer group identified in the merger agreement for the five trading days prior to the determination date, by (B) 36.93, which was the weighted average of the closing sales prices for the peer group on October 5, 2006 (referred to as the “index ratio”), minus 0.175. However, if the conditions in (1) and (2) occur, Prairie must notify Integra of its intention to terminate the merger agreement and Integra may prevent such termination by electing within 5 days to pay additional merger consideration, in the form of Integra common stock, cash or a combination of both, pursuant to the following formula. The amount of the additional merger consideration must be such that the aggregate per share stock consideration payable in the merger (prior to any adjustment for the additional consideration) plus the value of the additional consideration (whether paid in cash or stock) will be valued at an amount which is no less than the lesser of (A) $21.243 multiplied by the aggregate per share consideration (prior to adjustment for the additional consideration) and (B) the product of (i) the index ratio and (ii) $25.749 multiplied by the aggregate per share merger consideration (prior to any adjustment for the additional consideration).

If the merger is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to venue of any litigation and the obligation to maintain the confidentiality of certain information obtained in connection with the merger and the merger agreement, will survive, and except that Prairie may be required to make certain payments upon termination as described below.

Effect of Termination

Integra is entitled to the following termination fee (plus reimbursement of expenses) from Prairie if the merger agreement is terminated under the following circumstances:

(1) Integra terminates the merger agreement because Prairie breached:

•	its covenants and agreements under the agreement, or

•	its representations or warranties as of the date of the merger agreement unless such breach is a result of the failure by Integra to perform and comply in all material respects with any of its material obligations, or such breach or breaches, individually or in the aggregate, do not result in a material adverse effect on Prairie (a “Prairie Breach Termination”); then, provided Integra is in material compliance with its material obligations under the merger agreement, Prairie must pay Integra $1,000,000 and reimburse Integra for its reasonable expenses incurred in connection with the merger, up to $200,000.

(2) Integra terminates the merger agreement because Prairie’s stockholders fail to approve the merger agreement on or before May 15, 2007 and such failure was not a result of any action or inaction on the part of Integra (a “Prairie Stockholder Termination”); then, provided Integra is in material compliance with its material obligations under the merger agreement, Prairie must reimburse Integra for its reasonable expenses incurred in connection with the merger, up to $200,000.

(3) In addition to the payments described above in paragraphs (1) and (2), if there is a Prairie Breach Termination or a Prairie Stockholder Termination and, within 18 months after such termination, Prairie enters into an agreement, letter of intent or understanding with any party other than Integra providing for the acquisition of control of Prairie, then:

•	if the prior termination was a Prairie Breach Termination, Prairie must pay Integra $3,800,000; or

•	if the prior termination was a Prairie Stockholder Termination, Prairie must pay Integra $4,800,000.

(4) Integra terminates the merger agreement because Prairie (A) fails to call its stockholders’ meeting in accordance with the terms of the merger agreement, (B) does not publicly recommend in the proxy statement that Prairie stockholders approve the merger agreement or (C) after recommending the merger agreement in the proxy statement withdraws, modifies or amends such recommendation in any manner adverse to Integra, in each case after a competing transaction has been publicly announced or otherwise communicated to Prairie after the date of the merger agreement and prior to the Prairie stockholders taking a vote on the merger agreement at the special meeting; then Prairie must pay Integra $4,800,000 and reimburse Integra for its reasonable expenses incurred in connection with the merger, up to $200,000.

(5) Integra terminates the merger agreement because Prairie authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in a competing transaction, after a competing transaction has been publicly announced or otherwise communicated to Prairie after the date of the merger agreement and prior to the Prairie stockholders taking a vote on the merger agreement at the special meeting; then Prairie must pay Integra $4,800,000 and reimburse Integra for its reasonable expenses incurred in connection with the merger, up to $200,000.

The termination fees described above are Integra’s sole and exclusive remedy against Prairie for a breach of the agreement or if the Prairie stockholders fail to approve the merger agreement.

If the merger agreement is terminated by Prairie because Integra breaches its covenants or its representations and warranties, unless (i) such breach is a result of a failure by Prairie to perform and comply in all material respects with any of its material obligations under the merger agreement or (ii) such breach does not result in or would not result in a material adverse on Integra, then Prairie retains all rights it may have at law or in equity.

Expenses

If the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the surviving corporation.

Employee Matters

Integra has agreed to maintain and administer all Prairie employee benefit plans in accordance with their terms, except to the extent they are amended or terminated by Integra. Integra will provide Prairie employees who continue to be employed with Integra immediately following the effective time of the merger, with benefits that are no less favorable in the aggregate than the benefits enjoyed generally by similarly situated Integra employees.

With respect to employees of Prairie and its subsidiaries who become employees of Integra or the surviving corporation as a result of the merger, Integra has also agreed to (1) recognize service credited under Prairie employee plans and benefit arrangements for purposes of eligibility and vesting, but not for purposes of benefit accrual, (2) waive pre-existing conditions and limitations under its health and disability plans to the extent such conditions were covered under Prairie’s health and disability plans, (3) cause year-to-date deductibles and out-of-pocket expenses incurred by the continuing employees or their covered dependents to be taken into account for purposes of satisfying deductibles and out-of-pocket expenses under Integra’s health plan for the plan year in which the merger occurs.

The merger agreement allows Prairie to pay special stay bonuses to employees of Prairie who enter into stay bonus agreements in a form that is mutually agreed upon by Integra and Prairie. An aggregate amount of $100,000 is available to be paid to Prairie employees under the stay bonuses. Stay bonuses are payable only if the employee remains employed through the operational close of the merger. The stay bonus program was implemented to minimize the likelihood that valued employees of Prairie would leave immediately prior to or shortly after the effective time of the merger.

Indemnification and Directors’ and Officers’ Insurance

Following the merger, Integra has agreed to assume and honor, to the extent permitted by law, any obligation that Prairie had immediately prior to the effective time of the merger with respect to the indemnification of each person who is now, has been or who become prior to the effective time of the merger, a director or officer of Prairie or any of its subsidiaries against all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged condition, act or omission occurring at or prior to the effective time of the merger.

For a period of not less than four years after the effective time of the merger, Integra will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Prairie, as of the date of the merger agreement; provided, however, that if the annual cost for such insurance exceeds

200% of the annual premium paid as of October 5, 2006 by Prairie for such insurance, Integra must cause to be obtained as much comparable insurance for as long a period (not to exceed four years from the effective time of the merger) as is available at a cost of 200% of the Prairie current premium as of October 5, 2006.

Waiver and Amendment

Subject to applicable law, any provision of the merger agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and the merger agreement may be amended or supplemented at any time, provided that no amendment will be made after the Prairie stockholders approve the merger agreement which reduces or changes the form of the merger consideration to be received without further stockholder approval.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Indiana.

DESCRIPTION OF INTEGRA COMMON STOCK

The following description of the terms of the Integra common stock is not meant to be complete and is qualified in its entirety by reference to Integra’s articles of incorporation, which is incorporated into this proxy statement/prospectus by this reference. See “Additional Information” beginning on page 91.

Integra is currently authorized to issue 29,000,000 shares of common stock, stated value $1.00, and 1,000,000 shares of preferred stock, no par value per share. As of February 20, 2007, 17,735,803 shares of Integra common stock were outstanding and no preferred stock was outstanding.

Dividends

The Integra board of directors determines whether to declare dividends and the amount of any dividends declared. Such determinations by the Integra board of directors take into account Integra’s financial condition, results of operations and other relevant factors. While the board of directors expects to maintain its policy of paying regular cash dividends, no assurances can be given that any dividends will be declared, or, if declared, what the amount of such dividends will be. Subject to preferences that may be applicable to any outstanding Integra preferred stock, holders of Integra common stock are entitled to receive ratably such dividends as may be declared by the Integra board of directors out of funds legally available therefor.

Voting Rights

The holders of Integra common stock have one vote per share on each matter on which shareholders are entitled to vote. Each Integra common stock has an associated preferred share purchase right pursuant to Integra’s existing shareholder rights plan.

Liquidation

Upon liquidation or dissolution of Integra, the holders of Integra common stock are entitled to share ratably in the assets that remain after payment of liabilities and the liquidation preference of any outstanding Integra preferred stock.

Preemptive Rights

Integra shareholders do not have preemptive rights.

Registrar And Transfer Agent

Integra Bank N.A. is the transfer agent and registrar for Integra common stock.

Rights Plan

Integra has a shareholder rights plan that was adopted July 18, 2001. The Integra board of directors has declared a dividend of one preferred share purchase right for each Integra common stock outstanding pursuant to the shareholder rights plan. This right also will be attached to each share of Integra common stock subsequently issued, including the Integra common stock to be issued to Prairie stockholders in exchange for their Prairie common stock in the merger. If triggered, the shareholder rights plan would cause substantial dilution to a person or group of persons that acquires more than 15% of Integra’s outstanding common stock on terms not approved by the Integra board of directors. This shareholder rights plan could discourage or make a merger, tender offer or other similar transaction with Integra more difficult.

Preferred Shares

Integra is authorized to issue 1,000,000 shares of preferred stock, without par value, in one or more series with respect to which the Integra board of directors, without shareholder approval, may determine voting, conversion and other rights which could adversely affect the rights of the holders of Integra’s common stock.

Currently, no shares of Integra’s authorized preferred stock are issued or outstanding. Shareholders do not have preemptive rights to subscribe for shares of preferred stock.

The rights of the holders of Integra common stock would generally be subject to the prior rights of the preferred stock with respect to dividends, liquidation preferences and other matters. The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by Integra’s board of directors as such shares are to be issued. It is not possible to state the actual effect of the preferred stock on the rights of holders of common stock until Integra’s board of directors determines the rights of the holders of a series of the preferred stock. However, such effects might include (i) restrictions on dividends; (ii) dilution of the voting power to the extent that the shares of preferred stock were given voting rights; (iii) dilution of the equity interest and voting power if the shares of preferred stock were convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

Furthermore, although Integra has no present intention to do so, its board of directors could direct it to issue, in one or more transactions, shares of preferred stock, additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of the Nasdaq Global Market or any other stock exchange applicable to Integra) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in Integra’s management or any other extraordinary corporate transaction, which might be opposed by the incumbent board of directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by Integra’s shareholders.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF INTEGRA AND PRAIRIE

Upon completion of the merger, Prairie stockholders receiving merger consideration in the form of Integra common stock will become Integra shareholders. Because Prairie is a Delaware corporation, the rights of Prairie stockholders are governed by the applicable laws of the State of Delaware, including the DGCL, Prairie’s certificate of incorporation, by-laws and its stockholder agreement. Because Integra is an Indiana corporation, the rights of Integra stockholders are governed by the applicable laws of the State of Indiana, including the Indiana Business Corporation Law (the “IBCL”), and Integra’s restated articles of incorporation and by-laws.

The following summary discusses and compares some of the material differences between the current rights of Prairie stockholders and Integra stockholders under Delaware law and Indiana law and under Prairie’s certificate of incorporation and by-laws and Integra’s restated articles of incorporation and by-laws. The following summary is not intended to be an exhaustive discussion and comparison of such rights.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the IBCL, the DGCL, other applicable Indiana and Delaware laws, Prairie’s certificate of incorporation, by-laws and its stockholder agreement and Integra’s restated articles of incorporation and by-laws, as applicable. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Additional Information” beginning on page 91.

Authorized Capital Stock

Integra.  Integra’s restated articles of incorporation authorize the company to issue 30,000,000 shares, consisting of 29,000,000 shares of common stock, and 1,000,000 shares of preferred stock. The common stock and preferred stock have no par or stated value, except that, solely for the purpose of any statute or regulation of any jurisdiction imposing any tax or fee based upon the capitalization of the corporation, each of the corporation’s shares is deemed to have a stated value of $1.00 per share.

Prairie.  The total number of shares of authorized stock under Prairie’s certificate of incorporation is 700,000 shares of common stock, par value of $1.00 per share.

Number and Election of Board of Directors

Integra.  The Integra restated articles of incorporation and by-laws provide that the total number of Integra directors will not be less than five nor more than fifteen, as determined by a majority vote of the Integra board. Integra currently has twelve directors and following the appointments of Messrs. Stevens and Pringle to the board following the merger there will be 14 directors. The Integra board of directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The IBCL allows for cumulative voting in director elections if the articles of incorporation so provide. The Integra restated articles of incorporation do not provide for cumulative voting in the election of directors.

Prairie.  The Prairie certificate of incorporation and the Prairie by-laws provide that the total number of Prairie directors shall not be less than five nor more than eleven, as determined by a two-thirds vote of the Prairie board. Prairie currently has seven directors. The Prairie board of directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The DGCL allows for cumulative voting in director elections if the articles of incorporation so provide. The Prairie certificate of incorporation does not provide for cumulative voting in the election of directors.

Removal of Directors

Integra.  The Integra restated articles of incorporation provide that a director may be removed for good cause, only at a meeting of shareholders called expressly for that purpose. The removal of a director requires the affirmative vote of at least 66 2/3% of the votes then entitled to vote on the matter.

Prairie.  The Prairie certificate of incorporation provides that a director may be removed only for cause as determined by the affirmative vote of the holders of at least 75% of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting.

Newly Created Directorships and Vacancies

Integra.  The Integra by-laws provide that vacancies in the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the remaining members of the board of directors, whether or not such remaining directors constitute a quorum of the board.

Prairie.  The Prairie certificate of incorporation provides that any vacancies in the board of directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum. If the number of directors is changed, any increase or decrease in the number of directors is apportioned among the classes so as to maintain all-classes as equal in number as possible.

Amendments to Charter Documents

Integra.  Under the IBCL, a proposed amendment to a corporation’s articles of incorporation must generally be recommended by the corporation’s board of directors and approved by an affirmative vote of at least a majority of the votes cast at a shareholders’ meeting at which a quorum exists (and, in certain cases, a majority of all shares held by any voting group entitled to vote), unless the corporation’s articles of incorporation or board of directors provides otherwise. The Integra restated articles of incorporation also provide that the provisions related to voting rights on business combinations may be amended by the affirmative vote of the holders of shares having at least 80% of the voting power of all the outstanding stock of the corporation entitled to vote.

Prairie.  Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment. The Prairie certificate of incorporation also provides that amendments to certain provisions requires the affirmative vote of the holders of shares having at least 75% of the voting power of all outstanding stock of the corporation entitled to vote. However, amendments that have been approved by at least 2/3 of the directors then in office are not subject to this 75% voting requirement.

Amendment, repeal, or adoption of any provisions inconsistent with the Prairie certificate of incorporation on business combinations requires, in addition to the vote required above, the affirmative vote of the holders of at least two-thirds of the voting stock of the corporation, voting together as a single class, and, with respect to the provisions governing business combinations with or upon a proposal by an interested stockholder, the affirmative vote of the holders of at least two-thirds of the voting stock of the corporation held by disinterested stockholders, voting together as a single class.

Amendments to By-laws

Integra.  Under the IBCL, unless the articles of incorporation provide otherwise, only a corporation’s board of directors may amend or repeal their by-laws. The Integra by-laws provide that the by-laws may be amended at any regular meeting of the board of directors by a vote of a majority of the full board of directors.

Prairie.  Under the DGCL, the stockholders entitled to vote have the power to adopt, amend, or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors. Under the Prairie certificate of incorporation and by-laws, the Prairie by-laws may be amended, altered, or repealed by the affirmative vote of the holders of at least 75% of the total votes eligible to be cast at a meeting of the stockholders or by a resolution adopted by a majority of the directors then in office.

Action by Stockholders Without a Meeting

Integra.  Under the IBCL, any action required or permitted to be taken at a meeting of shareholders of a corporation which has a class of voting securities registered with the SEC pursuant to the Exchange Act may be taken without a meeting only by a unanimous written consent that is signed by all the shareholders entitled to vote on the action and delivered to the corporation. Neither the Integra restated articles of incorporation nor the Integra by-laws provide otherwise.

Prairie.  Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Prairie’s certificate of incorporation does not permit stockholders to act by written consent.

Preemptive Rights

Integra.  Under the IBCL, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide for them. If shareholders are entitled to preemptive rights, the corporation must provide a fair and reasonable opportunity to exercise the preemptive right and to acquire proportional amounts of the unissued shares upon the decision of the board of directors to issue them. Integra’s restated articles of incorporation do not provide for preemptive rights.

Prairie.  Under the DGCL, no stockholder has any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate of incorporation. Prairie’s certificate of incorporation does not provide for preemptive rights.

Notice of Shareholder Actions

Integra.  The Integra by-laws require a written, printed, or typewritten notice of each annual or special meeting stating the date, time, and place and the purpose or purposes thereof to be served upon or mailed to each shareholder. Such notice must be given not more than 30 days, nor less than 10 days before any such meeting.

Prairie.  The Prairie by-laws provide that written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting of the stockholders is called must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. Special meetings of stockholders may be called at any time by the board for the purpose of taking any action permitted by law and the certificate of incorporation of Prairie. Except in special cases where other express provision is made by statute, notice of such special meetings is given in the same manner as for annual meetings of stockholders.

Special Shareholder Meetings

Integra.  Under the IBCL, a special meeting of shareholders must be held if called by the board of directors or the person or persons specifically authorized to do so by the articles of incorporation or by-laws. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting. Under the Integra restated articles of incorporation and by-laws, special meetings of the shareholders may be called at any time by the Chairman of the board of directors, President, or a majority of the board of directors acting with or without a meeting, or by the holders of shares in accordance with the articles of incorporation.

Prairie.  Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. If stockholders are required or permitted to take any action at a meeting, a written notice of the meeting must be given stating the purpose or purposes for which the meeting is called. The Prairie certificate of incorporation and by-laws provide that special meetings of the stockholders may only be called by a majority of the directors then in office.

Limitation of Personal Liability and Indemnification of Directors and Officers

Integra.  Under the IBCL, a corporation may indemnify officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that, in the case of conduct in the person’s official capacity with the corporation, the person’s conduct was in the corporation’s best interests, and, in all other cases, the person’s conduct was at least not opposed to the corporation’s best interests. In criminal proceedings, the person must either have had reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe the conduct was unlawful. Under the IBCL, unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory in two instances:

•	a director is wholly successful in defending himself or herself, on the merits or otherwise, in a proceeding to which the director was a party because the director is or was a director of the corporation; or

•	indemnification is ordered by a court.

Under the IBCL, a director is not liable to shareholders for any action or failure to act in his or her capacity as director, unless the director has breached or failed to perform his or her duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and the breach or failure to perform these duties constitutes willful misconduct or recklessness.

The Integra by-laws provide that Integra will indemnify every eligible person against all liability and expense that may be incurred by him or her in connection with or resulting from any claim to the fullest extent authorized or permitted by law. The ICBL and Integra’s by-laws contain provisions allowing insurance coverage for such liability.

Prairie.  Under the DGCL, a corporation may indemnify a current or former director, officer, employee, agent or any person serving with another corporation at the corporation’s request against expenses, judgments, fines and amounts paid in settlement of actions not related to actions by or in the right of the corporation, if:

•	that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal proceeding, that person had no reasonable cause to believe his or her conduct was unlawful.

The Prairie certificate of incorporation provides that each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise will be indemnified by the corporation in accordance with, and to the fullest extent authorized by law.

The Prairie by-laws provide that Prairie will indemnify its directors, officers, employees or other agents against all expense related to a claim or suit upon a determination that the person has met the requirements for indemnification in the Prairie by-laws. Prairie is not obligated to reimburse the costs of any settlement to which it has not agreed. Prairie may purchase insurance for any such liability.

Dividends

Integra.  Under the IBCL and the Integra restated articles of incorporation, Integra has the power to declare and pay dividends or other distributions to its shareholders, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, Integra would not be able to pay its debts as they become due in the usual course of business or Integra’s total assets would be less than its total liabilities.

Prairie.  Under the DGCL, a corporation’s board of directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either out of its surplus or, where there is no surplus, out of its net profits for the fiscal year and/or the previous fiscal year.

The Prairie by-laws provide that the Prairie Board may, from time to time, declare, and Prairie may pay, dividends on the outstanding shares of capital stock of the corporation.

Shareholder Rights Plan

Integra.  Integra has a shareholder rights plan that was adopted July 18, 2001 and subsequently amended on September 15, 2004. The Integra board of directors declared a dividend of one preferred share purchase right for each Integra common share outstanding pursuant to the shareholder rights plan. This right also will be attached to each Integra common share subsequently issued, including the Integra common stock to be issued to Prairie stockholders in exchange for the Prairie common stock in the merger. If triggered, the shareholder rights plan would cause substantial dilution to a person or group of persons that acquires more than 15% of Integra’s outstanding common stock on terms not approved by the Integra board of directors. This shareholder rights plan could discourage or make more difficult a merger, tender offer or other similar transaction with Integra.

Please review the section entitled “Description of Integra Common Stock — Rights Plan” beginning on page 80 for a more thorough description of Integra’s shareholder rights plan.

Prairie.  Prairie does not have a stockholder rights plan.

Stockholder Agreement and Restrictions on Transfer of Shares

Integra.  Integra is not a party to any agreement with its shareholders similar to the Prairie stockholder agreement and is not requiring or requesting that the Prairie stockholders enter into any such agreement with respect to the common stock of Integra that constitutes a portion of the merger consideration. Integra common stock that constitute a portion of the merger consideration will be registered under the Securities Act and will be included for listing on the Nasdaq Global Market. These shares will not be subject to transfer restrictions except to the extent the holders thereof are considered to be affiliates of Integra and therefore subject to the restrictions set forth in Rule 145 promulgated by the SEC pursuant to the Securities Act. For purposes of Rule 145, the term affiliates is generally deemed to include directors, executive officers and 10% shareholders of Integra.

Prairie.  Prairie has elected to be taxed as an S corporation for U.S. federal income tax purposes. Prairie and the owners of all of its issued and outstanding common stock entered into the stockholder agreement, dated as of December 31, 1998, to prevent, among other things, transfers of Prairie common stock which would cause the termination of Prairie’s status as an S corporation under the Internal Revenue Code. The Prairie stockholder agreement restricts the sale, transfer, encumbrance, pledge, assignment or other disposition of, and issuance of, Prairie common stock. Under the terms of the Prairie stockholder agreement, any disposition of Prairie common stock in violation of the Prairie stockholder agreement is null and void and without legal effect. Termination of the Prairie stockholder agreement is necessary in order to consummate the merger. A proposal to terminate the Prairie stockholder agreement is being submitted to the stockholders of Prairie pursuant to this proxy statement/prospectus.

Voting Rights; Required Vote for Authorization of Certain Actions

Integra.  Each holder of Integra common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Under the IBCL, the consummation of a merger requires the approval of a majority of the board of directors of each corporation and the approval of each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast by that voting group, unless a greater vote or a vote by voting groups is required by the IBCL, the corporation’s articles of incorporation, or its board of directors. Separate voting by voting groups is required if the plan of merger contains a provision that, if contained in a proposed amendment to a corporation’s articles of incorporation, would require action by one or more separate voting groups.

Under the IBCL, approval of the shareholders of an Indiana corporation which is a surviving corporation in a merger is not required if:

•	the articles of the surviving corporation will not differ from its articles before the merger;

•	immediately after the effective date each shareholder of the surviving corporation will hold the same proportionate number of shares as those held by the shareholder immediately prior to the merger, with identical designations, preferences, limitations and rights; and

•	the number of voting or participating shares, as the case may be, outstanding immediately after the merger (either by conversion of other securities or upon exercise of rights or warrants issued pursuant to the merger), plus the number of voting or participating shares issuable as a result of the merger, will not exceed by more than 20% the number of voting or participating shares (adjusted to reflect any share split under the plan of merger) of the surviving corporation outstanding immediately prior to the merger.

Under the IBCL, a sale of all or substantially all of Integra’s assets outside of the regular course of business requires the approval of the board of directors and the affirmative vote of a majority of all the votes entitled to be cast on the transaction unless the Integra board of directors or the Integra restated articles of incorporation require a greater vote or a vote by voting groups. Neither the Integra board of directors nor the Integra restated articles of incorporation require a greater vote or a vote by voting groups.

Under the IBCL, an “interested shareholder” (e.g., any holder of 10% or more of the shares) of an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act, or which has specifically adopted this provision in the corporation’s articles of incorporation, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of the 10% interest, the board of directors of the target corporation approved either the acquisition of the interest or the proposed business combination. If board approval is not obtained, then five years after a 10% or more shareholder has become a 10% shareholder, a business combination with the 10% or more shareholder is permitted if all provisions of the articles of incorporation of the corporation are met and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. Integra has not elected to remove itself from the protection provided by the Indiana business combinations provision.

Under the IBCL, unless an Indiana corporation provides an exemption in its articles of incorporation or by-laws, any person who makes a “control share acquisition” may not vote the shares acquired in that acquisition, except to the extent voting rights relating to those shares are granted by a resolution approved by a vote of disinterested shareholders. A “control share acquisition” is defined as the acquisition by a person of, or the power to direct the voting of, shares representing between one-fifth and one-third, between one-third and one-half, or one-half or more of an issuing public corporation’s voting power in the election of directors, either within a 90-day period or pursuant to a plan to make a control share acquisition of ownership.

The acquiring person may request, and the corporation must call, a special shareholders’ meeting to restore or approve voting rights after the acquiring person delivers to the corporation a statement describing the acquisition or proposed acquisition (acquiring person statement), and an undertaking to pay the expenses relating to the meeting. Shares acquired in a control share acquisition in which no acquiring person statement has been filed may be redeemed by the corporation at their fair value, under certain circumstances.

Integra has not elected to exempt itself from the Indiana control share statute.

The Integra restated articles of incorporation provide that any merger, consolidation, or acquisition of Integra by another corporation without the approval of the Integra board of directors requires the affirmative approval of the holders of 80% of the issued and outstanding common stock of Integra and 80% of the issued and outstanding preferred shares or other class of shares, regardless of limitations or restrictions on the voting power thereof, entitled to vote at a meeting duly called for such purpose. The Integra restated articles of incorporation also provide that amendment of this provision requires the affirmative vote of the holders of shares entitling them to exercise 80% of the voting power on such proposal.

Prairie.  Each holder of Prairie common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Generally, under the DGCL, the approval of a corporation’s board of directors and the approval of a majority of the outstanding stock entitled to vote is required to approve mergers or consolidations. However, unless a corporation’s certificate of incorporation provides otherwise, no stockholder vote is required in connection with a merger where:

•	the corporation’s certificate of incorporation is not amended, the shares of the corporation’s stock outstanding immediately prior to the merger remain outstanding after the merger, and the common stock issued in the merger does not exceed 20% of the previously outstanding common stock; or

•	the merger is with a wholly owned subsidiary of the corporation.

A sale of all or substantially all of a corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of a corporation, requires the approval of a corporation’s board of directors and the approval of a majority of the outstanding stock entitled to vote on the transaction.

Under the DGCL, a corporation may not engage in any “business combination” with any interested stockholder (generally, a 15% or greater stockholder) for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to that time the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for determination of the outstanding voting stock those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of a the outstanding voting stock which is not owned by the interested stockholder.

These restrictions will not apply if the corporation’s certificate of incorporation expressly elects not to be governed by these provisions. The Prairie certificate of incorporation does not contain this election.

The Prairie certificate of incorporation provides that a “business combination” requires the affirmative vote of the holders of at least 75% of the voting stock of the corporation voting together as a single class, and if the business combination is with or upon a proposal by an interested stockholder, the affirmative vote of the holders of at least 75% of the voting stock of Prairie held by disinterested stockholders voting together as a single class, unless the following conditions are met:

•	the business combination has been approved by at least 2/3 of all disinterested directors; or

•	the proposed business combination is solely between Prairie and a subsidiary, and the business combination does not increase the voting power of an interested stockholder in any class or series of capital stock of Prairie or a subsidiary;

•	the proposed business combination is a merger with another corporation without action by the stockholders of the corporation to the extent and in the manner permitted by the DGCL; or

•	the proposed business combination is with or upon a proposal by an interested stockholder, involves any cash or consideration other than cash being received by the stockholders of the corporation, solely in their respective capacities as stockholders of the corporation, and all other conditions set out in the Prairie certificate of incorporation are met.

Other Corporate Constituencies

Integra.  Under the IBCL, in discharging his or her duties to the corporation and in determining what is in the best interests of the corporation, a director may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director considers pertinent. Directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that the approval is not in the best interests of the corporation. In addition, directors are not required to:

•	render inapplicable the business combination provisions of the IBCL;

•	redeem any rights under, or render inapplicable, a shareholder rights plan; or

•	take or decline to take any action solely because of the effect that the action might have on a proposed change of control.

The IBCL explicitly provides that any different or higher degree of scrutiny imposed in Delaware and some other jurisdictions upon director actions taken in response to potential changes in control will not apply.

Prairie.  In connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of the corporation or any subsidiary, to merge or consolidate with the corporation or any subsidiary or to purchase or otherwise acquire all or substantially all of the assets of the corporation or any subsidiary, the board of directors of the corporation may consider all of the following factors and any other factors which it deems relevant: (a) the adequacy of the amount to be paid in connection with any such transaction; (b) the social and economic effects of the transaction on the corporation and its subsidiaries and the other elements of the communities in which the corporation or its subsidiaries operate or are located; (c) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; (d) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (e) any antitrust or other legal or regulatory issues which may be raised by any such transaction.

Appraisal Rights

Integra.  Under the IBCL, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of:

•	consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote on the plan;

•	consummation of a plan of share exchange by which the shareholder’s shares will be acquired, if the shareholder is entitled to vote on the plan;

•	consummation of a sale or exchange of all, or substantially all, the property of the corporation, other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange;

•	approval of a control share acquisition under the IBCL; and

•	any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

The dissenters’ rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to any transaction described above if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the New York Stock Exchange or any Nasdaq Market. As of the date of this proxy statement/prospectus, shares of Integra common stock were traded on the Nasdaq Global Market. Therefore, Integra shareholders currently would not be entitled to assert dissenters’ rights pursuant to the IBCL with respect to any of the transactions discussed above.

Prairie.  Under the DGCL, stockholders have the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. The DGCL grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•	shares of stock of the surviving corporation;

•	shares of stock of another corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•	ash in lieu of fractional shares of the stock described in the two preceding clauses; or

•	any combination of the above.

Please review the section entitled “The Merger — Appraisal Rights” beginning on page 62 for a more thorough discussion of appraisal rights under the DCGL.

LEGAL MATTERS

The validity of the Integra common stock is being passed upon by Baker & Daniels LLP.

EXPERTS

The financial statements of Integra and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this proxy statement/prospectus by reference from Integra’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Prairie Financial Corporation as of and for the years ended December 31, 2005 and 2004 have been audited by Crowe Chizek and Company LLC, independent auditors, as stated in their report, which is included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The U.S. federal income tax consequences of the merger are being passed upon by Crowe Chizek and Company LLC.

ADDITIONAL INFORMATION

Integra files annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders may read and copy this information at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Stockholders also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about issuers like Integra who file electronically with the SEC. The address of that site is http://www.sec.gov.

Integra filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Integra common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. Stockholders may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

The SEC allows Integra to incorporate by reference information into this proxy statement/prospectus, which means that Integra can disclose important information to stockholders by referring stockholders to another document filed separately with the SEC. Neither Integra nor Prairie incorporate the contents of their websites into this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Integra has previously filed with the SEC. These documents contain important information about Integra and its business, financial condition and results of operations.

Integra incorporates by reference into this proxy statement/prospectus the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the Prairie special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Proxy Statement in connection with Integra’s 2006 annual meeting of shareholders, filed on March 17, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K, as filed on January 18, 2006, March 7, 2006, April 12, 2006, June 21, 2006, October 5, 2006, November 14, 2006, January 9, 2007, as amended by the Form 8-K/A filed January 10, 2007 and January 22, 2007;

•	The description of Integra’s common stock contained in Integra’s Registration Statement on Form 8-A filed on March 20, 1998, as amended on June 12, 1998; and

•	The description of Integra’s shareholder rights agreement contained in Integra’s Registration Statement on Form 8-A filed on July 31, 2001, as amended on September 16, 2004.

Documents filed by Integra and incorporated into this proxy statement/prospectus by reference are available at http://www.integrabank.com, or by contacting Integra’s Secretary at its principal offices, 227 Main Street, P.O. Box 868, Evansville, Indiana 47705-0868, telephone (812) 461-5794.

Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that information contained in this proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this proxy statement/prospectus.

Stockholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in determining how to vote. Neither Integra nor Prairie has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated March 8, 2007. Stockholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Prairie stockholders nor the issuance of Integra common stock in connection with the merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
INTEGRA BANK CORPORATION,
an Indiana corporation,
PFC MERGER CORP.,
a Delaware corporation
and
PRAIRIE FINANCIAL CORPORATION,
a Delaware corporation
Dated as of October 5, 2006

A-i

A-ii

A-iii

INDEX TO DEFINITIONS

Definitions	Sections

Acquisition Transactions	Section 5.1
Additional Consideration	Section 8.1(g)
Adjusted Per Share Stock Consideration	Section 2.1(a)
Affiliate	Section 8.6(a)(i)
Agreement	Preamble
Average Closing Price	Section 8.1(g)
Banking Laws	Section 1.7
Bank Merger	Preamble
Bank Merger Agreement	Section 1.7
Benefit Agreements	Section 4.10
BHCA	Recitals
Certificate	Section 2.3(a)
Closing	Section 6.1
Closing Date	Section 6.1
Commission	Section 3.5
Competing Transaction	Section 8.1(f)
Code	Section 2.1(a)
Consents	Section 5.6
Control	Section 8.6(a)(ii)
Delaware Certificate of Merger	Section 1.2
Determination Date	Section 8.1(g)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(a)
Effective Time	Section 1.2
Elections	Section 5.19(a)
Election Documents	Section 5.19(a)
Environmental Law	Section 8.6(a)(iii)
ERISA	Section 4.9
Exchange Act	Section 3.6
Exchange Agent	Section 2.3(a)
FDICIA	Section 4.7
FRB	Section 3.6
Governmental Entity	Section 3.6
Hazardous Substance	Section 8.6(a)(iv)
Indemnitees	Section 5.8
Index Group	Section 8.1(g)
Index Price	Section 8.1(g)
Index Ratio	Section 8.1(g)
Insurance Cap	Section 5.8
Integra	Preamble
Integra Bank	Recitals
Integra Common Stock	Section 2.1(a)
Integra Expenses	Section 8. 10(b)
Integra Ratio	Section 8.1(g)
Integra Reports	Section 3.7(a)
Integra Substitute Options	Section 2.2(a)

A-iv

Definitions	Sections

IRS	Section 4.9
Knowledge	Section 8.3(a)(v)
Loan Portfolio Properties, Trust Properties and Other Properties	Section 8.6(a)(vi)
Market Price	Section 8.6(a)(vii)
Material Adverse Effect	Section 8.6(a)(viii)
Merger	Recitals
Merger Consideration	Section 2.1(a)
OCC	Section 3.6
Peer Group	Section 8.1(g)
Per Share Stock Consideration	Section 2.1(a)
Person	Section 8.6(a)(ix)
Prairie	Preamble
Prairie Bank	Recitals
Prairie Breach Termination	Section 8.10(b)(i)
Prairie Common Stock	Section 1.1
Prairie Contracts	Section 4.10
Prairie Disclosure Letter	Section 4.3
Prairie Employee Plans	Section 4.9
Prairie Financial Statements	Section 4.7
Prairie Option Plans	Section 2.2(a)
Prairie Preferred Stock	Section 4.3
Prairie Proposals	Section 5.14
Prairie Stockholder Agreement	Section 4.16
Prairie Stockholder Termination	Section 8.10(b)(ii)
Prairie Stockholders Meeting	Section 5.14
Prairie Subsidiaries	Section 4.4
Proxy Statement	Section 3.5
QSub	Section 4.8(d)
Registration Statement	Section 3.5
Required Prairie Vote	Section 4.16
Rights Plan	Section 3.3
S Period	Section 4.8(c)
Sarbanes-Oxley Act	Section 3.7(b)
Securities Act	Section 3.5
Significant Subsidiary	Section 8.6(a)(i)
State Agency	Section 3.6
Starting Date	Section 8.1(g)
Sub	Preamble
Subsidiary	Section 8.6(a)(x)
Surviving Corporation ...	Section 1.1
Tax or Taxes	Section 8.6(a)(xi)
Taxing Authority	Section 8.6(a)(xii)
Tax Returns	Section 8.6(a)(xiii)
Trust Preferred Securities	Section 5.2(a)
Unexercised Options	Section 2.2(a)

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2006 (“Agreement”), is made by and among Integra Bank Corporation, an Indiana corporation (“Integra”), PFC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Integra (“Sub”), and Prairie Financial Corporation, a Delaware corporation (“Prairie”).

WHEREAS, Integra is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and is the owner of all of the outstanding capital stock of Integra Bank National Association, a national banking association (“Integra Bank”).

WHEREAS, Prairie is registered as a bank holding company under the BHCA and is the owner of all of the outstanding capital stock of Prairie Bank & Trust Company, an Illinois banking corporation (“Prairie Bank”).

WHEREAS, Integra and Prairie have each determined that it is in the best interests of their respective stockholders for Prairie to merge with Sub upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, Prairie has received the opinion of Hovde Financial, Inc., its financial advisors, that the consideration to be paid to stockholders of Prairie pursuant to this Agreement is fair from a financial point of view;

WHEREAS, the parties intend that immediately after the Merger becomes effective, Prairie Bank shall merge with and into Integra Bank (the “Bank Merger”); and

WHEREAS, the respective Boards of Directors of Integra, Sub and Prairie have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER AND THE BANK MERGER

Section 1.1  Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), Prairie and Sub will merge with Prairie as the resulting or surviving corporation (“Surviving Corporation”) and the separate corporate existence of Sub will thereupon cease in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”).

Integra may at any time change the method of effecting the combination with Prairie (including, without limitation, the provisions of this Article I) if and to the extent it reasonably deems such change to be desirable, including, without limitation, to provide for Sub to become the Surviving Corporation, to provide for the merger of the Surviving Corporation into Integra or a wholly-owned subsidiary of Integra as a condition to the opinion contemplated in Section 7.2(d) or to change the effective time of the Bank Merger; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of shares of common stock, par value $1.00 per share (“Prairie Common Stock”), of Prairie as provided for in this Agreement, (B) materially impede or delay consummation of the transactions contemplated by this Agreement, or (C) would result in any material adverse tax consequences to Prairie stockholders not expressly contemplated by this Agreement.

Section 1.2  Effective Time.  Prior to the Closing Date (as defined in Section 6.1), Integra and Prairie shall cause a certificate of merger complying with the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) specifying that the Merger will become effective at 11:59 p.m. (CDT) on the day on which the Closing Date occurs (the “Effective Time”).

Section 1.3  Effect of Merger.  The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, Prairie will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Prairie and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

Section 1.4  Certificate of Incorporation and By-laws.  The Certificate of Incorporation and By-laws of Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until amended in accordance with applicable law.

Section 1.5  Directors and Officers.  The directors and officers of Sub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation’s Certificate of Incorporation and By-laws and the DGCL.

Section 1.6  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Prairie, or (ii) otherwise carry out the purposes of this Agreement, Prairie and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Prairie or (b) otherwise carry out the purposes of this Agreement and the officers and directors of the Surviving Corporation are authorized in the name of Prairie or otherwise to take any and all such action.

Section 1.7  Bank Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), and in accordance with the National Bank Act, and the Illinois Banking Act (collectively the “Banking Laws”), Prairie Bank will be merged with and into Integra Bank. Prairie Bank shall be the merging association and its separate corporate existence shall cease as of the effective time of the Bank Merger. Integra Bank shall be the surviving association and shall succeed to and assume all rights and obligations of Prairie Bank in accordance with the Banking Laws. The Bank Merger shall have the other consequences provided for in the Bank Merger Agreement and the Banking Laws.

Section 1.8  Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Integra nor Prairie by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective subsidiaries.

ARTICLE II

CONVERSION OF SHARES

Section 2.1  Conversion of Shares.

(a) At the Effective Time, each then outstanding share of Prairie Common Stock not owned by Integra or any direct or indirect wholly-owned subsidiary of Integra, except for any such shares of Prairie Common Stock (i) held in the treasury of Prairie, or (ii) owned by Prairie stockholders who have properly demanded appraisal and payment for such shares pursuant to § 262 of the DGCL (“Dissenting Shares”), will be converted into the right to receive either (A) if and only if the conditions set forth in Section 7.3(d) with respect to the election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), are satisfied, 5.914 shares of common stock, stated value $1.00 per share and the related rights to purchase shares of Series A Preferred Stock, no par value, which are attached to and trade with such shares (“Integra Common

Stock”), of Integra (the “Per Share Stock Consideration”) and $65.26 in cash; or (B) if the conditions set forth in Section 7.3(d) are not satisfied, 5.760 shares of Integra Common Stock (the “Adjusted Per Share Stock Consideration”) and $63.57 in cash. The shares of Integra Common Stock and cash provided for in this Section 2.1(a) are referred to as the “Merger Consideration”.

(b) Each holder of Prairie Common Stock who would otherwise have been entitled to receive a fraction of a share of Integra Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Integra Common Stock multiplied by the Market Price (as defined in Section 8.6(a)(vi)).

(c) At the Effective Time, each share of Prairie Common Stock held in Prairie’s treasury immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be canceled.

(d) At the Effective Time, each then-outstanding share of Prairie Common Stock owned by Integra or any direct or indirect wholly-owned subsidiary of Integra (except for any shares that are Trust Account Shares or Dissenting Shares) will be canceled and retired.

(e) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Corporation from and after the Effective Time.

Section 2.2  Treatment of Stock Options.

(a) At the Effective Time, all rights under any stock option granted by Prairie or its predecessors pursuant to Prairie’s existing stock option plans (collectively, the “Prairie Option Plans”) that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time, other than the options referenced in Section 2.2(b) and 2.2(c) below (“Unexercised Options”), shall cease to represent a right to acquire shares of Prairie Common Stock and shall be converted into an option to purchase Integra Common Stock (“Integra Substitute Options”) in an amount and at an exercise price determined in this Section 2.2(a) and otherwise subject to the terms of the agreements evidencing the original grants of such options. The adjustments provided in this Section 2.2(a) with respect to Unexercised Options shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Integra Substitute Options shall be the same as the original option except that all references to Prairie shall be deemed to be references to the Integra.

(b) At the Effective Time, the outstanding stock options to purchase an aggregate of 23,965 shares of Prairie Common Stock at its fair market value on the date of exercise shall be canceled in accordance with the agreement between Prairie and the holders of such options.

(c) At the Effective Time, all rights under the outstanding and unexercised stock options held by Dorothy Oremus not otherwise canceled in accordance with Section 2.2(b) shall cease to represent a right to acquire shares of Prairie Common Stock and shall be converted into the right to receive cash in an amount (less any applicable withholding taxes) equal to (a) the number of shares of Prairie Common Stock subject to the original option, multiplied by (b) the Merger Consideration minus the applicable exercise price of the original option. For purposes of this Section 2.2(b), the Integra Common Stock portion of the Merger Consideration shall be valued at the Market Price.

Section 2.3  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Integra shall designate Integra Bank to act as exchange agent (the “Exchange Agent”) in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Prairie Common Stock (a “Certificate”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Prairie Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of Integra Common Stock included in the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

(b) Notice of Exchange.  Promptly after the Effective Time, Integra shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate in exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the Merger Consideration for each share of Prairie Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

(c) Transfer.  If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

(d) Right to Merger Consideration.  Subject to Section 2.3(e) below, until surrendered and exchanged in accordance with Section 2.1 or 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, payable to the holder of the shares of Prairie Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f) below, and shall have no other rights. From and after the Effective Time, Integra shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the right to receive the aggregate Merger Consideration into which the shares of Prairie Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation or its successor any shares of Integra Common Stock and funds (including any interest received with respect thereto) which Integra has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation or its successor (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, cash in lieu of fractional shares and dividends or distributions, if any, deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of Prairie Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Distributions with Respect to Unexchanged Certificates.  Whenever a dividend or other distribution is declared by Integra on Integra Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to Integra Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of Integra Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. The Surviving Corporation, or its successor, shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Prairie on Prairie Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

(f) Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Prairie, Integra or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(g) Voting With Respect to Unexchanged Certificates.  Holders of unsurrendered Certificates will not be entitled to vote at any meeting of Integra shareholders.

(h) No Fractional Shares.  No certificates or scrip representing fractional shares of Integra Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of Integra shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of shareholders of Integra. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of Integra Common Stock to which such holder would otherwise be entitled multiplied by the Market Price.

Section 2.4  Closing of Prairie’s Transfer Books.  The stock transfer books of Prairie shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Prairie Common Stock which is not registered in the transfer records of Prairie, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Integra and the Exchange Agent shall be entitled to rely upon the stock transfer books of Prairie to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Prairie Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

Section 2.5  Changes in Integra Common Stock.  If between the date of this Agreement and the Effective Time, the shares of Integra Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted proportionately such that the holders will receive the same amount of Integra Common Stock as if the Integra Common Stock issuable pursuant to the Merger had been outstanding at the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, or dividend.

Section 2.6  Dissenter’s Rights.  No holder of Dissenting Shares shall be entitled to the Merger Consideration or cash in lieu of fractional shares or any dividends or other distributions pursuant to this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Prairie Common Stock under § 262 of the DGCL, and any such stockholder shall be entitled to receive only the payment provided by § 262 of the DGCL with respect to Dissenting Shares. If any Prairie stockholder who otherwise would be deemed to hold Dissenting Shares shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any such shares, such shares of Prairie Common Stock shall thereupon be treated as though such shares of Prairie Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1. Prairie shall give Integra (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by Prairie relating to Prairie’s rights of appraisal and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for appraisal under § 262 of the DGCL. Prairie shall not, except with the prior written consent of Integra (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INTEGRA AND SUB

Integra and Sub, jointly and severally, hereby represent and warrant to Prairie that:

Section 3.1  Corporate Organization.  Integra is a corporation duly organized and validly existing under the laws of the State of Indiana and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 8.6(a)(vii)). Integra is registered as a bank holding company under the BHCA. Integra has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Integra has heretofore delivered to Prairie true and complete copies of its Articles of Incorporation and By-laws as currently in effect. Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in Illinois.

Section 3.2  Authority.  Each of Integra and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Boards of Directors of Integra and Sub and no other corporate or shareholder proceedings on the part of Integra or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of, Integra and Sub enforceable against Integra and Sub in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

Section 3.3  Capitalization.  As of the date hereof, the authorized capital stock of Integra consists of 29,000,000 shares of Integra Common Stock and 1,000,000 shares of preferred stock, no par value. As of the close of business on October 2, 2006 (a) 17,704,245 shares of Integra Common Stock were validly issued and outstanding, fully paid and nonassessable and (b) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in this Section 3.3, shares issued pursuant to the exercise of stock options or the lapsing of restrictions on restricted stock grants under Integra’s stock option and incentive plans, Integra’s dividend reinvestment plan, and Integra’s Shareholder Rights Plan dated as of July 18, 2001 (the “Rights Plan”), there are no other shares of capital stock of Integra authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Integra obligating Integra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Integra or obligating Integra to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, there are no voting trusts or other agreements or understandings to which Integra or any Integra subsidiary is a party with respect to the voting of the capital stock of Integra. All of the shares of Integra Common Stock issuable in exchange for Prairie Common Stock at the Effective Time in accordance with this Agreement and all of the shares of Integra Common Stock issuable upon the exercise of Integra Substitute Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are outstanding and are owned by Integra.

Section 3.4  Subsidiaries.  Integra Bank is the only Significant Subsidiary (as defined in Section 8.6(a)(i)) of Integra. Integra Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and is duly qualified to do business in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Integra Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of Integra Bank are owned by Integra and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Integra Bank obligating Integra Bank to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating Integra Bank to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

Section 3.5  Information in Disclosure Documents, Registration Statement, Etc.  None of the information with respect to Integra or any of Integra’s subsidiaries provided by Integra for inclusion in (a) the registration statement to be filed with the Securities and Exchange Commission (the “Commission”) by Integra on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the shares of Integra Common Stock to be issued in the Merger (the “Registration Statement”) and (b) the proxy statement of Prairie to be mailed to the stockholders of Prairie in connection with the Merger (the “Proxy Statement”) will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Prairie Stockholders Meeting (as defined in Section 5.14), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

Section 3.6  Consents and Approvals, No Violation.  Neither the execution and delivery of this Agreement by Integra or Sub nor the consummation by Integra and Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Articles or Certificate of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Integra or any of Integra’s subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Integra or any of Integra’s subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require on the part of Integra or Sub any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a “Governmental Entity”), except for (i) filings pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) filing the Delaware Certificate of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and, if necessary, approval by, the Federal Reserve Board (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), (v) filings with, and, if necessary, approval by the Illinois Commissioner of the Department of Financial and Professional Regulation (the “State Agency”), or (vi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7  Reports and Financial Statements.

(a) Since January 1, 2001, Integra and each of Integra’s subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (the “Integra Reports”). Integra has previously furnished or will promptly furnish Prairie with true and complete copies of each of Integra’s annual reports on Form 10-K for the years 2001 through 2005 and its quarterly reports on Form 10-Q for the quarters ended

March 31, 2006 and June 30, 2006. As of their respective dates, the Integra Reports complied in all material respects with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Integra included in the Integra Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Integra and Integra’s subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Integra and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Integra Reports. The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown in Integra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 are, to Integra’s Knowledge, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis and safe and sound banking practices to provide for possible losses on items for which reserves were made, loans and leases outstanding and real estate owned as of the respective dates.

(b) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Integra Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Integra have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission and the statements contained in any such certifications are complete and correct.

(c) The management of Integra has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Integra, including its consolidated subsidiaries, is made known to the management of Integra by others within those entities, and (ii) disclosed, based on its most recent evaluation, to outside auditors and the audit committee of the Board of Directors of Integra (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Integra’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Integra’s internal control over financial reporting.

(d) Integra is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the Nasdaq Global Market, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the Commission.

(e) As of the date hereof, Integra has not identified any material weaknesses in the design or operation of its internal control over financial reporting other than as disclosed in the Integra Reports.

Section 3.8  Absence of Certain Changes or Events.  Except as disclosed in the Integra Reports filed by Integra with the Commission prior to the date of this Agreement, since December 31, 2005, there has not been any change in the financial condition, results of operations or business of Integra and its subsidiaries which has had or will have a Material Adverse Effect.

Section 3.9  Litigation.  Except as disclosed in the Integra Reports filed by Integra with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the Knowledge of Integra, threatened against or affecting Integra or any of Integra’s subsidiaries which, if decided adversely to Integra, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Integra or any of Integra’s subsidiaries having, or which would reasonably be expected to have, a Material Adverse Effect.

Section 3.10  Compliance with Laws and Orders.  Except as disclosed in the Integra Reports filed by Integra with the Commission prior to the date of this Agreement, the businesses of Integra and its subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of Integra Bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and would not reasonably be expected to, have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Integra or any of Integra’s subsidiaries is pending or, to the Knowledge of Integra, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those, the outcome of which will not have a Material Adverse Effect.

Section 3.11  Fees.  Except for fees paid and payable to Howe Barnes Hoefer & Arnett, neither Integra nor any of Integra’s subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

Section 3.12  Agreements with Bank Regulators, Etc.  Neither Integra nor any Integra Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any specific order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Integra been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

Section 3.13  Approval Delays.  Integra knows of no reason why the granting of any of the regulatory approvals referred to in Section 3.6, would be denied or unduly delayed. Integra Bank is “well capitalized” in accordance with the Bank Regulations and will be “well capitalized” on a pro forma basis immediately following the transactions contemplated in this Agreement. The most recent CRA rating of Integra Bank is “Satisfactory” or better.

Section 3.14  Financial Resources.  Integra will have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the Merger Consideration under Section 2.1 and to perform its other obligations under this Agreement.

Section 3.15  [Reserved].

Section 3.16  Notice of Breach or Potential Breach.  Integra shall promptly notify Prairie of any change, circumstance or event which would cause any of the representations or warranties made by Integra and Sub pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents Integra and Sub from complying with any of their obligations hereunder. To Integra’s Knowledge, there is no fact or development which would reasonably be expected to have a Material Adverse Effect on Integra’s or its subsidiaries’ continuing business, which has not been set forth in this Agreement.

Section 3.17  Disclosure.  No representation or warranty by Integra or Sub in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Prairie for a breach of representation, warranty, covenant, agreement or obligation of Integra or Sub hereunder will not be affected by any investigation conducted by Prairie with respect to, or knowledge acquired (or capable of being acquired) with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PRAIRIE

Prairie hereby represents and warrants to Integra and Sub that:

Section 4.1  Corporate Organization.  Prairie is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Prairie is registered as a bank holding company under the BHCA. Prairie has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Prairie has heretofore delivered to Integra true and complete copies of its Certificate of Incorporation and By-laws as currently in effect.

Section 4.2  Authority.  Prairie has the requisite corporate power and authority to execute and deliver this Agreement, subject to the Required Prairie Vote (as defined in Section 4.16). The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Prairie and no other corporate proceedings on the part of Prairie are necessary to authorize this Agreement or to consummate the transactions so contemplated other than the Required Prairie Vote. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of, Prairie, enforceable against Prairie in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

Section 4.3  Capitalization.  As of the date hereof, the authorized capital stock of Prairie consists of 700,000 shares of Prairie Common Stock and 10,000 shares of preferred stock, par value $1.00 per share (“Prairie Preferred Stock”). As of the close of business on October 4, 2006, 532,497 shares of Prairie Common Stock were validly issued and outstanding, fully paid and nonassessable and no shares of Prairie Preferred Stock were issued or outstanding. As of the date of this Agreement and except as set forth in this Section 4.3, pursuant to the Prairie Option Plans or set forth in the disclosure letter executed by Prairie and dated and delivered by Prairie to Integra as of the date hereof (the “Prairie Disclosure Letter”), there are no shares of capital stock of Prairie authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Prairie obligating Prairie to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Prairie or obligating Prairie to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Prairie Disclosure Letter, there are no stockholders agreements, voting trusts or other agreements or understandings to which Prairie or any Prairie Subsidiary is a party with respect to the transfer or voting of the capital stock of Prairie. As of the date of this Agreement, there were outstanding under Prairie Option Plans, unexercised options (whether vested or unvested) to purchase an aggregate of 46,915 shares of Prairie Common Stock, for which adequate shares of Prairie Common Stock have been reserved for issuance under Prairie Option Plans. The Prairie Disclosure Letter sets forth for each of the outstanding unexercised options, the holder, the date of grant, the date of expiration and the exercise price.

Section 4.4  Subsidiaries.  The Prairie Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Prairie (collectively, the “Prairie Subsidiaries” and each a “Prairie Subsidiary”). Prairie Bank is the only Prairie subsidiary which is a financial institution and it is a bank duly organized, validly existing and in good standing under the laws of Illinois and a member of the Federal Reserve System. Each Prairie Subsidiary is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each

Prairie Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Prairie Subsidiary is owned by Prairie or another Prairie Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Prairie Subsidiary obligating any Prairie Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating any Prairie Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

Section 4.5  Information in Disclosure Documents, Registration Statement, Etc.  None of the information with respect to Prairie or any Prairie Subsidiary provided by Prairie for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Prairie Stockholders Meeting (as defined in Section 5.14), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.6  Consent and Approvals; No Violation.  Except as set forth in the Prairie Disclosure Letter, neither the execution and delivery of this Agreement by Prairie nor the consummation by Prairie of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Prairie or any Prairie Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Prairie or any Prairie Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances which will not have a Material Adverse Effect or (c) require on the part of Prairie any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) filing the Delaware Certificate of Merger, (ii) filings with, and, if necessary, approval by the FRB, the OCC and the State Agency, or (iii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7  Financial Information.  Prairie has previously furnished Integra with true and complete copies of the audited consolidated balance sheets of Prairie and the Prairie Subsidiaries as of December 31, 2005 and 2004, and related consolidated income statements and statements of changes in stockholders’ equity and of cash flows for the three (3) years ended December 31, 2005, together with the notes thereto, and the unaudited, consolidated balance sheets of Prairie and the Prairie Subsidiaries as of June 30, 2006 and the related unaudited consolidated income statements and statement of changes in stockholders’ equity for the six months then ended (together, the “Prairie Financial Statements”). The Prairie Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the call reports of Prairie Bank) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of Prairie and the Prairie subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Prairie and the Prairie Subsidiaries since January 1, 2001 have been, and are being, maintained in accordance with generally applied accounting principles and all other applicable legal and accounting requirements and reflect only actual transactions. There exist no material liabilities of Prairie and the Prairie Subsidiaries, contingent or otherwise, of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Prairie Financial Statements. To the Knowledge of Prairie, there is no fact or circumstance that would indicate that Prairie will not be able to comply with the audit, recordkeeping and management review of internal controls requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) as of December 31, 2006.

Section 4.8  Taxes.

(a) Prairie will promptly make available to Integra, upon written request by Integra, true and correct copies of the Tax Returns filed by Prairie and any of the Prairie Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment. Except as set forth in the Prairie Disclosure Letter, Prairie and each Prairie Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, Tax Returns required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Except as set forth in the Prairie Disclosure Letter, Prairie and each Prairie Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes shown or required to be shown to be owing on all such Tax Returns, together with any interest, additions or penalties related to any such Taxes or to any open taxable year or period.

(b) Except as set forth in the Prairie Disclosure Letter, neither Prairie nor any of Prairie’s Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any Tax. Except as set forth in the Prairie Disclosure Letter, neither Prairie nor any of Prairie Subsidiaries is a party to any action, audit or proceeding, nor to the Knowledge of Prairie is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any Taxes, and no deficiency notices or reports have been received by Prairie or any of Prairie Subsidiaries in respect of any material deficiencies for any Tax, assessment, or government charge.

(c) During the period commencing January 1, 1999, and ending on the close of business on the Closing Date (the “S Period”), Prairie has been an “S corporation” within the meaning of Section 1361(a) of the Code, and a valid election under Section 1362 of the Code has been in effect with respect to Prairie at all times for the S Period. A valid S election or similar election has been in effect with respect to Prairie during the S Period in all relevant state and local jurisdictions in which Prairie is subject to Tax and in which such election is required. Each of Prairie’s stockholders has been a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Prairie Common Stock during the S Period, and at no time during the S Period was any stockholder of Prairie a non-resident alien.

(d) During the S Period, Prairie Bank was a qualified subchapter S subsidiary (“QSub”), and a valid election under Section 1361(b)(3)(B) of the Code has been in effect with respect to Prairie Bank at all times for such period. A valid QSub election or similar election has been in effect with respect to Prairie Bank during such period in all relevant state and local jurisdictions in which Prairie is subject to Tax and in which such election is required.

(e) Prairie will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change, made on or prior to the Closing Date, in the method of accounting for a tax period ending on or prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in the regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law) occurring or existing before the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, and (v) if an election under Section 338(h)(10) of the Code is not made with respect to the Merger, prepaid amounts which in the aggregate exceed $20,000 received on or prior to the Closing Date.

Section 4.9  Employee Plans.  Except as set forth in the Prairie Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Prairie or Prairie Subsidiaries (“Prairie Employee Plans”) have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1934, as amended (“ERISA”), the Code, and any other applicable laws. Except as set forth in the Prairie Disclosure Letter, with respect to each Prairie Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (a) has been determined by the Internal Revenue Service (“IRS”) to be so qualified, (b) is the subject of a pending application for such determination that was timely filed, or (c) may still be submitted for such determination as an on-cycle filing under Revenue Procedure 2005-66. None of Prairie, any of the Prairie Subsidiaries, or any entity considered one employer with any of them under Section 4001 of ERISA or Section 414 of the Code has ever established or maintained a pension plan subject to Title IV of ERISA or has ever been a participating employer in a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code. Each Prairie Employee Plan subject to Section 409A of the Code has been operated in good faith compliance with Code Section 409A since January 1, 2005. There is no basis for any person to assert that Prairie or any of the Prairie subsidiaries has an obligation to institute any employee plan or any such other arrangement, agreement or plan. Except as set forth in the Prairie Disclosure Letter, neither Prairie nor a Prairie Subsidiary was or has used any insurance policy to provide funding for a Prairie Employee Plan. Except as set forth in the Prairie Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Prairie Employee Plan that will result in any payment (whether pay or otherwise) becoming due from Prairie or any of the Prairie Subsidiaries to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due, to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing. Neither Prairie nor any of the Prairie Subsidiaries has any obligations for retiree health or life insurance benefits under any Prairie Employee Plan, except as set forth in the Prairie Disclosure Letter. Except as set forth in the Prairie Disclosure Letter, there are no restrictions on the rights of Prairie or any of the Prairie Subsidiaries to amend or terminate any such Prairie Employee Plan without incurring any liability thereunder.

Section 4.10  Material Contracts.  Except as set forth in the Prairie Disclosure Letter or disclosed in the Prairie Financial Statements, neither Prairie nor any Prairie Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, “Benefit Agreements”) providing for aggregate payments to any person in any calendar year in excess of $50,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Prairie or any Prairie Subsidiary or the guarantee by Prairie or any Prairie Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that, if Prairie Common Stock was registered under the Exchange Act, would be required to be filed as an exhibit to a Form 10-K or (after August 23, 2004) a Form 8-K filed with the Commission as of the date of this Agreement (collectively, the “Prairie Contracts”). Neither Prairie nor any Prairie Subsidiary is in default under any Prairie Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

Section 4.11  Absence of Certain Changes or Events.  Except as set forth in the Prairie Disclosure Letter or disclosed in the Prairie Financial Statements, since December 31, 2005 there has not been any change in the financial condition, results of operations or business of Prairie or any Prairie Subsidiary which has had or will have a Material Adverse Effect.

Section 4.12  Litigation.  Except as disclosed in the Prairie Disclosure Letter, there is no suit, action or proceeding pending, or, to the Knowledge of Prairie, threatened against or affecting Prairie or any Prairie Subsidiary which, if determined adversely to Prairie, would be reasonably expected to have a Material Adverse

Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Prairie or any Prairie Subsidiary having, or which would reasonably be expected to have, a Material Adverse Effect on the business of Prairie and the Prairie Subsidiaries. Since January 1, 2001, Prairie and Prairie Bank have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. To the Knowledge of Prairie and Prairie Bank, there are no facts which would form the basis of a claim or claims under such bonds. Neither Prairie nor Prairie Bank has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Prairie’s and the Prairie Subsidiaries’ past claim experience.

Section 4.13  Compliance with Laws and Orders.  Except as set forth in the Prairie Disclosure Letter or as disclosed in the Prairie Financial Statements, the businesses of Prairie and each Prairie Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of a Prairie Subsidiary that is a bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Prairie Disclosure Letter, no investigation or review by any Governmental Entity with respect to Prairie or any Prairie Subsidiary is pending or, to the Knowledge of Prairie, threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case other than those the outcome of which will not have a Material Adverse Effect.

Section 4.14  Agreements with Bank Regulators, Etc.  Neither Prairie nor any Prairie Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Prairie Disclosure Letter, nor has Prairie been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Prairie Disclosure Letter. Neither Prairie nor any Prairie Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Prairie knows of no reason why the granting of the regulatory approvals referred to in Section 4.6 above would be denied or unduly delayed.

Section 4.15  Fees.  Except for fees paid and payable to Hovde Financial, LLC, neither Prairie nor any Prairie Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other person in connection with, or as a result of, the transactions contemplated by this Agreement.

Section 4.16  Vote Required.  The affirmative vote of the (i) holders of a majority of the outstanding shares of Prairie Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Prairie capital stock necessary to approve this Agreement and the Merger, and (ii) the holders of seventy-five (75%) of the outstanding shares of Prairie Common Stock is the only vote of the holders of any class or series of Prairie capital stock necessary to approve the termination of the Prairie Stockholder Agreement dated December 31, 1998 (the “Prairie Stockholder Agreement”) by and among Prairie and its stockholders named therein (collectively, the “Required Prairie Vote”).

Section 4.17  Environmental Matters.  (a) To the Knowledge of Prairie, neither Prairie nor any of the Prairie Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) to the Knowledge of Prairie, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Prairie or any of the Prairie Subsidiaries

is in violation of or has any liability, absolute or contingent, under any Environmental Law or as a result of the presence of any Hazardous Substances, except any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect; and (c) to the Knowledge of Prairie, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Prairie or any Prairie Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.18  Labor.  (a) Neither Prairie nor any of the Prairie Subsidiaries are engaged in, or have engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the Knowledge of Prairie, threatened, against or directly affecting Prairie or the Prairie Subsidiaries; (c) no union is currently certified, there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or, to the Knowledge of Prairie, is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the Knowledge of Prairie are threatened; (e) no collective bargaining agreement exists which is binding on Prairie and/or the Prairie Subsidiaries; (f) neither Prairie nor the Prairie Subsidiaries have experienced any material work stoppage or other material labor difficulty; and (g) neither Prairie nor any of the Prairie Subsidiaries are delinquent in any payments to any current or former officers, directors, employees or independent contractor for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

Section 4.19  Material Interests of Certain Persons.  Except as set forth in the Prairie Disclosure Letter, no officer or director of Prairie, or any “associate” of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Prairie or any of the Prairie Subsidiaries.

Section 4.20  Employment Agreements.  The Prairie Disclosure Letter lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Prairie or any of the Prairie Subsidiaries is a party to or bound by and which, by its terms, is not terminable by Prairie or such Prairie Subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in the Prairie Disclosure Letter have been previously made available to Integra by Prairie.

Section 4.21  Banking Reports.  Since January 1, 2001, Prairie and each of the Prairie Subsidiaries has filed all reports of condition, reports of income and other reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (a) the FRB, (b) the Federal Deposit Insurance Corporation, (c) the State Agency, and (d) any other Governmental Entity with jurisdiction over Prairie or any of the Prairie Subsidiaries, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such reports would not have a Material Adverse Effect. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.22  Loan Portfolio.

(a) The Prairie Disclosure Letter lists as of August 31, 2006 each loan of Prairie Bank that has been classified by the FDIC, the State Agency or the FRB or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Prairie Bank and a list of all loans which Prairie Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has been provided to Integra.

(b) All loans and discounts shown on the Prairie Financial Statements or which were entered into after the date of the most recent balance sheet included in the Prairie Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Prairie and the Prairie Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, reorganization or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are, and shall be, valid, true and genuine and what they purport to be and enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or by general principles of equity. Prairie and the Prairie Subsidiaries have complied and shall prior to the Closing Date comply with all laws and regulations relating to such loans (including, without limitation, Regulation O, 12 C.F.R. Section 215 et seq.), except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Prairie or any Prairie Subsidiary.

(c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Prairie Financial Statements are, to the Knowledge of Prairie, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis and safe and sound banking practices to provide for possible losses on items for which reserves were made, loans and leases outstanding and real estate owned as of the respective dates.

Section 4.23  Investment Portfolio.  All investment securities held by Prairie or the Prairie Subsidiaries, as reflected in the consolidated balance sheets of Prairie included in the Prairie Financial Statements, are carried in accordance with generally accepted accounting principles.

Section 4.24  Interest Rate Risk Management.  The Prairie Disclosure Letter describes all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Prairie or one of the Prairie Subsidiaries or for the account of a customer of Prairie or one of its subsidiaries. All such arrangements and agreements disclosed in the Prairie Disclosure Letter were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Prairie or one of the Prairie Subsidiaries, enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Prairie and each of the Prairie Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Prairie, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.25  Non-Banking Activities.  Neither Prairie nor any of the Prairie Subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the FRB or the BHCA or which is not listed at 12 C.F.R. Section 225.28. Without limiting the generality of the foregoing, any equity investment of Prairie and each of the Prairie Subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation is not prohibited by the regulations of the FRB or the BHCA.

Section 4.26  Trust Administration.  During the applicable statute of limitations period, (a) Prairie Bank has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (b) neither Prairie Bank, nor any director, officer or employee of

Prairie or any of the Prairie Subsidiaries acting on behalf of Prairie or any of the Prairie Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Governmental Entity pending, or to the Knowledge of Prairie, threatened, against or affecting Prairie or any of the Prairie Subsidiaries relating to the compliance by Prairie or any such Prairie Subsidiary with sound fiduciary principles and applicable regulations.

Section 4.27  Fair Lending; Community Reinvestment Act.  With the exception of routine investigation of consumer complaints, neither Prairie nor Prairie Bank has been advised by any Governmental Entity that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Prairie Bank received a Community Reinvestment Act rating of “Satisfactory” in its most recent CRA examination.

Section 4.28  Prairie Disclosure Letter.  The Prairie Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Prairie Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.

Section 4.29  Notice of Breach or Potential Breach.  Prairie shall promptly notify Integra of any change, circumstance or event which would cause any of the representations or warranties made by Prairie pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents Prairie from complying with any of its obligations hereunder. To Prairie’s Knowledge, there is no fact or development which would reasonably be expected to have a Material Adverse Effect on Prairie’s or the Prairie Subsidiaries’ continuing businesses, which has not been set forth in this Agreement.

Section 4.30   Disclosure.  No representation or warranty by Prairie in this Agreement, after giving effect to the disclosures set forth in the Prairie Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Integra for a breach of representation, warranty, covenant, agreement or obligation of Prairie hereunder will not be affected by any investigation conducted by Integra with respect to, or knowledge acquired (or capable of being acquired) with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

ARTICLE V

COVENANTS

Section 5.1  Acquisition Proposals.  Prairie and each Prairie Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (a) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of (other than purchases or sales of loans or securities in the ordinary course of business consistent with past practice), or any securities of, or any merger, consolidation or business combination with, Prairie or any Prairie Subsidiary (such transactions are referred to herein as “Acquisition Transactions”) or (b) except to the extent that the Board of Directors of Prairie is required, upon the advice of counsel to the Board of Directors of Prairie, in the exercise of its fiduciary duties in accordance with applicable law, participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by Prairie that is in the advice of counsel to the Board of Directors of Prairie otherwise required under applicable law. Prairie will, and cause each Prairie Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Prairie will promptly notify Integra if any such inquiries or proposals are received by, any such information is requested from, or any such negotiation or discussion are sought to be initiated or continued with Prairie or any Prairie Subsidiary with respect to a proposed Acquisition Transaction.

Section 5.2  Interim Operations of Prairie.  During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Prairie Disclosure Letter or as otherwise approved expressly in writing by Integra (which approval will not be unreasonably withheld or delayed):

(a) Conduct of Business.  Prairie shall, and shall cause each Prairie Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Prairie shall use reasonable efforts to preserve intact the business organization of Prairie and each Prairie Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Prairie or any Prairie Subsidiary. Other than in the ordinary course of business consistent with past practice, Prairie shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), except for indebtedness incurred in connection with the issuance of $10 million of trust preferred securities (the “Trust Preferred Securities”), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for the guarantee entered into in connection with the Trust Preferred Securities or (iii) make any loan or advance.

(b) Charter and By-laws.  Prairie shall not and shall not permit any Prairie Subsidiary to make any change or amendment to their respective Certificate or Articles of Incorporation or By-laws (or comparable governing instruments) in a manner that would materially and adversely effect such party’s ability to consummate the Merger or the economic benefits of the Merger to Integra.

(c) Capital Stock.  Prairie shall not, and shall not permit any Prairie Subsidiary to, (i) issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of the Prairie Option Plans), (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than the issuance of the Trust Preferred Securities, substantially all of the proceeds of which shall be used to repay existing debt), (iii) modify the terms of any outstanding options granted under the Prairie Option Plans other than, if the Closing Date shall not have occurred prior to February 1, 2007, extend the expiration date of the options held by Dorothy Oremus; (iv) enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, (v) adjust, split, combine or reclassify any of their capital stock or other securities or (vi) make any other changes in their capital structures. Neither Prairie nor any Prairie Subsidiary shall grant any additional stock options after the date hereof.

(d) Dividends.  Prairie shall not, and shall not permit any Prairie Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) a special cash dividends to Prairie stockholders in an amount not to exceed $2 million, (ii) dividends paid in the ordinary course of business to cover the tax obligations of the Prairie stockholders (including any tax dividends for any partial quarterly period), computed on the basis of an assumed combined federal, state and local income tax rate of thirty-eight percent (38%) (iii) dividends paid by any Prairie Subsidiary to Prairie or another Prairie Subsidiary with respect to its capital stock and (iv) dividends paid by any Prairie Subsidiaries with respect to issued and outstanding trust preferred securities.

(e) Employee Plans, Compensation, Etc.  Except as otherwise provided in this Agreement or as disclosed in the Prairie Disclosure Letter, Prairie shall not, and shall not permit any Prairie Subsidiary to, adopt or amend (except as required by law or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice not to exceed 5% for any individual) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f) Certain Policies.  Prairie will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Integra and generally accepted accounting principles, at the earlier of (i) such time as Integra acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been waived or satisfied or (ii) immediately prior to the Closing Date. Prairie’s representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

(g) FDICIA Compliance.  Prairie will notify Integra of any development that relates to Prairie’s ability to comply with the audit, record keeping and management review of internal controls requirements of FDICIA.

Section 5.3  Interim Operations of Integra.  During the period from the date of this Agreement to the Effective Time, without the prior written consent of Prairie, Integra will not declare or pay any extraordinary or special dividend on the Integra Common Stock or take any action that would (a) materially delay or adversely affect the ability of Integra or Sub to obtain any approvals of any Governmental Entity required to permit consummation of the Merger or (b) materially adversely affect the ability of Integra or Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.4  Employee Matters.

(a) Benefit Agreements.  On and after the Effective Time, Integra shall maintain and cause to be administered according to their lawful terms all Prairie Employee Plans, except to the extent they are lawfully amended or terminated by Integra.

(b) Retirement and Benefit Plans.  For purposes of all Integra employee plans and employee policies (for example, and without limitation, vacation and sick leave policies), Integra shall credit employees of Prairie and Prairie Subsidiaries who become employees of Integra or the Surviving Corporation as a result of the Merger with all service with Prairie, any Prairie Subsidiaries, or any predecessor employer (to the extent such service has been recognized by Prairie under the Prairie Employee Plans) for purposes of eligibility and vesting as if such service had been performed for Integra or a subsidiary thereof, but not for purposes of benefit accrual. From and after the Effective Time, Integra shall cause any and all pre-existing condition limitations under its health plan or disability plans to be waived with respect to Prairie employees and their eligible dependents, to the extent that such conditions were covered by Prairie’s health or disability plans, respectively. Integra shall cause its health plan to credit employees of Prairie and Prairie Subsidiaries and their eligible dependents with year-to-date deductibles and out-of-pocket expenses incurred under Prairie’s health plan toward satisfaction of applicable deductibles and out-of-pocket expenses under Integra’s health plan for the plan year in which the Merger occurs.

(c) Transition.  Upon and after the Merger, Prairie employees shall have benefits that in the aggregate are no less favorable than the benefits enjoyed generally by similarly situated Integra employees.

(d) Stay Bonuses.  The parties hereto acknowledge that Prairie and Prairie Bank shall be permitted to commit to pay stay bonus payments as contemplated in the Prairie Disclosure Letter; provided, however, that neither Prairie nor Integra shall be obligated to pay any bonus payment unless and until such employee executes and delivers a stay bonus agreement in the form agreed to by Integra and Prairie, which agreement shall govern the obligation to make any such bonus payment.

(e) Employment, Change-in-Control and Restricted Stock Agreements.  Upon the request of Integra, Prairie shall cause to be delivered to Integra (i) an executed employment agreement for Bradley Stevens, and (ii) an executed change-in-control agreement for Mark Rusiewski. In addition, upon the request of Integra, Prairie shall use its best efforts to cause to be delivered an executed change-in-control agreement for Mark Trevor and an executed Restricted Stock Agreement for each of Bradley Stevens, Mark Trevor, Mark Rusiewski, June Novotny, Michael Bradshaw, Margaret Chung and Wade Alexa. Each of the foregoing agreements shall be in substantially the forms agreed to by the parties thereto and consistent with the terms contemplated by the Prairie Disclosure Letter, and Integra shall cause to be delivered to each such individual an executed counterpart to such agreement. Such agreements are to be effective at the Effective Time.

Section 5.5  Access and Information.  Upon reasonable notice, Prairie shall, and shall cause each Prairie Subsidiary to, afford to Integra and its representatives (including, without limitation, directors, officers and employees of Integra and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Integra may reasonably request; provided, however, that Prairie shall not be required to provide access to any such information or properties if the providing of such access (a) would interfere unnecessarily with the normal operations of Prairie and Prairie’s Subsidiaries; (b) would be reasonably likely, upon the advice of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (c) would be precluded by any lease, contract or legally enforceable agreement in existence prior to the date hereof or by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. All information furnished by one party to the other party in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby) except to the extent that such information (i) already is known to such other party when received from a source not known by the receiving party to be under an obligation of confidentiality, (ii) thereafter becomes lawfully obtainable from other sources or (iii) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the OCC, the Department of Justice, the State Agency or any Governmental Entity. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same or be destroyed.

Section 5.6  Certain Filings, Consents and Arrangements.  Integra, Sub and Prairie shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation (collectively, “Consents”) and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement complete copies of all such reports promptly after they are filed. In advance of any filing made under this Section 5.6, Integra and Prairie and their respective counsel shall be provided with the opportunity to comment thereon, and Integra and Prairie each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the Governmental Entities with respect to such filings.

Section 5.7  State Takeover Statutes.  Prairie shall take all reasonable steps to (a) exempt Prairie and the Merger from the requirements of any state takeover law by action of Prairie’s Board of Directors or otherwise and (b) upon the request of Integra, assist in any challenge by Integra to the applicability to the Merger of any state takeover law.

Section 5.8  Indemnification.  From and after the Effective Time, Integra will assume and honor any obligation as provided for and permitted by applicable federal and state law that Prairie had immediately prior to the Effective Time with respect to the indemnification of each person who is now, who has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Prairie or any Prairie Subsidiary (collectively, the “Indemnitees”) arising out of Prairie’s Certificate of Incorporation or By-laws in the form on the date hereof (to the maximum extent permitted by applicable law or regulation) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged condition, act or omission occurring at or prior to the Effective Time, including any actions taken to approve and implement this Agreement and the transactions contemplated hereby, in the Indemnitee’s capacity as a director or officer (whether elected or appointed), of Prairie or any Prairie Subsidiary. This Section 5.8 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries. In addition, for a period of not less than four years after the Effective Time, Integra will cause the Surviving Corporation to maintain in effect the current directors’ and officers’ insurance policies maintained by Prairie as of the date hereof; provided, however, that if the annual cost of such “tail” insurance policies are not available at a cost not greater than 200% of the annual premium paid on the date of this Agreement by Prairie for such insurance (the “Insurance Cap”), Integra shall cause to be obtained as much comparable insurance for as long a period (not to exceed four years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.

Section 5.9  Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

Section 5.10  Publicity.  Integra and Prairie shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement, neither Integra nor Prairie shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.

Section 5.11  Registration Statement.  Promptly following the receipt of the financial statements described in Section 5.12, Integra shall file with the Commission the Registration Statement in which the Proxy Statement will be included. Integra shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Prairie will use its reasonable best efforts to cause the Proxy Statement to be mailed to Prairie stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Prairie shall furnish all information concerning Prairie and the holders of Prairie Common Stock as may be reasonably required in connection with any such action. Each of Integra and Prairie shall furnish all information concerning itself and its subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the preparation, filing and distribution of the Proxy Statement. Integra and Prairie each agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders, and at the time of the Prairie Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Integra and Prairie agrees to promptly correct any information provided by it for use in the Registration Statement or the Proxy Statement that shall have become false or misleading. Integra and Prairie will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. In advance of any filing made under this Section 5.11, Integra and Prairie and their respective counsel shall be provided with the opportunity to comment thereon, and Integra and Prairie each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Governmental Entities with respect to such filings. Preparation and filing of the Registration Statement and Proxy Statement shall be at the sole cost and expense of Integra, except that Prairie shall be solely responsible for the costs and expenses, including fees of Prairie’s accountants and legal counsel, related to preparation and review of Prairie financial statements and Prairie information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to Prairie stockholders.

Section 5.12  Financial Information and Accountant’s Consents.

(a) Prairie shall deliver to Integra as promptly as practicable but not later than November 10, 2006, audited financial statements for Prairie for 2005 and unaudited financial statements the nine (9) month period ended September 30, 2006, in such form as is required by Regulation S-X for inclusion in a registration statement under the Securities Act, including statistical disclosures required by Guide 3.

(b) Prairie shall furnish to Integra such additional financial data concerning Prairie and the Prairie Subsidiaries as Integra may reasonably request, including any internal unaudited financial statements for the fiscal months ending after the date of this Agreement through the Closing Date.

(c) Prairie and Integra shall each use their reasonable efforts to cooperate fully with each other, and cause their registered independent public accounting firms to so cooperate, to provide the necessary information and consents required or to do any other actions required in connection with the preparation and filing of the Registration Statement.

Section 5.13  Stock Exchange Listing.  Integra shall use its best efforts to list the Integra Common Stock to be issued pursuant to the Merger on the Nasdaq Global Market.

Section 5.14  Prairie Stockholders Meeting.  Prairie, acting through its Board of Directors, shall, subject to and in accordance with its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Prairie Common Stock (the “Prairie Stockholders Meeting”) for the purpose of voting (i) to approve and adopt this Agreement and the Merger and (ii) to terminate the Prairie Stockholder Agreement (collectively, the “Prairie Proposals”). The obligation to call and hold the Prairie Stockholders Meeting and submit the Prairie Proposals to a vote of the Prairie stockholders pursuant to this Section 5.14 shall not be affected by any action taken in connection with the exercise of the fiduciary duties of the Prairie Board of Directors pursuant to Section 5.1.

Section 5.15  Provision of Shares and Cash.  At the Closing Date, Integra shall issue and provide the shares of Integra Common Stock included in the Merger Consideration and will provide the cash included in the Merger Consideration and the cash to be paid in lieu of fractional shares of Integra Common Stock to the Exchange Agent as provided in Section 2.1 above. The shares of Integra Common Stock included in the Merger Consideration will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

Section 5.16  Adverse Action.  From the date hereof until the Effective Time, except as expressly contemplated by the Agreement, no party will, without the written consent of the other parties knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

Section 5.17  Affiliates.  Promptly after execution and delivery of this Agreement, Prairie shall deliver to Integra a letter identifying all persons who, to the best of Prairie’s knowledge, may be deemed as of the date hereof “affiliates” of Prairie for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date hereof until the Effective Time. Prairie shall use its reasonable best efforts to cause each person identified on such list to deliver to Integra, on or before the date of mailing of the Proxy Statement, a written agreement substantially in the form attached as Exhibit B hereto.

Section 5.18  Bank Merger Agreement.  Promptly after executing and delivering this Agreement, each of Integra and Prairie shall take all actions necessary to cause Integra Bank and Prairie Bank, respectively, to execute and deliver the Bank Merger Agreement.

Section 5.19  Section 338(h)(10) Election.

(a) Integra, Prairie and each of Prairie’s stockholders shall join in making an election under Section 338(h)(10) of the Code (and any identical or similar provisions under state or local law) to treat the Merger as a sale by Prairie of the assets and properties of Prairie Bank (the “Elections”). At least forty-five (45) days after the date of the Agreement, Integra shall prepare and provide to Prairie, for Prairie’s review and comment, drafts of the IRS Form 8023 and other forms of Election, if any, together with such authorizations as Integra reasonably determines that it needs to execute and file the Elections (the “Election Documents”), which comments shall be provided to Integra no later than fifteen (15) days after receiving the initial draft from Integra. At or prior to Closing, Prairie shall deliver to Integra the Election Documents containing information then available, duly executed by Prairie and each of its stockholders.

(b) For purposes of making the Elections, (i) Integra and Prairie shall agree upon the methodology for the allocation of the Merger Consideration among the assets of Prairie and Prairie Bank, and (ii) Integra and its successors are authorized to complete and file the Election Documents, including the allocation of the Merger Consideration, in accordance with such methodology.

Section 5.20  Taxes and Tax Returns.

(a) From and after the Effective Time, Integra shall be responsible for timely payment of any amounts that may be due to the IRS from Prairie, Prairie Bank or their successors for periods ending on or after the Effective Time, including but not limited to, as a result of Section 1374 of the Code or any similar state tax law.

(b) Integra shall timely file any Tax Returns required to be filed by Prairie, Prairie Bank or their successors from and after the Effective Time.

(c) Integra shall provide Bradley Stevens, acting as the representative of Prairie stockholders, copies of all Tax Returns and any related financial statements or documentation used to prepare such Tax Returns, related to Prairie or Prairie Bank (the “Representative”) at least ten (10) days prior to the filing of any such Tax Return. The Representative shall have the opportunity to review and comment upon any return filed in connection with Section 5.20(b).

Section 5.21  Additions to Board of Directors.  The Board of Directors of Integra shall take all action necessary immediately following the Effective Time to elect Bradley Stevens as a director of Integra serving in the class with its current term expiring in 2007 and Arthur D. Pringle, III as a director of Integra serving in the class with its current term expiring in 2008. The initial terms of such persons shall expire at the Integra annual meetings of shareholders following the Effective Time at which the term of the class to which such directors belong expire, subject to being renominated as directors at the discretion of Integra Board of Directors. Such persons shall also be elected as directors of Integra Bank.

ARTICLE VI

CLOSING MATTERS

Section 6.1  The Closing.  The closing (the “Closing”) shall occur at such location mutually agreeable to the parties and on a date (the “Closing Date”) which is the last business day of the first calendar month during which all of the conditions set forth in Article VII are satisfied in all material respects or waived. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

Section 6.2  Documents and Certificates.  Each of the parties shall use its respective best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary to satisfy the closing conditions set forth in Article VII and to consummate the Closing of the transactions contemplated by this Agreement as soon as practicable.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Integra and Sub, on the one hand, and Prairie, on the other hand, to consummate the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) The Prairie Proposals shall have been approved and adopted by the Required Prairie Vote.

(b) The Integra Common Stock issuable in the Merger and the transactions contemplated hereby shall have been authorized for listing on the Nasdaq Global Market.

(c) All Consents, and all expirations of waiting periods imposed by, any Governmental Entity which are necessary for the consummation of the Merger and the Bank Merger (other than immaterial Consents, the failure of which to obtain would not be materially adverse to Integra and Integra’s subsidiaries or Prairie and the Prairie Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such Consent, shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of Integra the consummation of the Merger.

(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

(e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger or the Bank Merger shall have been issued and remain in effect.

Section 7.2  Conditions to Obligation of Prairie to Effect the Merger.  The obligation of Prairie to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a) Integra and Sub shall have performed in all respects the covenants contained in this Agreement required to be performed by them at or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on Integra or on Prairie’s rights under this Agreement.

(b) The representations and warranties of Integra and Sub contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Closing Date as if made at and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times; or (iii) where the failure or failures of such representations and warranties to be so true and correct when made, individually or in the aggregate, does not result or are not reasonably likely to result in a Material Adverse Effect on Integra.

(c) Integra shall have furnished Prairie a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Integra stating that, to the best of their Knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) above have been satisfied.

(d) If the Merger Consideration to be paid to Prairie stockholders is the amount specified in clause (B) of Section 2.1(a), then Crowe Chizek & Company LLC, shall have delivered to Prairie their opinion, dated the Closing Date, which shall provide that it may be relied upon by the stockholders of Prairie substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) each of Prairie, Integra and any wholly-owned subsidiary of Integra, to the extent Prairie is merged into such subsidiary, are parties to a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain will be recognized by Integra or Prairie as a result of the Merger; (iii) the gain recognized by a Prairie stockholder pursuant to the Merger will be the lesser of (A) the difference between the fair market value of the Merger Consideration paid to such stockholder and the basis of the stockholder’s shares of Prairie Common Stock and (B) the cash portion of the Merger Consideration payable to such stockholder and no loss will be recognized by such stockholder; (iv) the tax basis of the shares of Integra Common Stock received by stockholders who exchange all of their shares of Prairie Common Stock solely for shares of Integra Common Stock in the Merger will be the same as the tax basis of the shares of Prairie Common Stock surrendered in exchange therefor (reduced by any cash received and increased by the amount of gain recognized on the exchange); and (v) the holding period of the shares of Integra Common Stock received in the Merger will include the period during which the shares of Prairie Common Stock surrendered in exchange therefor were held, provided such shares of Prairie Common Stock are held as capital assets at the Effective Time. In rendering such opinion, counsel may reasonably rely upon representations contained in certificates of officers of Prairie, Integra, and others.

Section 7.3  Conditions to Obligation of Integra and Sub to Effect the Merger.  The obligation of Integra and Sub to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

(a) Prairie shall have performed in all respects the covenants contained in this Agreement required to be performed by it at or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on Prairie or on Integra’s rights under this Agreement.

(b) The representations and warranties of Prairie contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Closing Date as if made on and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times; or (iii) where the failure or failures of such representations and warranties to be so true and correct when made, individually or in the aggregate, does not result or are not reasonably likely to result in a Material Adverse Effect on Prairie.

(c) Prairie shall have furnished Integra a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Prairie stating that, to the best of their Knowledge and belief after due inquiry, the conditions set forth in Subsections 7.3(a) and 7.3(b) above have been satisfied.

(d) If the Merger Consideration paid to Prairie stockholders is the amount specified in clause (A) of Section 2.1(a), then Prairie shall have furnished Integra with fully-executed original copies of the Election Documents contemplated by Section 5.19 on behalf of each of the Persons who is a stockholder of Prairie as of the Closing Date.

(e) Each of (i) the Employment Agreement between Prairie Bank and Bradley Stevens dated February 20, 1992 and (ii) the Change in Control Severance Agreement between Prairie and Mark Rusiewski dated April 15, 2005, shall have been terminated.

(f) Prairie shall have repaid in full with the proceeds of the Trust Preferred Securities all indebtedness that is outstanding under the Loan Agreement dated February 3, 2003, with LaSalle Bank National Association, as amended, and the related Modification Revolving Note dated May 3, 2006.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Prairie:

(a) by mutual consent of the Board of Directors of Integra and the Board of Directors of Prairie;

(b) by Integra or Prairie if the Merger shall not have been consummated on or before March 31, 2007;

(c) by Integra, if this Agreement was not approved by the Required Prairie Vote at the Prairie Stockholders Meeting or any adjournment thereof;

(d) by Prairie, if any of the conditions specified in Sections 7.1 (except 7.1(a)) and 7.2 above have not been met or waived by Prairie at such time as such condition can no longer be satisfied, provided that with respect to any breach by Integra or Sub of any of their representations, warranties or covenants hereunder, only if such breach cannot be or is not cured within fifteen (15) days after written notice of such breach is given by Prairie to Integra;

(e) by Integra, if any of the conditions specified in Sections 7.1 (except 7.1(a)) and 7.3 above have not been met or waived by Integra at such time as such condition can no longer be satisfied, provided that with respect to any breach by Prairie of any of its representations, warranties or covenants hereunder, only if such breach cannot be or is not cured within fifteen (15) days after written notice of such breach is given by Integra to Prairie; or

(f) by Integra, if (i) the management of Prairie or its board of directors, for any reason, fails to call and hold the Prairie Stockholders Meeting within forty-five (45) days of the date on which the Registration Statement becomes effective or if such meeting is adjourned, then within twenty (20) days of such adjournment, (ii) the board of directors of Prairie does not publicly recommend in the Proxy Statement that Prairie’s stockholders approve and adopt this Agreement, (iii) after recommending in the Proxy Statement that such stockholders approve and adopt this Agreement, the board of directors of Prairie has withdrawn, modified or amended such recommendation in any manner adverse to Integra, or (iv) the board of directors of Prairie has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose to engage in any of the following involving Prairie or any Prairie Subsidiary: (A) any proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of Prairie, any Prairie Subsidiary or any business line of Prairie of any Prairie Subsidiary, (B) any tender offer, exchange offer or offer to purchase equity securities that if consummated would result in any person beneficially owning (as defined by Rule 13d-3 promulgated under the Exchange Act) twenty percent (20%) or more of any class of equity securities of Prairie or any Prairie Subsidiary, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Prairie or any Prairie Subsidiary, other than the transactions contemplated by this Agreement (each a “Competing Transaction”).

(g) by Prairie at any time during the five-day period commencing on the Determination Date, if both of the following conditions are satisfied:

(i) the Average Closing Price shall be less than $21.243, and

(ii) (A) the quotient obtained by dividing the Average Closing Price by $25.749 (the “Integra Ratio”) shall be less than (B) the Index Ratio minus 0.175;

Subject to the following:

(1) Prairie must give written notice of its election to terminate this Agreement pursuant to this Section 8.1(g) to Integra, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date;

(2) during the five-day period commencing upon Integra’s receipt of such notice, Integra shall have the option of paying additional Merger Consideration, at Integra’s election, in either the form of Integra Common Stock, cash or a combination thereof (the “Additional Consideration”) in compliance with the following sentence. Specifically, Integra shall pay such Additional Consideration so that the value of the aggregate Per Share Stock Consideration or Adjusted Per Share Stock Consideration, as the case may be (prior to adjustment for the Additional Consideration), together with the Additional Consideration (whether in cash or stock) shall be valued at an amount which is no less than the lesser of (i) $21.243 multiplied by the aggregate Per Share Stock Consideration or Adjusted Per Share Stock Consideration, as the case may be (prior to adjustment for the Additional Consideration), or (ii) the product of the Index Ratio and $25.749 multiplied by the aggregate Per Share Stock Consideration or Adjusted Per Share Stock Consideration, as the case may be (prior to adjustment for the Additional Consideration);

(3) the election contemplated by clause (2) Section 8.1(g) shall be made by Integra giving notice to Prairie of such election and the Per Share Common Stock Consideration as adjusted (or the Adjusted Per Share Common Stock Consideration as further adjusted, as the case may be), whereupon no termination shall be deemed to have occurred pursuant to this 8.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Common Stock Consideration or the Adjusted Per Share Common Stock Consideration shall have been so adjusted, as the case may be), and any references in this Agreement to “Per Share Common Stock Consideration” or “Adjusted Per Share Common Stock Consideration” shall thereafter be deemed to refer to adjusted amount pursuant to this Section 8.1(g);

(4) if the Closing Date shall occur during the five-day period Prairie’s option to terminate pursuant to this Section 8.1(g) is in effect, the Closing Date shall be extended until a date selected by Integra no more than ten calendar days following the close of such five-day period.

For purposes of this Section 8.1(g), the following terms shall have the following meanings:

“Average Closing Price” shall mean the average closing price per share of Integra Common Stock on the Nasdaq Global Market for the 20 trading days ending on the last trading date prior to the Determination Date.

“Determination Date” shall mean the tenth calendar day preceding the Closing Date (the tenth day to be determined by counting the day preceding the Closing Date as the first day).

“Index Group” shall mean the eighteen bank holding companies listed below (each a “Peer Company”). In the event that: (i) the common stock of any Peer Company is no longer publicly traded on the Determination Date; or (ii) any Peer Company issues a public announcement of a proposal to be acquired by or to acquire another company in a transaction with a value exceeding 25% of the Peer Company’s market capitalization, such Peer Company shall be removed from the Index Group, and the weights (which have been determined based upon market capitalization) shall be redistributed proportionately for purposes of determining the Index Price. The Peer Companies and the weights attributed to them are as follows:

	Market	Percent
Peer Company	Capitalization	Weighting
	(Millions)

1st Source Corporation	$641.3	4.97
Amcore Financial Inc.	743.6	5.63
Capitol Bancorp, Ltd.	716.7	5.36
Chemical Financial Corporation	722.8	5.51
Citizens Banking Corporation	1,105.6	8.38
Community Trust Bancorp	564.1	4.27
First Financial Bancorporation	617.9	4.72
First Financial Corporation	426.7	3.25
First Indiana Corporation	427.3	3.20
First Merchants Corporation	436.2	3.34
First Midwest Bancorporation	1,857.9	14.03
Heartland Financial USA Inc.	442.7	3.34
Independent Bank Corporation	558.5	4.26
Lakeland Financial Corporation	282.2	2.15
Midwest Banc Holdings Inc.	598.5	4.57
Park National Corporation	1,416.0	10.65
Republic Bancorp Inc.	977.5	7.41
WesBanco Inc.	646.1	4.98

Total	$13,181.6	100.00

“Index Price” shall mean the weighted average (weighted in accordance with the Index Group’s “Percent Weighting” listed above) of the closing sales prices of the Peer Companies determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal) for the five trading days ending on the last trading date prior to the Starting Date or Determination Date, whichever is applicable.

“Index Ratio” shall be the Index Price as determined on the Determination Date divided by the Index Price as determined on the Starting Date.

“Starting Date” shall mean the date of this Agreement.

If any Peer Company or Integra declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the price for the common stock of such Peer Company or Integra, as the case may be, shall be appropriately adjusted to apply this Section.

Section 8.2  Non-Survival of Representations, Warranties and Agreements.  The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1 above, as the case may be; provided, however, that if the Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.4, 5.8, 5.20, 8.2 and 8.5 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that the last two sentences of Section 5.5 and all of Sections 8.5 and 8.10 hereof will in all events survive any termination of this Agreement.

Section 8.3  Waiver and Amendment.  Subject to applicable provisions of the DGCL, any provision of this Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 8.3 which is signed by the party or parties sought to be bound thereby.

Section 8.4  Entire Agreement.  This Agreement, together with the Bank Merger Agreement and the Prairie Disclosure Letter, constitutes the entire agreement among the parties with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

Section 8.5  Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement will be governed by and construed in accordance with the laws of the State of Indiana except to the extent that the DCGL governs certain requirements of the Merger and federal law governs certain requirements of the Bank Merger. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in a federal or state court within Vanderburgh County, Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any law or in equity. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

Section 8.6  Certain Definitions; Headings.

(a) For purposes of this Agreement, the following terms shall have the indicated meanings:

(i) “Affiliate”, “associate” and “Significant Subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

(ii) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(iii) “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any Governmental Entity relating to (A) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

(iv) “Hazardous Substance” means (A) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (B) any “oil,” as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (C) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (D) any asbestos or asbestos-containing materials, polychlorinated biphenyls in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde or atmospheric radon; (E) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (F) industrial, nuclear or medical by-products; (G) any lead based paint or coating and (H) any underground storage tank.

(v) “Knowledge” with respect to: (1) an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (2) a party hereto means that such party will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as an executive officer of such party (or in any similar capacity) has Knowledge of such fact or other matter.

(vi) “Loan Portfolio Properties, Trust Properties and Other Properties” means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by Integra or Prairie, as the case may be, or any of their subsidiaries whether directly, as an agent, trustee or other fiduciary or otherwise.

(vii) “Market Price” means the average of the per share closing prices on the Nasdaq Global Market of Integra Common Stock for the twenty (20) consecutive trading days ending at the end of the third trading day immediately preceding the Closing Date.

(viii) “Material Adverse Effect” means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Prairie and its subsidiaries, taken as a whole, or Integra and its subsidiaries, taken as a whole, as the case may be, or the ability of Prairie or Integra, as the case may be, to consummate the transactions contemplated hereby provided, however, a Material Adverse Effect does not include a material adverse change in general economic, political or financial conditions, including without limitation as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States) that affects the banking industry generally. The effect of any action taken by Prairie solely pursuant to Section 5.2(f) above shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

(ix) “Person” means an individual, corporation, partnership, association, trust, limited liability company or unincorporated organization.

(x) “Subsidiary” of Prairie, Integra or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Prairie, Integra or any other person, as the case may be (either alone, through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

(xi) “Tax” or “Taxes” means all (A) federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Taxing Authority,

including all income, franchise, profits, capital gains, capital stock, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, alternative minimum, add-on, value-added, capital, withholding and other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, interest and penalties (civil or criminal), additional amounts imposed by any Taxing Authority on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and (B) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (A) above as a transferee, successor or payable pursuant to a contractual obligation.

(xii) “Taxing Authority” means the Internal Revenue Service and any other governmental authority responsible for the administration of any Tax.

(xiii) “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

(b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

Section 8.7  Notices.  All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

If to Integra or Sub to:

Integra Bank Corporation
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Attention: Martin M. Zorn
Fax No. (812) 464-9825

With a copy to:

Baker & Daniels LLP
600 East 96th, Suite 600
Indianapolis, Indiana 46204
Attention: David C. Worrell
Fax No. (317) 569-4800

If to Prairie to:

Prairie Financial Corporation
7661 S. Harlem Avenue
Bridgeview, Illinois 60455
Attention: Bradley M. Stevens
Fax No. (708) 599-9082

With a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: John E. Freechack
Fax No. (312) 984-3150

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

Section 8.8  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

Section 8.9  Parties in Interest; Assignment.  Except for Sections 2.1 through 2.4 above (which are intended to be for the benefit of the stockholders of Prairie and holders of Unexercised Options to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.4 and 5.8 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other parties to this Agreement no party shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

Section 8.10  Effect of Termination; Expenses and Fees.

(a) In the event of termination of this Agreement by either Integra or Prairie as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except as set forth in this Section 8.10, Section 8.5 and the last two sentences of Section 5.5, which shall survive any termination of this Agreement.

(b) If this Agreement is terminated by:

(i) Integra because: (A) Prairie committed a breach of its covenants or agreements under this Agreement (but not a breach of its representations or warranties); or (B) there is a breach of Prairie’s representations or warranties as of the Agreement Date, unless, in either case, such breach is a result of the failure by Integra to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such breach or breaches, individually or in the aggregate, which does not result or would not result in a Material Adverse Effect on Prairie (in each case described in clauses (A) or (B), a “Prairie Breach Termination”); or

(ii) Integra because Prairie’s stockholders fail to approve this Agreement on or before March 31, 2007 and such failure was not a result of any action or inaction on the part of Integra (a “Prairie Stockholder Termination”);

and provided in the case of both clauses (i) and (ii), Integra is in material compliance with all of its material obligations under this Agreement, then in the event of a Prairie Breach Termination, Prairie shall pay to Integra, upon its written demand, an amount equal to the sum of Integra’s reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein (the “Integra Expenses”), but not in excess of two hundred thousand dollars ($200,000), plus an amount equal to one million dollars ($1,000,000), and in the event of a Prairie Stockholder Termination, Prairie shall pay to Integra, upon its written demand, an amount equal to the sum of Integra’s Expenses, but not in excess of two hundred thousand Dollars ($200,000).

(c) In addition to any payments described in Section (b), if there is a Prairie Breach Termination or a Prairie Stockholder Termination, and within eighteen (18) months after such termination of this Agreement

Prairie enters into an agreement, contract, letter of intent or understanding with any party other than Integra providing for the acquisition of control of Prairie or Prairie Bank by such other party, then:

(i) if the prior termination of this Agreement was a Prairie Breach Termination, Prairie shall pay to Integra, upon its written demand, the additional sum of three million eight hundred thousand dollars ($3,800,000); or

(ii) if the prior termination of this Agreement was a Prairie Stockholder Termination, Prairie shall pay to Integra, upon its written demand, the additional sum of four million eight hundred thousand dollars ($4,800,000);

provided, however, that in each such case, the provisions of this Section 8.10 shall in no way limit Integra’s rights against any such third party.

For purposes of this Section 8.10, the phrase “control of Prairie or Prairie Bank” means the acquisition by any such third party of: (x) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Exchange Act) of greater than twenty percent (20%) of the then issued and outstanding voting stock of Prairie or Prairie Bank through any transaction to which Prairie, Prairie Bank or any Affiliate of Prairie or Prairie Bank is a party (other than by transfers among or between members of a family, caused by redemptions or repurchases of Prairie capital stock by Prairie or by issuance of shares of Prairie Common Stock or other securities to holders of record of Prairie Common Stock as of the date hereof); or (y) all or substantially all of the assets of Prairie or Prairie Bank (except transfers to an Affiliate of Prairie or Prairie Bank).

(d) If this Agreement is terminated by Integra pursuant to Section 8.1(f)(i), (ii) or (iii) after a Competing Transaction has been publicly announced or otherwise communicated or made known to the senior management of Prairie or the Prairie Board of Directors at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Prairie contemplated by this Agreement at the Prairie Stockholders Meeting, then Prairie shall pay to Integra, upon its written demand, by wire transfer of immediately available funds to an account designated by Integra, the sum of four million eight hundred thousand dollars ($4,800,000), plus an amount equal to the sum of Integra’s Expenses, but not in excess of two hundred thousand dollars ($200,000).

(e) If this Agreement is terminated by Integra pursuant to Section 8.1(f)(iv) after a Competing Transaction has been publicly announced or otherwise communicated or made known to the senior management of Prairie or the Prairie Board of Directors at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Prairie contemplated by this Agreement at the Prairie Stockholders Meeting, and subsequently, the stockholders of Prairie do not approve the Merger at the Prairie Stockholders Meeting or any adjournment thereof as contemplated hereunder, then Prairie shall pay to Integra, upon its written demand, by wire transfer of immediately available funds to an amount designated by Integra, the sum of four million eight hundred thousand dollars ($4,800,000), plus an amount equal to the sum of Integra’s Expenses, but not in excess of two hundred thousand dollars ($200,000).

(f) The sums payable by Prairie under this Sections 8.10(b), (c), (d) and (e) shall be made by wire transfer of immediately available funds to an account designated by Integra and shall constitute liquidated damages and Integra’s receipt thereof shall be Integra’s sole and exclusive remedy under this Agreement for all breaches of this Agreement by Prairie or failure by its stockholders to approve this Agreement.

(g) If this Agreement is terminated by Prairie because (i) Integra committed a breach of its covenants or agreements under this Agreement (but not a breach of its representations or warranties); or (ii) there is a breach of Integra’s representations or warranties as of the Agreement Date, unless, in either case, such breach is a result of the failure by Prairie to perform and comply in all material respects with any of its material obligations under or on the date required hereunder, or such breach or breaches, individually or in the aggregate, do not result in or would not result in a Material Adverse Effect on Integra, then Prairie shall be entitled to recover any and all amounts and shall have any and all rights to which it may be entitled at law or in equity.

(h) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

Section 8.11  Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 8.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

Section 8.13  Update and Supplement to Disclosure Letters.   Prairie and Integra shall be permitted to update and supplement their respective disclosure letters so as to disclose exceptions to one or more representations or warranties contained in Article III hereof in the case of Integra and Sub and Article IV hereof in the case of Prairie which are a result of events which occur after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (a) no exceptions or other information set forth on any such updated or supplemented disclosure letter shall be deemed to cure any representation or warranty which was not true and correct as of the date of this Agreement, (b) the exceptions and other information set forth on any such updated or supplemented disclosure letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 7.3 in the case of Integra and Sub, and Section 7.2 hereof in the case of Prairie shall have been satisfied, and (c) this Section 8.13 shall not relieve any party of its obligations under any covenant set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

INTEGRA BANK CORPORATION (“Integra”)

By:	/s/ Michael Vea
Name: Michael Vea
Its: President

PFC MERGER CORP. (“Sub”)

By:	/s/ Martin Zorn
Name: Martin M. Zorn
Its: President

PRAIRIE FINANCIAL CORPORATION (“Prairie”)

By:	/s/ Bradley M. Stevens
Name: Bradley M. Stevens

Its:	Chairman, President and Chief Executive Officer

EXHIBIT A

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (“Agreement”) is dated as of October   , 2006, between Integra Bank National Association, a national banking association (“Integra Bank”), Evansville, Vanderburgh County, Indiana, and Prairie Bank & Trust Company, an Illinois banking corporation (“Prairie Bank”), Bridgeview, Cook County, Illinois.

WITNESSETH:

WHEREAS, as of the date hereof, the outstanding capital stock of Integra Bank consists of 470,000 shares of Common Stock, $10.00 par value per share (the “Integra Bank Stock”);

WHEREAS, all of the Integra Bank Stock is owned of record and beneficially by Integra Bank Corporation, an Indiana corporation (“Integra”);

WHEREAS, as of the date hereof, the outstanding capital stock of Prairie Bank consists of           shares of Common Stock, $15.00 par value per share (the “Prairie Bank Stock”);

WHEREAS, all of the Prairie Bank Stock is owned of record and beneficially by Prairie Financial Corporation, a Delaware corporation (“Prairie”);

WHEREAS, Integra and Prairie are parties to an Agreement and Plan of Merger dated as of October   , 2006 (the “Merger Agreement”) relating to the merger of Prairie with a subsidiary of Integra (the “Holding Company Merger”); and

WHEREAS, the Boards of Directors of Integra Bank, Prairie Bank, Integra and Prairie have all approved the merger of Prairie Bank with and into Integra Bank (the “Bank Merger”).

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and for the purpose of prescribing the terms and conditions of the Bank Merger, the mode of carrying the same into effect, the manner, basis and such other details and provisions as are deemed necessary or desirable, the parties hereto agree as follows:

1.  THE BANK MERGER.

(a) The Bank Merger.  Pursuant to the provisions of the National Bank Act, as amended (the “NBA”), and the Illinois Banking Act (the “Illinois Banking Laws”), Prairie Bank shall be merged with and into Integra Bank, with Integra Bank to survive the Bank Merger as the surviving bank (the “Surviving Bank”).

(b) Effective Time of the Bank Merger.  The Bank Merger shall become effective at the time specified in the certificate approving the Bank Merger issued by the Comptroller of the Currency which shall be 12:01 a.m. on the first calendar day following the date on which the Holding Company Merger becomes effective. The time at which the Bank Merger becomes effective is hereinafter referred to as the “Effective Time.”

2.  CONVERSION OF CAPITAL STOCK.  At the Effective Time, each share of Prairie Bank Stock then outstanding shall, by virtue of the Bank Merger and without any action by the holder or issuer thereof, be surrendered, retired and canceled and each share of Integra Bank Stock shall be converted into one share of common stock, $10.00 par value, of the Surviving Bank. No provision is made herein for the rights of dissenters under either the NBA or the Illinois Banking Laws because Integra, the owner of all of the outstanding shares of the Integra Bank Stock, and Prairie, the owner of all of the outstanding shares of the Prairie Bank Stock, have each approved the Bank Merger.

3.  EFFECT OF THE BANK MERGER

(a) General.  At the Effective Time, Prairie Bank shall be merged with and into Integra Bank and the separate existence of Prairie Bank shall cease. The Surviving Bank shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a banking association organized under the NBA. The Surviving Bank shall possess all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action and all and every other interest, of or belonging to or due to Integra Bank or Prairie Bank and the same shall be deemed taken and transferred to and vested in the Surviving Bank without further act or deed, and the title to any such property or rights, or any interest therein, vested in Integra Bank or Prairie Bank shall not revert to or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall be liable for all the liabilities and obligations of Integra Bank and Prairie Bank in the same manner and to the same extent as if the Surviving Bank had itself incurred such liabilities and obligations and had contracted therefor, and any claim existing or any action or proceeding pending by or against Integra Bank or Prairie Bank may be prosecuted to judgment as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place. Neither the rights of creditors, nor any liens upon the property of Integra Bank or Prairie Bank shall be impaired by the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.

(b) Name.  The Surviving Bank shall operate under the name of “Integra Bank National Association”.

(c) Principal Office.  The principal office of the Surviving Bank shall be located at 227 Main Street, Evansville, Indiana.

(d) Articles of Association and By-Laws.  The Articles of Association and By-Laws of Integra Bank shall be the Articles of Association and the By-Laws of the Surviving Bank.

(e) Directors and Officers.  As of the Effective Time, the Board of Directors of the Surviving Bank will consist of those directors of Integra Bank in office immediately prior to the Effective Time. As of the Effective Time, the officers of the Surviving Bank will consist of those officers of Integra Bank in office immediately prior to the Effective Time. The directors and officers shall hold office until such time as their respective successors have been elected and qualified.

4.  TERMINATION.  Notwithstanding anything herein to the contrary, this Agreement may be terminated only by written agreement between the parties.

5.  REGULATORY APPROVAL; THIRD PARTIES

(a) Regulatory Approval.  Integra Bank and Prairie Bank shall each use their best efforts to obtain all approvals of any banking regulatory agency of the United States or of the State of Illinois whose approval is necessary in order for the transactions contemplated hereby to comply with federal or state laws, and each shall take all action proper or advisable to obtain such approvals. Integra Bank and Prairie Bank shall cause to be prepared and filed any and all such applications or submissions necessary to obtain such approvals.

(b) Information.  Integra Bank and Prairie Bank shall each furnish the other with all information reasonably required for inclusion in any application made by Integra Bank or Prairie Bank to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

(c) Consents of Third Parties.  Integra Bank and Prairie Bank shall obtain written consents to the transactions contemplated hereby to the extent that such consents are necessary to prevent the consummation of such transactions from constituting a breach of, or a default under, any agreement to which either of them is a party.

(d) Other Legal Requirements.  Integra Bank and Prairie Bank shall comply with all other legal requirements relating to or resulting from the Merger, including any notifications required to be given to depositors under the Federal Deposit Insurance Act, as amended, after the Effective Time.

6.  MISCELLANEOUS

(a) Waiver and Amendment.  Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and this Agreement may be amended, modified or supplemented at any time, and from time to time (either before or after the shareholders of Integra Bank and Prairie Bank have approved the Bank Merger) pursuant to due authorization of the Boards of Directors of the parties hereto. No such waiver, amendment or modification shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

(b) Entire Agreement.  This Agreement and the Merger Agreement contain the entire agreement between Integra Bank and Prairie Bank with respect to the Bank Merger.

(c) Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the laws of the State of Illinois.

(d) Descriptive Headings.  The descriptive headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, all as of the date and year first above written.

INTEGRA BANK NATIONAL ASSOCIATION

By:
                         ,

Attest:
                         ,

PRAIRIE BANK & TRUST COMPANY

By:
                         ,

Attest:

                         ,

EXHIBIT B

FORM OF AFFILIATE AGREEMENT

          , 200

Integra Bank Corporation
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Attention:

Re:	Agreement and Plan of Merger, dated October , 2006 (the “Merger Agreement”), by and among Integra Bank Corporation (“Integra”), PFC Merger Corp. (“Sub”) and Prairie Financial Corporation (“Prairie”)

Gentlemen:

I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Prairie, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Prairie owned by me as of the effective time of the merger of Prairie with a subsidiary of Integra as contemplated by the Merger Agreement (the “Merger”) will be converted into the right to receive shares of common stock of Integra (“Shares”) and cash. This letter is delivered to Integra pursuant to Section 5.17 of the Merger Agreement.

1. I represent and warrant to Integra and agree that:

A. I shall not make any sale, transfer or other disposition of the Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

B. I understand that the issuance of the Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an “affiliate” of Prairie and because any distributions by me of the Shares shall not be registered under the Securities Act, such Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Integra some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Shares.

2. I understand and agree that:

A. Stop transfer instructions shall be issued with respect to the Shares and there shall be placed on the certificates representing such Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

“The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with Integra Bank Corporation pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of Integra Bank Corporation only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to Integra Bank Corporation, that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder.”

B. Unless the transfer by me of Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Integra reserves the right to place the following legend on the Certificates issued to my transferee:

“The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available.”

I understand and agree that the legends set forth above shall be removed by delivery of substitute Certificates without any legend if I deliver to Integra a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Integra, to the effect that no such legend is required for the purpose of the Securities Act.

I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Shares by me.

Very truly yours

AMENDMENT TO AGREEMENT
AND PLAN OF MERGER

THIS AMENDMENT (“Amendment”) is made and dated as of December 15, 2006 by and among Integra Bank Corporation, an Indiana corporation (“Integra”), PFC Merger Corp., a Delaware corporation (“Sub”), and Prairie Financial Corporation, a Delaware corporation (“Prairie”).

RECITALS

WHEREAS, Integra, Sub and Prairie are parties to the Agreement and Plan of Merger dated as of October 5, 2006 (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 8.3 thereof;

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

1. All capitalized terms used in this Amendment and not defined herein shall have the meanings provided in the Agreement.

2. The last sentence of Section 2.2(c) of the Agreement is hereby amended to read as follows:

“For purposes of this Section 2.2(c), the Merger Consideration shall be $217.53 per share of Prairie Common Stock.”

3. Except as expressly amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused such Amendment to be duly executed as of the day and year first above written.

INTEGRA BANK CORPORATION

By:	/s/ Michael T. Vea
Michael T. Vea,
Chairman, President and
Chief Executive Officer

PFC MERGER CORP.

By:	/s/ Martin M. Zorn
Martin M. Zorn,
President

PRAIRIE FINANCIAL CORPORATION

By:	/s/ Bradley M. Stevens
Bradley M. Stevens,
Chairman, President
and Chief Executive Officer

SECOND AMENDMENT TO AGREEMENT
AND PLAN OF MERGER

THIS SECOND AMENDMENT (“Amendment”) is made and dated as of March 2, 2007 by and among Integra Bank Corporation, an Indiana corporation (“Integra”), PFC Merger Corp., a Delaware corporation (“Sub”), and Prairie Financial Corporation, a Delaware corporation (“Prairie”).

RECITALS

WHEREAS, Integra, Sub and Prairie are parties to the Agreement and Plan of Merger dated as of October 5, 2006, as amended December 15, 2006 (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 8.3 thereof;

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

1.  All capitalized terms used in this Amendment and not defined herein shall have the meanings provided in the Agreement.

2.  The first sentence of Section 6.1 of the Agreement is hereby amended by inserting the following phrase immediately prior to the period:

”, or such other date as is mutually agreed to by the parties.”

3.  Section 8.1(b) of the Agreement is hereby amended to read as follows:

“by Integra or Prairie if the Merger shall not have been consummated on or before May 15, 2007;”

4.  Section 8.10(b)(ii) of the Agreement is hereby amended to read as follows:

“Integra because Prairie’s stockholders fail to approve this Agreement on or before May 15, 2007 and such failure was not a result of any action or inaction on the part of Integra (a “Prairie Stockholder Termination”);”

5.  Except as expressly amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused such Amendment to be duly executed as of the day and year first above written.

INTEGRA BANK CORPORATION

By:	/s/ Michael T. Vea
Michael T. Vea,
Chairman, President and
Chief Executive Officer

PFC MERGER CORP.

By:	/s/ Martin M. Zorn
Martin M. Zorn,
President

PRAIRIE FINANCIAL CORPORATION

By:	/s/ Bradley M. Stevens
Bradley M. Stevens,
Chairman, President
and Chief Executive Officer

ANNEX B

SECTION 262
OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

October 5, 2006
Board of Directors
Prairie Financial Corporation
7661 South Harlem Avenue
Bridgeview, IL 60455

Dear Members of the Board:

We understand that Integra Bank Corporation, an Indiana corporation (“Integra”), PFC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Integra (“Sub”), and Prairie Financial Corporation, a Delaware corporation (“Prairie”), are about to enter into an Agreement and Plan of Merger (the “Agreement”), to be dated October 5, 2006, pursuant to which Prairie and Sub will merge, with Prairie as the surviving entity and wholly owned subsidiary of Integra (the “Merger”). In connection with the Merger, except as provided for in the Agreement, at the Effective Time, each then outstanding share of Prairie Common Stock will be converted into the right to receive either: (A) if and only if the conditions set forth in Section 7.3(d) of the Agreement with respect to the election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the ‘Code”), are satisfied, 5.914 shares of common stock, stated value $1.00 per share and the related rights to purchase shares of Series A Preferred Stock, no par value, which are attached to and trade with such shares (“Integra Common Stock”), of Integra and $65.26 in cash; or (B) if the conditions set forth in Section 7.3(d) of the Agreement are not satisfied, 5.760 shares of Integra Common Stock and $63.57 in cash. The shares of Integra Common Stock and cash provided for in either clause (A) or (B) of the preceding sentence are referred to herein as the “Merger Consideration.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the shareholders of Prairie.

Hovde Financial, Inc. (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

www.hovde.com

1824 Jefferson Place, NW Washington, DC 20036 Telephone 202.775.8109 Facsimile 202.293.5287	1629 Colonial Parkway Inverness, IL 60067 Telephone 847.991.6622 Facsimile 847.991.5928	222 N. Sepulveda Boulevard #1306 El Segundo, CA 90245 Telephone 310-535-0030 Facsimile 310-535-9203	3908 S. Ocean Boulevard, Suite M122 Highland Beach, FL 33487 Telephone 561.279.7199 Facsimile 561.278.5856

We were retained by Prairie to act as its financial advisor in connection with the Agreement and the Merger. We will receive compensation from Prairie in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Additionally, Prairie has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement and all attachments thereto;

(ii)	reviewed certain historical publicly available business and financial information concerning Prairie and Integra;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Prairie and Integra;

(iv)	analyzed certain financial projections prepared by the management of Prairie;

(v)	held discussions with members of the senior managements of Prairie and Integra for the purpose of reviewing the future prospects of Prairie and Integra;

(vi)	reviewed historical market prices and trading volumes of Integra Common Stock;

(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

(viii)	evaluated the pro forma ownership of Integra Common Stock by the holders of Prairie Common Stock relative to the pro forma contribution of Prairie’s assets, liabilities, equity and earnings to the combined company;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Prairie and Integra and in the discussions with the managements of Prairie and Integra. In that regard, we have assumed that such financial information, including, without limitation, information relating to under-performing and nonperforming assets and net charge-offs, has been reasonably prepared on a basis reflecting the best informed judgments and estimates of Prairie and Integra. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances made by the subsidiaries of Prairie and Integra are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Prairie, Integra or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Prairie, Integra or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Prairie, Integra and their subsidiaries. In rendering this opinion, we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Integra or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of Integra or any of the surviving corporations after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which Integra Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Prairie Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the Prairie Common Stock.

This letter is solely for the information of the Board of Directors of Prairie and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the shareholders of Prairie in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid to the shareholders of Prairie pursuant to the Agreement is fair, from a financial point of view.

Sincerely,

/s/ Hovde Financial, Inc.

HOVDE FINANCIAL, INC.

ANNEX D

PRAIRIE FINANCIAL CORPORATION
Bridgeview, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Prairie Financial Corporation
Bridgeview, Illinois

We have audited the accompanying consolidated balance sheets of Prairie Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prairie Financial Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC

Oak Brook, Illinois
December 18, 2006

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
	(In thousands of dollars, except share data)

ASSETS
Cash and due from banks	$6,428	$5,790
Federal funds sold	14,410	—

Cash and cash equivalents	20,838	5,790
Securities available-for-sale	80,164	73,018
Loans, net of allowance for loan losses of $5,028 in 2005 and $3,667 in 2004	410,542	339,570
Cash surrender value of life insurance	9,464	7,609
Federal Home Loan Bank and Federal Reserve Bank stock	1,936	1,765
Premises and equipment, net	6,816	6,763
Accrued interest receivable and other assets	3,284	2,523

Total assets	$533,044	$437,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand — non-interest-bearing	$39,558	$38,019
NOW and money market	111,036	44,858
Savings	16,025	21,043
Time, $100 and over	86,893	82,819
Other time	224,353	195,724

Total deposits	477,865	382,463
Federal funds purchased	—	5,020
Federal Home Loan Bank advances	6,000	9,000
Note payable	3,000	—
Subordinated debt	5,000	5,000
Accrued interest payable and other liabilities	5,795	3,948

Total liabilities	497,660	405,431
Stockholders’ equity
Common stock, $1 par value; 700,000 shares authorized; shares issued — 533,697 in 2005 and 530,197 in 2004	534	530
Surplus	11,439	11,267
Retained earnings	24,163	19,399
Accumulated other comprehensive income (loss)	(704)	459
Treasury stock, 1,200 shares at cost	(48)	(48)

Total stockholders’ equity	35,384	31,607

Total liabilities and stockholders’ equity	$533,044	$437,038

See accompanying notes to consolidated financial statements.

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005 and 2004

	2005	2004
	(In thousands of dollars, except per share data)

Interest income
Loans	$29,680	$20,248
Securities
Taxable	2,282	1,856
Exempt from federal income tax	750	673
Federal funds sold	486	77
Other	19	9

Total interest income	33,217	22,863
Interest expense
Deposits	12,789	7,178
Federal Home Loan Bank advances	317	476
Federal funds purchased	117	23
Subordinated debt	360	264
Note payable	52	2

Total interest expense	13,635	7,943

Net interest income	19,582	14,920
Provision for loan losses	1,679	955

Net interest income after provision for loan losses	17,903	13,965
Noninterest income
Service charges on deposit accounts	1,259	1,106
Derivative loss	(500)	—
Net gain on sales of securities	94	292
Trust fees	163	160
Increase in cash surrender value of life insurance	336	297
Other	370	336

Total noninterest income	1,722	2,191
Noninterest expense
Salaries and benefits	5,778	4,789
Occupancy	1,144	891
Furniture and equipment	534	448
Data processing	476	429
Other operating expenses	2,989	2,576

Total noninterest expense	10,921	9,133

Income before income taxes	8,704	7,023
Income tax expense	132	122

Net income	$8,572	$6,901

Earnings per share
Basic	$16.11	$13.94
Diluted	15.65	13.48

See accompanying notes to consolidated financial statements.

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2005 and 2004

			Accumulated
			Other
	Common		Comprehensive		Total
	Stock and	Retained	Income	Treasury	Stockholders’
	Surplus	Earnings	(Loss)	Stock	Equity
	(In thousands of dollars)

Balance at January 1, 2004	$7,601	$14,090	$1,159	$(48)	$22,802
Comprehensive income
Net income	—	6,901	—	—	6,901
Change in fair value of securities, net of reclassification effects	—	—	(700)	—	(700)

Total comprehensive income					6,201
Issuance of common stock (50,000 shares)	3,223	—	—	—	3,223
Exercise of stock options (68,997 shares)	920	—	—	—	920
Tax benefit from exercise of stock options	53	—	—	—	53
Cash distributions to stockholders	—	(1,592)	—	—	(1,592)

Balance at December 31, 2004	11,797	19,399	459	(48)	31,607
Comprehensive income
Net income	—	8,572	—	—	8,572
Change in fair value of securities, net of reclassification effects	—	—	(1,163)	—	(1,163)

Total comprehensive income					7,409
Exercise of stock options (3,500 shares)	175	—	—	—	175
Tax benefit from exercise of stock options	1	—	—	—	1
Cash distributions to stockholders	—	(3,808)	—	—	(3,808)

Balance at December 31, 2005	$11,973	$24,163	$(704)	$(48)	$35,384

See accompanying notes to consolidated financial statements.

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005 and 2004

	2005	2004
	(In thousands of dollars)

Cash flows from operating activities
Net income	$8,572	$6,901
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	594	441
Provision for loan losses	1,679	955
Deferred loan fees	45	449
Net gain on sales of securities	(94)	(292)
Amortization of premiums and discounts on securities	74	237
Federal Home Loan Bank stock dividends	(66)	(399)
Derivative loss	500	—
Increase in cash surrender value of life insurance	(336)	(297)
Net loss on sales of other real estate and other foreclosed assets	—	3
Change in accrued interest receivable and other assets	(760)	(409)
Change in accrued interest payable and other liabilities	1,347	1,401

Net cash provided by operating activities	11,555	8,990
Cash flows from investing activities
Sales of securities available-for-sale	21,178	21,907
Maturities and calls of securities available-for-sale	9,738	15,740
Purchases of securities available-for-sale	(39,205)	(61,860)
Net increase in loans	(73,167)	(79,354)
Sale of Federal Home Loan Bank stock	—	4,000
Purchase of Federal Reserve Bank stock	(105)	(68)
Investment in life insurance policies	(1,519)	(1,500)
Sales of land and equipment	29	14
Purchases of premises and equipment, net	(676)	(719)
Sales of other real estate and other foreclosed assets	471	1,250
Investments in other real estate owned	—	(82)

Net cash used in investing activities	(83,256)	(100,672)
Cash flows from financing activities
Net increase in deposits	95,402	93,376
Repayment of Federal Home Loan Bank advances	(3,000)	(1,000)
Change in federal funds purchased	(5,020)	(3,970)
Proceeds from note payable	3,000	—
Issuance of common stock	—	3,223
Exercise of stock options	175	920
Cash distributions to stockholders	(3,808)	(1,592)

Net cash provided by financing activities	86,749	90,957

Net change in cash and cash equivalents	15,048	(725)
Cash and cash equivalents at beginning of year	5,790	6,515

Cash and cash equivalents at end of year	$20,838	$5,790

Supplemental disclosures
Interest paid	$13,123	$7,469
Income taxes paid	104	79
Transfer from loans to other real estate owned and other foreclosed assets	471	248

See accompanying notes to consolidated financial statements.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
(Table amounts in thousands of dollars, except per share data)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  The consolidated financial statements include the accounts of Prairie Financial Corporation (the Corporation) and its wholly owned subsidiary, Prairie Bank and Trust Company (the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations:  The Corporation, through the Bank subsidiary, provides commercial banking services through its five offices located in Bridgeview, Joliet, Plainfield, Chicago, and Mokena, Illinois. The Corporation’s primary services include accepting deposits and making commercial, consumer, and mortgage loans. The majority of the Corporation’s revenue comes from commercial and retail lending, deposit activities, and investments in securities. The Corporation’s loan customers are concentrated in the Chicago metropolitan area. Most loans are secured by specific collateral, including commercial and residential real estate and other business and consumer assets. Commercial loans are expected to be repaid from cash flow from operations of businesses. Construction loans are primarily for residential real estate projects and are expected to be repaid from the sales of completed units.

Use of Estimates in the Preparation of Financial Statements:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Securities Available-for-Sale:  Securities available-for-sale are carried at fair value, with unrealized gains and losses reported in other comprehensive income and as a separate component of stockholders’ equity. Interest income includes amortization of premium and accretion of discount, computed by the interest method. Gains and losses on the sale of securities available-for-sale are computed using the specific identification method.

Other securities, such as Federal Home Loan Bank stock and Federal Reserve stock, are carried at cost.

Loans and Loan Income:  Loans are stated net of the allowance for loan losses and deferred loan fees. Interest on loans is recognized as income over the term of the loan based on the amount of principal outstanding. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield over the loan term.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses. Increases to the allowance are recorded by a provision for loan losses charged to expense. The allowance is decreased by loan charge-offs net of recoveries. Management estimates the allowance based on past loss experience; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors that are subject to change over time. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

Loans are considered impaired if full principal or interest payments according to the respective loan agreements are not anticipated. Impaired loans are carried at the present value of expected cash flows

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans based on cash flow or collateral analysis.

Premises and Equipment:  Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated primarily on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lease term. Maintenance and repairs are expensed as incurred, while major improvements are capitalized.

Other Real Estate Owned:  Real estate owned, other than that used in the normal course of business, is carried at the lower of cost or fair value less estimated costs to sell. A reduction to fair value from the related loan basis at the time of acquisition/foreclosure is accounted for as a loan loss. Any subsequent reductions in fair value less estimated costs to sell are recorded by charges to expense and a corresponding valuation allowance on the related real estate.

Bank-Owned Life Insurance:  The Bank has purchased life insurance policies on certain officers. Bank-owned life insurance is recorded at its cash surrender value or the amount that can be realized.

Derivatives:  All derivative instruments are recorded at their fair values. Beginning in 2005, the change in fair value of derivative instruments is charged or credited to income. The fair value of derivatives decreased to $500,000 in 2005 and is reported on the statement of income as derivative loss. Prior to 2005, changes in fair values of derivatives were not material to the consolidated financial statements. None of the derivative instruments outstanding at December 31, 2005 meet the criteria for hedge accounting under the shortcut method in Statement of Financial Accounting Standards No. 133.

Income Taxes:  Effective January 1, 1999, the Corporation elected to be taxed under Subchapter S of the Internal Revenue Code. Consequently, taxable income of the Corporation flows through to the tax returns of the individual stockholders. Income tax expense is primarily due to the Illinois Replacement Tax, which is assessed on S corporations at 1.5% of taxable income.

Off-Balance-Sheet Financial Instruments:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Share:  Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the year. Diluted earnings per common share includes the dilutive effects of additional potential common shares issuable under stock options.

Stock Compensation:  The Corporation accounts for its stock option plan under Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Under APB 25, expense is recognized only if options are granted with exercise prices below the fair value of the stock on the grant date. Accordingly, no compensation expense has been recognized for the stock option plan in the financial statements. Statement of Financial Accounting Standards No. 123 (Statement 123), Accounting for Stock-Based Compensation, prescribes the fair value accounting method for determining compensation expense under stock option plans but allows corporations to use APB 25 if they provide pro forma information computed under the fair value method.

Had compensation cost for stock options been measured using Statement 123, net income and earnings per share in 2005 and 2004 would have been the same as reported on the consolidated statements of income.

Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income. Other comprehensive income consists of unrealized gains and losses on securities available-for-sale, which is also recognized as a separate component of equity.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Cash Flows:  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, non-interest-bearing deposits due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one-day periods. Net cash flows are reported for customer loan, deposit, and repurchase agreement transactions.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there now are such matters that will have a material effect on the financial statements.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current year presentation.

NOTE 2 — CASH AND CASH EQUIVALENTS

The Bank is required to maintain vault cash or non-interest-bearing balances with the Federal Reserve Bank of Chicago as reserves. The required reserves were approximately $1,219,000 and $1,000,000 at December 31, 2005 and 2004, respectively.

NOTE 3 — SECURITIES AVAILABLE-FOR-SALE

The fair values of securities available-for-sale at December 31 were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

2005
U.S. government-sponsored entities	$46,630	$5	$(650)
Municipal	21,263	118	(130)
Mortgage-backed	12,271	113	(160)

	$80,164	$236	$(940)

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

2004
U.S. government-sponsored entities	$36,248	$67	$(98)
Municipal	20,523	293	(102)
Mortgage-backed	16,247	382	(83)

	$73,018	$742	$(283)

The fair values of securities at December 31, 2005 by contractual maturity are scheduled below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately because they are not due at a single maturity.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities Available-for-Sale
Due in one year or less	$2,783
Due after one year through five years	30,814
Due after five years through ten years	25,090
Due after ten years	9,206
Mortgage-backed	12,271

$80,164

At December 31, 2005 and 2004, securities available-for-sale with carrying values of $16,246,000 and $23,423,000 were pledged to collateralize Federal Home Loan Bank advances, public deposits, fiduciary activities, and for other purposes as required or permitted by law.

Proceeds from the sales of securities available-for-sale and the gross realized gains and losses are as follows:

	2005	2004

Proceeds from sales	$21,178	$21,907
Gross realized gains	136	376
Gross realized losses	42	84

Securities with unrealized losses at year-end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

2005
U.S. government-sponsored entities	$28,305	$(401)	$12,241	$(249)	$40,546	$(650)
Municipal	9,994	(104)	1,254	(26)	11,248	(130)
Mortgage-backed	3,719	(28)	2,334	(132)	6,053	(160)

Total temporarily impaired	$42,018	$(533)	$15,829	$(407)	$57,847	$(940)

2004
U.S. government-sponsored entities	$15,884	$(98)	$—	$—	$15,884	$(98)
Municipal	6,254	(102)	—	—	6,254	(102)
Mortgage-backed	2,599	(83)	—	—	2,599	(83)

Total temporarily impaired	$24,737	$(283)	$—	$—	$24,737	$(283)

The Corporation evaluates securities for other-than-temporary impairment on a periodic basis. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies or sponsored entities, whether downgrades by bond rating agencies have occurred, and the results of review of the issuer’s financial condition.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unrealized losses have not been recognized into income because management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. Fair value is expected to recover as the securities approach maturity.

NOTE 4 — LOANS

Loans consisted of the following at year end:

	2005	2004

Real estate
Construction	$246,448	$210,078
Commercial	79,093	66,159
Home equity	18,954	17,563
1-4-family residential	20,743	5,527
Multi-family residential	2,970	269

Total real estate loans	368,208	299,596
Commercial	45,621	41,325
Consumer	3,229	3,759

Total loans	417,058	344,680
Deferred loan fees	(1,488)	(1,443)
Allowance for loan losses	(5,028)	(3,667)

Loans, net	$410,542	$339,570

Certain executive officers and directors and companies with which they are affiliated are loan customers of the Bank. Loans outstanding to these related parties, including unused lines of credit, were approximately $6,228,000 and $6,725,000 at December 31, 2005 and 2004.

Off-balance-sheet financial instruments, such as loan commitments, unused lines of credit, and letters of credit, are issued to meet customer financing needs. These are agreements to provide credit as long as conditions established in the contract are met and may expire without being used. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The contractual amounts of financial instruments with off-balance-sheet risk at year end follow.

	2005	2004

Unused lines of credit and loan commitments	$107,701	$113,351
Letters of credit	5,658	3,757

A summary of the changes in the allowance for loan losses follows:

	2005	2004

Balance at beginning of year	$3,667	$2,864
Provision for loan losses	1,679	955
Loans charged off	(363)	(223)
Recoveries on loans previously charged off	45	71

Balance at end of year	$5,028	$3,667

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans were as follows:

	2005	2004

Year-end loans with no allocated allowance for loan losses	$—	$—
Year-end loans with allocated allowance for loan losses	1,043	1,132

Total impaired loans	$1,043	$1,132

Amount of the allowance for loan losses allocated	$263	$164
Average impaired loans during the year	2,792	1,235

Interest income on impaired loans was not material in 2005 or 2004.

Nonperforming loans at year end consist of the following:

	2005	2004

Nonaccrual loans	$32	$1,132
Other loans 90 days or more past due in accrual status	1,008	306

Total nonperforming loans	$1,040	$1,438

NOTE 5 — PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at year end:

	2005	2004

Building and improvements	$5,678	$5,592
Furniture and equipment	3,079	2,536
Land	1,216	1,216

Total cost	9,973	9,344
Less accumulated depreciation	(3,157)	(2,581)

	$6,816	$6,763

NOTE 6 — DEPOSITS

At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$243,604
2007	24,500
2008	13,113
2009	14,616
2010	10,413
Thereafter	5,000

$311,246

Total brokered certificates of deposits were $32,785,000 and $27,717,000 at December 31, 2005 and 2004.

Deposits due to executive officers and directors and companies with which they are affiliated were approximately $5,103,000 and $3,000,000 at December 31, 2005 and 2004.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 — FEDERAL HOME LOAN BANK ADVANCES

At December 31, advances from the Federal Home Loan Bank of Chicago were as follows:

Maturity Date	Interest Rate	2005	2004

February 28, 2005	6.18%	$—	$3,000
January 17, 2011	4.80	4,000	4,000
January 17, 2011	4.55	2,000	2,000

		$6,000	$9,000

Securities carried at approximately $6,615,000 are pledged as collateral for the Federal Home Loan Bank advances. Both of the advances are callable.

NOTE 8 — NOTE PAYABLE

The Corporation’s note payable consists of a $5,000,000 line of credit with a correspondent bank. The line of credit is unsecured and matures on May 3, 2006. Interest is payable quarterly at a variable rate (6.28% at December 31, 2005). The outstanding balance under the line of credit was $3,000,000 and $0 at December 31, 2005 and 2004.

NOTE 9 — SUBORDINATED DEBT

A trust formed by the Corporation issued $5,000,000 of three-month LIBOR plus 3.58% floating rate trust preferred securities in 2001 as part of a pooled offering of such securities. The Corporation issued subordinated debt to the trust in exchange for all of the proceeds of the trust in preferred securities. The subordinated debt provides for an interest deferral on a cumulative basis at the option of the Corporation for up to 20 consecutive quarters. The Corporation may not declare or pay dividends or distributions on capital stock or redeem or purchase any of its capital stock during an interest deferral period. The Corporation has the right to redeem the subordinated debt, in whole or in part, on or after July 31, 2006 at a premium declining ratably to par on July 31, 2011.

In accordance with FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities and instead reports as liabilities the subordinated debt issued by the Corporation and held by the trust, as these are no longer eliminated in consolidation.

NOTE 10 — BENEFIT PLANS

A 401(k) plan allows employees to make contributions based on a percentage of their compensation. The Corporation matches a portion of the employees’ contributions. Contribution expense was $101,000 and $93,000 in 2005 and 2004.

The Corporation has a deferred compensation plan that covers all directors. Under the plan, the Corporation pays each participant, or his or her beneficiary, the amount of compensation deferred plus earnings thereon beginning with the individual’s termination of service. The participant may elect a lump-sum distribution or equal annual installments over a five-year period. Expense for the plan was $334,000 in 2005 and $212,000 in 2004. A deferred compensation liability of $1,860,000 and $1,209,000 has been recorded as of year-end 2005 and 2004.

The Corporation also has a Supplemental Employee Retirement Plan (SERP) that covers certain officers of the Corporation. A liability is accrued for the obligation under these plans. The expense (income) incurred for the SERP in 2005 and 2004 was $49,000 and $(29,000), resulting in a deferred compensation liability of $369,000 and $320,000 as of year-end 2005 and 2004.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 — EARNINGS PER SHARE

The following table presents a reconciliation of the components used to compute basic and diluted earnings per share:

	2005	2004

Basic earnings per share
Weighted-average common shares outstanding	531,970	495,190
Net income	$8,572	$6,901
Basic earnings per share	16.11	13.94
Diluted earnings per share
Weighted-average common shares outstanding	531,970	495,190
Dilutive effect of stock options	15,810	16,595

Diluted weighted average common shares outstanding	547,780	511,785
Net income	$8,572	$6,901
Diluted earnings per share	15.65	13.48

NOTE 12 — STOCK OPTIONS

The Corporation maintained a nonqualified stock option plan (the Plan) for key officers and directors. The Plan allowed for option grants for up to 120,000 shares. Option grants were at the discretion of the Board of Directors. All options authorized under the Plan were granted prior to 1998. The term of each option is no more than 15 years, commencing with the date of grant.

The options granted prior to January 1, 1999 vested over a three-year period, which ended during 1998. Separate from the plan discussed above, 1,200 nonqualified stock options were granted in 1999 by the approval of the Board of Directors. The options granted in 1999 vested immediately.

Options totaling 16,469 and 7,496 were granted to the Chief Executive Officer of the Bank and the Chair of the Bank in conjunction with the Corporation’s stock offerings in 1999 and 2004. All 23,965 of these options expire on February 20, 2007 and can be exercised at any time at the fair value of the Corporation’s stock price as of the exercise date. Both individuals are required to exercise all of their other options prior to exercising these options at fair market value.

Except for the 23,965 options granted with exercise prices equal to fair value of the stock at the exercise date, the option exercise prices reflect the common stock price at the date of grant.

The Corporation also maintains a stock incentive plan (the Incentive Plan). Under the Incentive Plan, directors, key employees, and consultants of the Corporation and the Bank are eligible to receive options to purchase shares of the Corporation’s common stock at a price fixed by the Compensation Committee of the Board of Directors. Options granted under the Incentive Plan may be exercisable for up to ten years and are not transferable. The Incentive Plan also provides for the grant of restricted stock awards and stock appreciation rights. Grants of stock options, restricted stock, and stock appreciation rights are at the discretion of the Compensation Committee, and the total shares subject to award cannot exceed 75,000 shares of the common stock of the Corporation. Awards become fully vested upon a change of control, as defined. As of December 31, 2005, 6,500 stock options have been granted under the Incentive Plan. No restricted stock or stock appreciation rights have been granted under the Incentive Plan.

During 2005, 3,500 options were exercised at $50.00 per share. During 2004, 68,997 options were exercised at $13.33 per share. No stock options were granted or forfeited in 2005 or 2004.

Options outstanding at December 31, 2005 were as follows.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Outstanding Options
		Weighted Average
		Remaining
		Contractual
		Life	Exercisable
Exercise Price	Shares	in Years	Options

$13.33	18,750	1.1	18,750
$41.00	1,200	3.1	1,200
Fair value as of the exercise date	23,965	1.1	23,965
$50.00	3,000	4.1	3,000

Outstanding at year end	46,915	1.4	46,915

NOTE 13 — DERIVATIVES AND HEDGING ACTIVITIES

The Corporation engages in interest rate swaps, which are used for asset liability management. These instruments involve underlying items, such as interest rates, and are designed to transfer risk. Notional amounts are amounts on which calculations and payments are based, but which do not represent credit exposure because credit exposure is limited to the amounts required to be received and paid. The Corporation’s derivatives are contracts between two parties. Except for $304,000 pledged by the Corporation to one counter-party, the contracts are not collateralized as of December 31, 2005.

In November and December of 2003, the Corporation entered into two separate interest rate swaps, each to hedge against the fair value of $5,000,000 of brokered certificates of deposit. In June of 2005, the Corporation entered into two additional interest rate swaps, each to hedge against the fair value of $5,000,000 of brokered certificates of deposit.

The hedged certificates of deposit in the November 2003 interest rate swap bear interest for the first three years at 3%, 3.25%, and 3.50% for the first three years, respectively, and mature on May 21, 2009. The interest rates on the certificates increase on each anniversary date as follows:

Year	Rate

2006	4.50%
2007	5.50
2008	7.25

The brokered certificates issued in November 2003 are callable semiannually beginning on November 21, 2004. The other party to the interest rate swap pays the Corporation the same rate as on the hedged certificates on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR minus one basis point, adjustable monthly. The other party may cancel the interest rate swap agreement semiannually beginning November 21, 2004.

The hedged certificates of deposit in the December 2003 interest rate swap bear interest at 4.25% and mature on June 30, 2010. The certificates are callable semiannually beginning on December 30, 2004. The other party to the interest rate swap pays the Corporation 4.25% on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR plus two basis points, adjustable monthly. The other party may cancel the interest rate swap agreement semiannually beginning on December 30, 2004.

The hedged certificates of deposit in the June 30, 2005 interest rate swap bear interest for the first year and a half at 4.00% and mature on June 30, 2015. The certificates are callable semiannually. The other party to the interest rate swap pays the Corporation the same rate as on the hedged certificates on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR plus

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one basis point. The other party may cancel the interest rate swap agreement semiannually beginning December 31, 2005. The interest rates on the certificates adjust to higher levels as follows:

Year	Rate

2007	4.50%
2008 through June 2011	5.00
Thereafter	7.00

The hedged certificates of deposit in the June 24, 2005 interest rate swap bear interest at 5.00% and mature on June 24, 2015. The certificates are callable semiannually. The other party to the interest rate swap pays the Corporation 5.00% on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR plus one basis point. The other party may cancel the interest rate swap agreement semiannually.

NOTE 14 — CAPITAL REQUIREMENTS

The Corporation and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

	Capital to Risk-
	Weighted Assets		Tier 1 Capital to
	Total	Tier 1	Average Assets

Well capitalized	10%	6%	5%
Adequately capitalized	8	4	4
Undercapitalized	6	3	3

Tier 1 capital consists of stockholders’ equity, excluding accumulated other comprehensive income, plus the subordinated debt. Total capital consists of Tier 1 capital plus the allowance for loan losses.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The capital levels and the regulatory minimum requirements for the Corporation (consolidated) and the Bank were as follows:

			Regulatory Minimum Requirements
			To be
			Adequately		To be
	Actual		Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005:
Total capital (to risk- weighted assets)
Consolidated	$46,116	10.2%	$36,346	8.0%	$45,433	10.0%
Bank	48,928	10.8	36,326	8.0	45,408	10.0
Tier 1 capital (to risk- weighted assets)
Consolidated	41,088	9.0	18,173	4.0	27,260	6.0
Bank	43,900	9.7	18,163	4.0	27,245	6.0
Tier 1 capital (to average assets)
Consolidated	41,088	7.6	21,509	4.0	26,886	5.0
Bank	43,900	8.2	21,499	4.0	26,873	5.0
As of December 31, 2004:
Total capital (to risk- weighted assets)
Consolidated	$39,816	10.6%	$30,044	8.0%	$37,555	10.0%
Bank	38,779	10.3	30,019	8.0	37,523	10.0
Tier 1 capital (to risk- weighted assets)
Consolidated	36,149	9.6	15,022	4.0	22,533	8.0
Bank	35,112	9.3	15,009	4.0	22,514	6.0
Tier 1 capital (to average assets)
Consolidated	36,149	8.6	16,870	4.0	21,087	5.0
Bank	35,112	8.3	16,857	4.0	21,071	5.0

At December 31, 2005, the Bank was considered well capitalized by its regulators. Management is not aware of any changes to this classification.

NOTE 15 — COMMITMENTS

The Corporation has entered into an employment agreement with an executive officer. Under certain circumstances, as defined, the agreement provides that, upon termination without cause or as a result of death or disability, the employee or his beneficiaries shall be entitled to receive all salary and benefits for a period of six months. The original term of the employment contract was through February 20, 2003. The contract automatically renews on a year-to-year basis.

The Corporation leases branch office space in Mokena, Illinois. The Corporation occupied the Mokena, Illinois space effective July 1, 2002. The lease is for a ten-year term and has two five-year optional renewal periods. The Corporation is also obligated to pay its share of common area costs, plus real estate taxes and insurance, applicable to the leased premises.

In December 2004, the Corporation began leasing branch office space in Chicago, Illinois. The lease is for a five-year term and has two five-year optional renewal periods. The Corporation is also obligated to pay its share of common area costs, plus real estate taxes and insurance, applicable to the leased premises.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Corporation leases its main office space in Bridgeview under an operating lease agreement, which expires in 2009 and includes a five-year renewal option. The Corporation is also obligated to pay its share of common area costs, plus real estate taxes and insurance, applicable to the leased premises.

Rent expense, including common costs, was $572,000 in 2005 and $460,000 in 2004. The estimated minimum rental payments under the terms of the leases are as follows, assuming that common costs are the same as in 2005:

Years Ended December 31,	Amount

2006	$617
2007	633
2008	637
2009	471
2010	372
Thereafter	422

$3,152

NOTE 16 — OTHER COMPREHENSIVE INCOME

Other comprehensive income (loss) components were as follows:

	2005	2004

Losses on securities available-for-sale during the year	$(1,069)	$(408)
Less reclassification adjustment for gains included in net income	(94)	(292)

Other comprehensive loss	$(1,163)	$(700)

NOTE 17 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments were as follows at year end:

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash and cash equivalents	$20,838	$20,838	$5,790	$5,790
Securities available-for-sale	80,164	80,164	73,018	73,018
Loans receivable, net	410,542	409,377	339,570	342,242
Federal Home Loan Bank and Federal Reserve Bank stock	1,936	1,936	1,765	1,765
Accrued interest receivable	2,793	2,793	1,937	1,937
Financial liabilities
Deposits	477,865	480,647	382,521	383,653
Federal funds purchased	—	—	5,020	5,020
Federal Home Loan Bank advances	6,000	6,020	9,000	9,427
Note payable	3,000	3,000	—	—
Subordinated debt	5,000	5,000	5,000	5,000
Interest rate swaps	675	675	58	58
Accrued interest payable	1,714	1,714	1,202	1,202

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The methods and assumptions used to estimate fair value are described as follows:

The carrying amount is the estimated fair value for cash and cash equivalents, federal funds sold and purchased, Federal Home Loan Bank and Federal Reserve Bank stock, accrued interest receivable and payable, and non-interest-bearing deposits. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For loans and interest-bearing deposits, the fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of Federal Home Loan Bank advances and subordinated debt is based on current rates for similar financing. The fair value of derivatives is based on estimated market values for each item, primarily using counterparty quotes. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of off-balance-sheet items is not material.

Other assets and liabilities of the Corporation not defined as financial instruments, such as property and equipment, are not included in the above disclosures.

NOTE 18 — STOCK OFFERING

On December 23, 2003, the Corporation began a pre-emptive rights stock offering (the Offering) to raise additional capital. The Offering was closed on January 30, 2004. As a result of the stock offering, the Corporation issued 50,000 common shares at $65 per share or approximately $3,250,000. Offering expenses totaling $27,000 were netted against the proceeds.

NOTE 19 — MERGER

In October 2006, the Corporation entered into a merger agreement with Integra Bank Corporation (Integra). Under the terms of the merger agreement, the Corporation will be merged with a wholly owned subsidiary of Integra, and the Bank will be merged into Integra Bank N.A., Integra’s banking subsidiary. Upon completion of the merger, common stock of the Corporation will convert into the right to receive a combination of Integra common stock and cash. The merger transaction is expected to close on or about March 2007, subject to regulatory approval and approval by the Corporation’s stockholders.

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
September 30, 2006 and December 31, 2005

	September 30,	December 31,
	2006	2005
	(Unaudited)
	(In thousands of dollars)

ASSETS
Cash and due from banks	$6,833	$6,428
Federal funds sold	—	14,410

Total cash and cash equivalents	6,833	20,838
Securities available-for-sale	103,454	80,164
Loans, net	418,367	410,542
Cash surrender value of life insurance	9,759	9,464
Federal Home Loan Bank and Federal Reserve Bank Stock	1,621	1,936
Premises and equipment, net	6,445	6,816
Accrued interest receivable and other assets	4,254	3,284

Total assets	$550,733	$533,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits — non-interest bearing	$41,084	$39,558
NOW and money market deposits	86,065	111,036
Savings deposits	12,800	16,025
Time deposits	320,198	311,246

Total deposits	460,147	477,865
Federal Home Loan Bank advances	20,000	6,000
Federal funds purchased	13,309	—
Notes payable	8,800	3,000
Subordinated debt	—	5,000
Accrued interest payable and other liabilities	7,752	5,795

Total liabilities	510,008	497,660
Common stock	534	534
Surplus	11,439	11,439
Retained earnings	29,213	24,163
Treasury stock	(48)	(48)
Accumulated other comprehensive income (loss)	(413)	(704)

Total stockholders’ equity	40,725	35,384

Total liabilities and stockholders’ equity	$550,733	$533,044

See accompanying notes to the consolidated financial statements

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
Nine months ended September 30, 2006 and 2005

	2006	2005
	(Unaudited)
	(Dollars in thousands, except per share data)

Interest income
Loans	$29,095	$21,166
Securities
Taxable	1,910	1,666
Exempt from federal income tax	1,259	550
Federal funds sold and other	480	157

Total interest income	32,744	23,539
Interest expense
Deposits	14,356	8,664
Subordinated debt	254	259
Other borrowings	719	386

Total interest expense	15,329	9,309

Net interest income	17,415	14,230
Provision for loan losses	1,180	1,054

Net interest income after provision	16,235	13,176
Noninterest income
Service charges on deposit accounts	971	898
Derivative gain (loss)	53	(297)
Net gain on sales of securities	36	94
Other	657	637

Total noninterest income	1,717	1,332
Noninterest expense
Salaries and benefits	4,844	4,186
Occupancy, furniture and equipment	1,285	1,279
Subordinated debt prepayment penalty	387	—
Other operating expenses	2,991	2,618

Total noninterest expense	$9,507	$8,083

Income before income taxes	8,445	6,425
Income tax expense	131	93

Net income	$8,314	$6,332

Earnings per share
Basic	$15.61	$11.91
Diluted	15.08	11.56

See accompanying notes to the consolidated financial statements

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Nine months ended September 30, 2006 and 2005

			Accumulated
			Other
	Common		Comprehensive		Total
	Stock and	Retained	Income	Treasury	Stockholders’
	Surplus	Earnings	(Loss)	Stock	Equity
	(Unaudited)
	(In thousands of dollars)

Balance at December 31, 2005	$11,973	$24,163	$(704)	$(48)	$35,384
Comprehensive Income
Net income	—	8,314	—	—	8,314
Change in fair value of securities, net of reclassification effects	—		291	—	291

Total comprehensive income					8,605
Cash distributions to stockholders	—	(3,264)			(3,264)

Balance at September 30, 2006	$11,973	$29,213	$(413)	$(48)	$40,725

			Accumulated
			Other
	Common		Comprehensive		Total
	Stock and	Retained	Income	Treasury	Stockholders’
	Surplus	Earnings	(Loss)	Stock	Equity

Balance at December 31, 2004	$11,797	$19,399	$459	$(48)	$31,607
Comprehensive Income
Net income	—	6,332	—	—	6,332
Change in fair value of securities, net of reclassification effects	—	—	(435)	—	(435)

Total comprehensive income					5,897
Exercise of stock options (3,500 shares)	175	—	—	—	175
Tax benefit from exercise of stock options	1	—	—	—	1
Cash distributions to stockholders	—	(2,721)	—	—	(2,721)

Balance at September 30, 2005	$11,973	$23,010	$24	$(48)	$34,959

See accompanying notes to the consolidated financial statements

PRAIRIE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended September 30, 2006 and 2005

	2006	2005
	(Unaudited)
	(In thousands of dollars)

Cash flows from operating activities
Net income	$8,314	$6,332
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	478	441
Provision for loan losses	1,180	1,054
Deferred loan fees	(351)	(12)
Net gain on sales of securities	(36)	(94)
Amortization of premiums and discounts on securities	(64)	91
Federal Home Loan Bank stock dividends	—	(53)
Derivative (gain) loss	(53)	297
Increase in cash surrender value of life insurance	(295)	(246)
Change in accrued interest receivable and other assets	(824)	(904)
Change in accrued interest payable and other liabilities	2,010	538

Net cash provided by operating activities	10,359	7,444
Cash flows from investing activities
Sales of securities available-for-sale	14,043	20,995
Maturities and calls of securities available-for-sale	9,910	7,903
Purchases of securities available-for-sale	(46,852)	(20,851)
Net increase in loans	(8,800)	(51,997)
Sale of Federal Home Loan Bank stock	345	—
Purchase of Federal Reserve Bank stock	(30)	(105)
Investment in life insurance policies	—	(1,519)
Sales of land and equipment	—	29
Purchases of premises and equipment, net	(107)	(313)
Sales of other real estate and other foreclosed assets	—	471

Net cash used in investing activities	(31,491)	(45,387)
Cash flows from financing activities
Net increase (decrease) in deposits	(17,718)	89,242
Repayment of Federal Home Loan Bank advances	—	(3,000)
Proceeds from Federal Home Loan Bank advances	14,000	—
Repayment of subordinated debt	(5,000)	—
Change in federal funds purchased	13,309	(5,020)
Proceeds from note payable	5,800	1,750
Exercise of stock options	—	175
Cash distributions to stockholders	(3,264)	(2,721)

Net cash provided by financing activities	7,127	80,426

Net change in cash and cash equivalents	(14,005)	42,483
Cash and cash equivalents at beginning of year	20,838	5,790

Cash and cash equivalents at end of period	$6,833	$48,273

Supplemental disclosures
Interest paid	$13,428	$9,035
Income taxes paid	134	104
Transfer from loans to other real estate owned	146	471

See accompanying notes to the consolidated financial statements

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006 and 2005

(Unaudited)
(Table amounts in thousands of dollars, except per share data)

NOTE 1 —	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation:  The consolidated financial statements include the accounts of Prairie Financial Corporation (the Corporation) and its wholly owned subsidiary, Prairie Bank and Trust Company (the Bank). All significant inter-company accounts and transactions have been eliminated in consolidation.

The interim financial information included herein as of and for the periods ended September 30, 2006 and 2005 is unaudited. Certain information and notes required by accounting principles generally accepted in the United States of America for annual financial statements are not included herein. Accordingly, these interim financial statements should be read in conjunction with the Corporation’s consolidated financial statements and notes thereto as of and for the years ended December 31, 2005 and 2004 included elsewhere in this document.

In the Corporation’s opinion, all adjustments necessary for a fair presentation of these consolidated interim financial statements have been included and are of a normal and recurring nature. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results expected for the entire year ending December 31, 2006.

The consolidated balance sheet as of December 31, 2005 was derived from the Corporation’s December 31, 2005 audited financial statements.

Nature of Operations:  The Corporation, through the Bank subsidiary, provides commercial banking services through its five offices located in Bridgeview, Joliet, Plainfield, Chicago, and Mokena, Illinois. The Corporation’s primary services include accepting deposits and making commercial, consumer, and mortgage loans. The majority of the Corporation’s revenue comes from commercial and retail lending, deposit activities, and investments in securities. The Corporation’s loan customers are concentrated in the Chicago metropolitan area. Most loans are secured by specific collateral, including commercial and residential real estate and other business and consumer assets. Commercial loans are expected to be repaid from cash flow from operations of businesses. Construction loans are primarily for residential real estate projects and are expected to be repaid from the sales of completed units.

Use of Estimates in the Preparation of Financial Statements:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 — SECURITIES AVAILABLE-FOR-SALE

The fair values of securities available-for-sale at September 30, 2006 and December 31, 2005 were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

September 30, 2006
U.S. government-sponsored entities	$44,414	$19	$(518)
Municipal	50,874	384	(140)
Mortgage-backed	8,166	4	(162)

	$103,454	$407	$(820)

December 31, 2005
U.S. government-sponsored entities	$46,630	$5	$(650)
Municipal	21,263	118	(130)
Mortgage-backed	12,271	113	(160)

	$80,164	$236	$(940)

The fair values of securities at September 30, 2006 by contractual maturity are scheduled below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately because they are not due at a single maturity.

Securities Available-for-Sale

Due in one year or less	$2,821
Due after one year through five years	26,608
Due after five years through ten years	28,934
Due after ten years	36,925
Mortgage-backed	8,166

$103,454

At September 30, 2006 and December 31, 2005, securities available-for-sale with carrying values of $35,167,000 and $16,246,000 were pledged to collateralize Federal Home Loan Bank advances, public deposits, fiduciary activities, and for other purposes as required or permitted by law.

Proceeds from the sales of securities available-for-sale and the gross realized gains and losses are as follows:

	September 30,	December 31,
	2006	2005

Proceeds from sales	$14,043	$21,178
Gross realized gains	68	136
Gross realized losses	32	42

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 — LOANS

Loans consisted of the following:

	September 30,	December 31,
	2006	2005

Real estate
Construction	$244,734	$246,448
Commercial	76,405	79,093
Home equity	19,244	18,954
1-4-family residential	26,607	20,743
Multi-family residential	4,512	2,970

Total real estate loans	371,502	368,208
Commercial	50,813	45,621
Consumer	3,104	3,229

Total loans	425,419	417,058
Deferred loan fees	(1,137)	(1,488)
Allowance for loan losses	(5,915)	(5,028)

Loans, net	$418,367	$410,542

Certain executive officers and directors and companies with whom they are affiliated are loan customers of the Bank. Loans outstanding to related parties, including unused lines of credit, were approximately $4,826,000 and $6,228,000 at September 30, 2006 and December 31, 2005.

Off-balance-sheet financial instruments, such as loan commitments, unused lines of credit, and letters of credit, are issued to meet customer financing needs. These are agreements to provide credit as long as conditions established in the contract are met and may expire without being used. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The contractual amounts of financial instruments with off-balance-sheet risk at September 30, 2006 and December 31, 2005 follow.

	September 30,	December 31,
	2006	2005

Unused lines of credit and loan commitments	$103,503	$107,701
Letters of credit	1,720	5,658

A summary of the changes in the allowance for loan losses follows for the nine months ended September 30, 2006 and the year ended December 31, 2005

	September 30,	December 31,
	2006	2005

Balance at beginning of period	$5,028	$3,667
Provision for loan losses	1,180	1,679
Loans charged off	(313)	(363)
Recoveries on loans previously charged off	20	45

Balance at end of period	$5,915	$5,028

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans were as follows:

	September 30,	December 31,
	2006	2005

Period-end loans with no allocated allowance for loan losses	$—	$—
Period-end loans with allocated allowance for loan losses	2,525	1,043

Total impaired loans	$2,525	$1,043

Amount of the allowance for loan losses allocated	$217	$263
Average impaired loans during the period	1,071	2,792

Nonperforming loans consist of the following:

	September 30,	December 31,
	2006	2005

Nonaccrual loans	$1,786	$32
Other loans 90 days or more past due in accrual status	68	1,008

Total nonperforming loans	$1,854	$1,040

NOTE 4 — DERIVATIVES AND HEDGING ACTIVITIES

The Corporation engages in interest rate swaps and floors, which are used for asset liability management. Interest rate swaps are used to economically hedge the fair value of certain certificate of deposit liabilities. In 2006 two interest rate floors were purchased to hedge the cash flows from adjustable rate loans. These instruments involve underlying items, such as interest rates, and are designed to transfer risk. Notional amounts are amounts on which calculations and payments are based, but which do not represent credit exposure because credit exposure is limited to the amounts required to be received and paid. The Corporation’s derivatives are contracts between two parties. Except for $774,000 pledged by the Corporation to two counter-parties, the contracts are not collateralized as of September 30, 2006.

None of the derivative instruments outstanding at September 30, 2006 or December 31, 2005 meet the criteria for hedge accounting in Statement of Financial Accounting Standards No. 133.

In November and December of 2003, the Corporation entered into two separate interest rate swaps, each to hedge against the fair value of $5,000,000 of brokered certificates of deposit. In June of 2005, the Corporation entered into two additional interest rate swaps, each to hedge against the fair value of $5,000,000 of brokered certificates of deposit.

The hedged certificates of deposit in the November 2003 interest rate swap bear interest for the first three years at 3%, 3.25%, and 3.50% respectively and mature on May 21, 2009. The interest rates on the certificates increase on each anniversary date as follows:

Year	Rate

2006	4.50%
2007	5.50
2008	7.25

The brokered certificates issued in November 2003 are callable semiannually beginning on November 21, 2004. The other party to the interest rate swap pays the Corporation the same rate as on the hedged certificates on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR minus one basis point, adjustable monthly. The other party may cancel the interest rate swap agreement semiannually beginning November 21, 2004.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The hedged certificates of deposit in the December 2003 interest rate swap bear interest at 4.25% and mature on June 30, 2010. The certificates are callable semiannually beginning on December 30, 2004. The other party to the interest rate swap pays the Corporation 4.25% on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR plus two basis points, adjustable monthly. The other party may cancel the interest rate swap agreement semiannually beginning on December 30, 2004.

The hedged certificates of deposit in the June 30, 2005 interest rate swap bear interest for the first year and a half at 4.00% and mature on June 30, 2015. The certificates are callable semiannually. The other party to the interest rate swap pays the Corporation the same rate as on the hedged certificates on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR plus one basis point. The other party may cancel the interest rate swap agreement semiannually beginning December 31, 2005. The interest rates on the certificates adjust to higher levels as follows:

Year	Rate

2007	4.50%
2008 through June 2011	5.00
Thereafter	7.00

The hedged certificates of deposit in the June 24, 2005 interest rate swap bear interest at 5.00% and mature on June 24, 2015. The certificates are callable semiannually. The other party to the interest rate swap pays the Corporation 5.00% on the $5,000,000 notional amount of the swap. The Corporation pays interest on the notional amount at one-month LIBOR plus one basis point. The other party may cancel the interest rate swap agreement semiannually.

The Corporation purchased two interest rate floors in January 2006. The first interest rate floor was purchased for $112,000 and has a term from January 23, 2006 to January 23, 2009. The other party to the floor pays the Corporation on the $10,000,000 notional amount to the extent the USD Prime Rate is less than 7.50%. The second interest rate floor was purchased for $246,000 and has a term from January 23, 2006 to January 23, 2011. The other party to the floor pays the Corporation on the $10,000,000 notional amount to the extent the USD Prime Rate is less than 7.50%.

NOTE 5 — STOCK OPTIONS

The Corporation maintained a nonqualified stock option plan (the Plan) for key officers and directors. The Plan allowed for option grants for up to 120,000 shares. Option grants were at the discretion of the Board of Directors. All options authorized under the Plan were granted prior to 1998. The term of each option is no more than 15 years, commencing with the date of grant.

The options granted prior to January 1, 1999 vested over a three-year period, which ended during 1998. Separate from the plan discussed above, 1,200 nonqualified stock options were granted in 1999 by the approval of the Board of Directors. The options granted in 1999 vested immediately.

Options totaling 16,469 and 7,496 were granted to the Chief Executive Officer of the Bank and the Chair of the Bank in conjunction with the Corporation’s stock offerings in 1999 and 2004. All 23,965 of these options expire on February 20, 2007 and can be exercised at any time at the fair value of the Corporation’s stock price as of the exercise date. Both individuals are required to exercise all of their other options prior to exercising these options at fair market value.

Except for the 23,965 options granted with exercise prices equal to fair value of the stock at the exercise date, the option exercise prices reflect the common stock price at the date of grant.

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Corporation also maintains a stock incentive plan (the Incentive Plan). Under the Incentive Plan, directors, key employees, and consultants of the Corporation and the Bank are eligible to receive options to purchase shares of the Corporation’s common stock at a price fixed by the Compensation Committee of the Board of Directors. Options granted under the Incentive Plan may be exercisable for up to ten years and are not transferable. The Incentive Plan also provides for the grant of restricted stock awards and stock appreciation rights. Grants of stock options, restricted stock, and stock appreciation rights are at the discretion of the Compensation Committee, and the total shares subject to award cannot exceed 75,000 shares of the common stock of the Corporation. Awards become fully vested upon a change of control, as defined. As of September, 2006, 6,500 stock options have been granted under the Incentive Plan. No restricted stock or stock appreciation rights have been granted under the Incentive Plan.

No options were exercised in the nine months ended September 30, 2006. During 2005, 3,500 options were exercised at $50.00 per share. No stock options were granted or forfeited in 2006 or 2005.

Options outstanding at September 30, 2006 and December 31, 2005, all of which are exercisable, are summarized below:

		Weighted
		Average	Weighted
		Remaining	Average
September 30, 2006		Contractual	Exercise
Exercise Price	Shares	Life in Years	Price

$13.33	18,750	0.4	$13.33
$41.00	1,200	2.3	41.00
Fair value as of exercise date	23,965	0.4
$50.00	3,000	3.4	50.00

	46,915	0.7	19.57

		Weighted
		Average	Weighted
		Remaining	Average
December 31, 2005		Contractual	Exercise
Exercise Price	Shares	Life in Years	Price

$13.33	18,750	1.1	13.33
$41.00	1,200	3.1	41.00
Fair value as of exercise date	23,965	1.1
$50.00	3,000	4.1	50.00

	46,915	1.4	19.57

PRAIRIE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	EARNINGS PER SHARE

The following table presents a reconciliation of the components used to compute basic and diluted earnings per share for the periods ending September 2006 and 2005:

	2006	2005

Basic earnings per share
Weighted-average common shares
outstanding	532,497	531,792
Net income	$8,314	$6,332
Basic earnings per share	15.61	11.91
Diluted earnings per share
Weighted-average common shares
outstanding	532,497	531,792
Dilutive effect of stock options	18,839	15,810

Diluted weighted-average common shares
outstanding	551,366	547,602
Net income	$8,314	$6,332
Diluted earnings per share	15.08	11.56

NOTE 7 — MERGER

In October 2006, the Corporation entered into a merger agreement with Integra Bank Corporation (Integra). Under the terms of the merger agreement, the Corporation will be merged with a wholly owned subsidiary of Integra, and the Bank will be merged into Integra Bank N.A., Integra’s banking subsidiary. Upon completion of the merger, common stock of the Corporation will convert into the right to receive a combination of Integra common stock and cash. The merger transaction is expected to close on or about March 2007, subject to regulatory approval and approval by the Corporation’s stockholders.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers

The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding to which the director or officer was a party because of serving as a director or officer of the corporation.

The Registrant may also voluntarily undertake to provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the Board of Directors must have determined that such persons acted in good faith in what they reasonably believed to be the best interests of the Registrant (or at the last not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful).

In addition, the Registrant has a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

ITEM 21.	Exhibits and Financial Statement Schedules

Exhibits:

A list of the exhibits included as a part of this Registration Statement is set forth on the list of exhibits immediately preceding such exhibits and is incorporated herein by reference.

Financial Statement Schedules:

Not applicable.

ITEM 22.	Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

•	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on this 7th day of March, 2007.

INTEGRA BANK CORPORATION

By:	/s/ Michael T. Vea
Michael T. Vea
Chairman of the Board, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael T. Vea Michael T. Vea	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2007

/s/ Martin M. Zorn Martin M. Zorn	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 7, 2007

/s/ Michael B. Carroll Michael B. Carroll	Senior Vice President and Controller (Principal Accounting Officer)	March 7, 2007

/s/ Sandra Clark Berry* Sandra Clark Berry	Director	March 7, 2007

/s/ Dr. H. Ray Hoops* Dr. H. Ray Hoops	Director	March 7, 2007

/s/ Thomas W. Miller* Thomas W. Miller	Director	March 7, 2007

/s/ Roxy M. Baas* Roxy M. Baas	Director	March 7, 2007

/s/ George D. Martin* George D. Martin	Director	March 7, 2007

/s/ Richard M. Stivers* Richard M. Stivers	Director	March 7, 2007

/s/ Robert W. Swan* Robert W. Swan	Director	March 7, 2007

Signature	Title	Date

/s/ Robert D. Vance* Robert D. Vance	Director	March 7, 2007

/s/ William E. Vieth* William E. Vieth	Director	March 7, 2007

/s/ Daniel T. Wolfe* Daniel T. Wolfe	Director	March 7, 2007

*Signed pursuant to power of attorney on
March 7, 2007

By:	/s/ Martin M. Zorn
Martin M. Zorn

EXHIBIT INDEX

Exhibit	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of October 5, 2006, as amended, by and among Integra Bank Corporation, Prairie Financial Corporation and PFC Merger Corp. (included as Annex A to this proxy statement/prospectus).
2.2	Amendment to Agreement and Plan of Merger dated December 15, 2006, by and among Integra Bank Corporation, Prairie Financial Corporation and PFC Merger Corp. (included as Annex A to this proxy statement/prospectus).
3.1	Restated Articles of Incorporation of Integra Bank Corporation (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-A/A dated June 12, 1998).
3.2	Articles of Amendment dated May 17, 2000 of Integra Bank Corporation (incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the period ending September 30, 2000).
3.3	Articles of Amendment dated July 18, 2001 of Integra Bank Corporation (incorporated by reference to Exhibit 4.1).
3.4	By-Laws of Integra Bank Corporation (as amended through February 18, 2004)(incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
4.1	Rights Agreement, dated July 18, 2001, between Integra Bank Corporation and Integra Bank N.A., as Rights Agent. The Rights Agreement includes the form of Articles of Amendment setting forth terms of Series A Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K dated July 18, 2001).
4.2	Amendment to Rights Agreement dated September 15, 2004, between Integra Bank Corporation and Integra Bank N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-A/A dated September 16, 2004).
5.1	Opinion of Baker & Daniels LLP regarding legality of the securities being registered.**
8.1	Opinion of Crowe Chizek and Company LLC regarding certain federal income tax matters.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Hovde Financial LLC.**
23.3	Consent of Baker & Daniels LLP (included in Exhibit 5.1).
23.4	Consent of Crowe Chizek and Company LLC.*
23.5	Consent of Crowe Chizek and Company LLC (included in Exhibit 8.1).
24	Power of Attorney.**
99.1	Form of Proxy Card.**
99.2	Form of Letter of Transmittal.**
99.3	Consent to be named director.**
99.4	Consent to be named director.**

*	Filed herewith.

**	Previously filed.